                                                     FILED PURSUANT TO
                                                     RULE 424(b)(5)
                                                     REGISTRATION NO. 333-71290
PROSPECTUS SUPPLEMENT
(To Prospectus Dated October 26, 2001)

                        6,000,000 Equity Security Units

[LOGO] Northrop Grumman

                          7.25% Equity Security Units

   This is an offering of equity security units of Northrop Grumman Corporation.

   Each equity security unit has a stated amount of $100 and will initially consist of (a) a contract to purchase, for $100, shares of common stock of Northrop Grumman Corporation on November 16, 2004 and (b) a senior note with a principal amount of $100. The senior note will initially be held as a component of your unit and be pledged to secure your obligation to purchase our common stock under the related purchase contract.

   We will make quarterly contract adjustment payments to you under the purchase contract at the annual rate of 2.0% of the stated amount of $100 per purchase contract. In addition, you will receive quarterly interest payments on the senior note at the initial annual rate of 5.25%. We have the right to defer the contract adjustment payments until November 16, 2004 but not the interest payments on the senior note, as described in this prospectus supplement. The interest rate on the senior note will be reset, and the senior note remarketed, as described in this prospectus supplement. The senior notes are unsecured and rank equally with all of our other unsecured senior indebtedness. The units will be sold in a minimum number of 10 units.

   On November 15, 2001, the last reported sale price of our common stock on the New York Stock Exchange was $89.02 per share.

   The units have been approved for listing on the New York Stock Exchange under the symbol "NOC PrE."

   Concurrently with this offering, we are also offering 8,000,000 shares of our common stock. Neither offering is conditioned on the other.

   See "Risk Factors Relating to the Units" beginning on page S-25 and "Forward-Looking Statements and Important Factors" beginning on page S-29 to read about important factors you should consider before buying units.

                               -----------------

   Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

                               -----------------

                                                    Per Unit    Total
                                                    -------- ------------
      Public offering price........................ $100.00  $600,000,000
      Underwriting discount........................ $  3.00  $ 18,000,000
      Proceeds to Northrop Grumman, before expenses $ 97.00  $582,000,000

   The public offering price set forth above does not include accumulated contract adjustment payments and accrued interest, if any. Contract adjustment payments on the purchase contracts and interest on the senior notes will accrue from the date of original issuance of the units, expected to be November 21, 2001, and such amounts that have accrued from the date of issuance to the date of delivery must be paid by a purchaser if the units are delivered after November 21, 2001.

   To the extent that the underwriters sell more than 6,000,000 units, the underwriters have the option to purchase up to an additional 900,000 units from us at the initial public offering price less the underwriting discount.

   The underwriters of the concurrent offering of our common stock, which include the underwiters of this offering, will donate 25,000 of the 8,000,000 shares of common stock they are purchasing from us in the concurrent offering to the Twin Towers Fund. Each such underwriter's donation will be based on its proportionate participation in the concurrent offerings.

   The underwriters expect to deliver the units in book-entry form only through the facilities of The Depository Trust Company against payment in New York, New York, on November 21, 2001.

                               -----------------

                          Joint Bookrunning Managers

JPMorgan                                                   Salomon Smith Barney
                               -----------------

Goldman, Sachs & Co.     Lehman Brothers      Merrill Lynch & Co.      SG Cowen

                               -----------------

November 15, 2001

                               TABLE OF CONTENTS


                                                                     Page
                                                                     ----
                       Prospectus Supplement

SUMMARY.............................................................  S-3
RISK FACTORS RELATING TO THE UNITS.................................. S-25
FORWARD-LOOKING STATEMENTS AND IMPORTANT FACTORS.................... S-29
ACCOUNTING TREATMENT................................................ S-31
USE OF PROCEEDS..................................................... S-31
CAPITALIZATION...................................................... S-32
PRICE RANGE OF COMMON STOCK AND DIVIDEND POLICY..................... S-33
DESCRIPTION OF THE EQUITY SECURITY UNITS............................ S-34
DESCRIPTION OF THE SENIOR NOTES..................................... S-52
U.S. FEDERAL INCOME TAX CONSEQUENCES................................ S-55
ERISA CONSIDERATIONS................................................ S-62
UNDERWRITING........................................................ S-63
LEGAL MATTERS....................................................... S-65
EXPERTS............................................................. S-65
WHERE YOU CAN FIND MORE INFORMATION................................. S-65

                             Prospectus

ABOUT THIS PROSPECTUS...............................................    2
WHERE YOU CAN FIND MORE INFORMATION.................................    3
FORWARD-LOOKING STATEMENTS AND IMPORTANT FACTORS....................    4
NORTHROP GRUMMAN CORPORATION........................................    6
USE OF PROCEEDS.....................................................    7
RATIO OF EARNINGS TO FIXED CHARGES..................................    7
DESCRIPTION OF DEBT SECURITIES......................................    8
DESCRIPTION OF PREFERRED STOCK......................................   14
DESCRIPTION OF COMMON STOCK.........................................   19
DESCRIPTION OF WARRANTS.............................................   20
DESCRIPTION OF THE STOCK PURCHASE CONTRACTS AND STOCK PURCHASE UNITS   21
PLAN OF DISTRIBUTION................................................   22
VALIDITY OF THE DEBT AND EQUITY SECURITIES..........................   23
EXPERTS.............................................................   23


                               -----------------

   This document is in two parts. The first is this prospectus supplement, which describes the specific terms of the securities we are offering and also adds to and updates information contained in the accompanying prospectus and the documents incorporated by reference in that prospectus. The second part, the accompanying prospectus, gives more general information about securities we may offer from time to time, including securities other than we are offering in this prospectus supplement.

   You should rely only on the information contained in or incorporated by reference in this prospectus supplement and the accompanying prospectus. We have not, and the underwriters have not, authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and the underwriters are not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference is accurate only as of their respective dates. Our business, financial condition, results of operations and prospects may have changed since those dates.

                                    SUMMARY

   This summary highlights certain information incorporated by reference or appearing elsewhere in this prospectus supplement and the accompanying prospectus. As a result, it is not complete and does not contain all of the information that you should consider before purchasing our units. You should read the following summary in conjunction with the more detailed information contained in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference. References to "Northrop Grumman" refer to Northrop Grumman Corporation. Unless the context requires otherwise, references to "we," "us" or "our" refer collectively to Northrop Grumman and its subsidiaries.

                               Northrop Grumman

   We are a leading global aerospace and defense company providing a wide range of products and services in defense and commercial electronics, systems integration, information technology and non-nuclear shipbuilding and systems. As a prime contractor, principal subcontractor, partner, or preferred supplier, we participate in many high-priority defense and commercial technology programs in the United States and abroad.

   We are aligned into five business sectors: Electronic Systems, Information Technology, Integrated Systems, Ship Systems and Component Technologies.

   Electronic Systems designs, develops and manufactures a wide variety of defense electronics and systems, airspace management systems, precision weapons, marine systems, logistic systems, space systems and automation and information systems. These include fire control radars for the F-16 fighter aircraft, the F-22 air dominance fighter and the Longbow Apache helicopter. Other key products include the AWACS airborne early warning radar, the Joint STARS air-to-ground surveillance radar sensor, the Longbow Hellfire missile and the BAT "brilliant" anti-armor submunition. This sector also provides tactical military radars and countrywide air defense systems, as well as airborne electronic countermeasures systems intended to jam enemy aircraft and weapons systems. Electronic Systems is an international leader in airspace management as a producer of civilian air traffic control systems. The sector also makes sophisticated undersea warfare systems and naval propulsion and power generation systems, as well as postal automation, image processing, material management, asset track and trace and data communication systems. In addition, this sector designs, develops and manufactures inertial navigation, guidance and control, IFF (identification friend or foe) and marine electronic systems, and provides electronic warfare systems and integrates avionics systems and shipboard information and communication systems.

   Information Technology is a leader in advanced information technologies, systems and services. Information Technology includes our information systems businesses, which design, develop, integrate and support computer-based information systems and provide information technology and services primarily for government customers. This sector is the prime contractor with the General Services Administration ANSWER and Millennia programs. Information Technology is also part of a team working with the Internal Revenue Service to modernize the U.S. federal tax system. Information Technology has extensive expertise in command, control, communications, computers, intelligence, surveillance and reconnaissance (C4ISR). It is a key management support element for major weapons systems, such as the U.S. Navy's AEGIS class destroyer as well as mission planning for the U.S. Navy, Air Force and Special Operations Command. Information Technology provides base operations support for NASA's Kennedy Space Center, Cape Canaveral Air Station and Patrick Air Force Base, among others. In addition, this sector provides information technology services to commercial customers and to our other sectors.

   Integrated Systems is a leader in design, development and production of airborne early warning, electronic warfare and surveillance and battlefield management systems. Integrated Systems is the prime contractor for the

Joint STARS advanced airborne targeting and battle management system and the U.S. Air Force's B-2 Spirit stealth bomber. It has a principal role in producing the U.S. Navy's F/A-18 Hornet strike fighter. The sector also is upgrading the EA-6B Prowler electronic countermeasures aircraft and produces the E-2C Hawkeye early-warning aircraft. We have a principal role in the Global Hawk program, a development stage integrated unmanned aerial vehicle for reconnaissance and surveillance. We are also a principal member of the Lockheed Martin Joint Strike Fighter Team.

   Ship Systems is engaged in the building of large multimission non-nuclear surface ships for the U.S. Navy as well as other government and commercial customers and is a provider of overhaul, repair modernization, ship design and engineering services. Key products include amphibious assault ships (WASP LHD 1 Class, San Antonio LPD 17 Class), destroyers (Arleigh Burke DDG 51 Class), sealift transport ships (T-AKR Ro/Ro) and double-hulled oil tankers. In addition, the new Full Service Center, a standalone business within the sector, offers its customers a full range of ship-related services, which cover the entire spectrum of an acquisition program, as well as a worldwide network of fleet support services. If the pending acquisition of Newport News is consummated, we will have expanded shipbuilding capabilities, including a nuclear platform. See "--Recent Developments."

   Component Technologies is a premier international supplier of complex backplanes, connectors, laser crystals, solder materials, specialty products, oxygen generating systems and other electronic components used primarily in the aerospace, telecommunications, industrial and computer markets.

Strategy

   We intend to grow our sales, enhance our profitability and strengthen our position as a leader in the defense industry. Our strategy to achieve these objectives includes:

    . Leveraging our position as a systems integrator, defense electronics leader and information technology provider to meet the defense needs of the United States and allied foreign governments;

    . Broadening further our business mix by diversifying program positions and sources of revenues as well as enhancing our importance to, and expanding our relationships with, our existing customers;

    .  Targeting business areas with significant growth prospects;

    . Pursuing initiatives of continuous improvement in our manufacturing operations, product quality and customer support with a view to improving operating margins, efficiency and shareholder value; and

    . Capitalizing on strategic acquisition opportunities to enhance and expand our existing product offerings and capabilities in areas synergistic with our present businesses and consistent with our outlook on future customer needs and requirements.

Acquisitions and Dispositions

   Strategic acquisitions have played a critical role in our transformation into a leading diversified technology company for the U.S. Department of Defense. In 1992 we acquired 49% of Vought Aircraft Company (Vought). In 1994 we made the first of our major acquisitions by purchasing Grumman Corporation. In the same year we also acquired the remaining 51% of Vought. We followed these acquisitions by acquiring the defense electronic systems group of Westinghouse Electric Corporation in 1996. In August 1997, we completed our merger with Logicon, Inc. In 1998, we acquired Inter-National Research Institute Inc. (INRI). In 1999, we acquired the Information Systems Division of California Microwave, Inc., Data Procurement Corporation (DPC), and Ryan Aeronautical, an operating unit of Allegheny Teledyne Inc. In 2000, we acquired Navia Aviation SA, Comptek Research, Federal Data Corporation and Sterling Software FSG. Also in 2000, we divested our Commercial Aerostructures business (including Vought), which generated $1.38 billion in net sales in 1999.

   In April 2001, we acquired Litton Industries, Inc. (Litton) for a combination of cash, common stock and our Series B Preferred Stock in a transaction valued at $5.2 billion, including assumed debt. We have combined the related Litton operations into our Electronic Systems and Information Technology sectors, and have added the Ship Systems and Component Technologies sectors to reflect business segments acquired in the Litton acquisition.


   In October 2001, we completed our acquisition of the Electronics and Information Systems (EIS) Group of AeroJet-General Corporation, a wholly owned subsidiary of GenCorp Inc., for $315 million in cash. The EIS business unit provides space-borne sensing for early warning systems, weather and ground systems that process C4ISR data from space-based platforms, and smart weapons technology for high-priority U.S. government national security programs. This operation is now part of our Electronic Systems sector's newly formed Space Systems Division.


   Northrop Grumman is a holding company formed in connection with our acquisition of Litton in April 2001. Our principal executive offices are located at 1840 Century Park East, Los Angeles, California 90067 and our telephone number is (310) 553-6262.


Recent Developments

  Newport News


   On May 23, 2001, we announced the commencement of an exchange offer to acquire all of the outstanding shares of common stock of Newport News Shipbuilding Inc. (Newport News). Under the terms of our offer, as amended, Newport News shareholders will be provided the option to receive for their shares $67.50 per share in cash or shares of our common stock designed to provide a value of $67.50 per share, subject to certain proration and other limitations. The exact exchange ratio will be determined by dividing $67.50 by the average of the closing sale prices for a share of our common stock over a trading period established in the exchange offer. However, the exchange ratio will in no event be more than 0.84375 ($67.50/$80.00) or less than 0.675 ($67.50/$100.00).


   On October 23, 2001, the Department of Defense recommended to the Department of Justice that our proposed acquisition of Newport News be approved and the Department of Justice filed suit to block the proposed acquisition of Newport News by General Dynamics Corporation. Newport News and General Dynamics subsequently announced that they had terminated their merger agreement. On November 2, 2001, we were informed that the Department of Justice had closed its investigation of our proposed acquisition of Newport News, thereby allowing us to proceed with the acquisition. On November 8, 2001, we and Newport News announced that we had signed a definitive agreement under which we will acquire Newport News pursuant to the terms of the exchange offer described above. Subject to the tender of a majority of the outstanding shares of Newport News common stock, the transaction is expected to close by the end of November 2001. The exchange offer will be followed by a second-step merger in which the same consideration of cash or shares of our common stock will be paid. There is no assurance that the Newport News acquisition will be consummated. This offering is not conditioned upon completion of the Newport News acquisition. See "--Unaudited Pro Forma Condensed Combined Financial Statements."

  Third Quarter Results

   On November 1, 2001, we reported an adjustment to our previously reported third quarter and nine month results to reflect a charge of $60 million to operating margin attributable to the cessation of construction of two cruise ships in the Project America program, as described below. As adjusted, we reported:

  . Net sales of $3,605 million for the third quarter, up from $1,731 million in the third quarter of 2000;

  . Operating margin of $225 million for the third quarter, compared with $242 million in the third quarter of 2000; and

  . Net income of $79 million for the third quarter of 2001, compared with $132 million for the third quarter of 2000, and diluted earnings per share of $0.84 for the third quarter of 2001, compared with $1.86 for the third quarter of 2000.


   Net sales increased primarily due to our acquisition of Litton and organic growth in Electronic Systems and Information Technology. Sector operating margin increases in Integrated Systems, Electronic Systems and Information Technology were offset by operating losses in Ship Systems and Component Technologies.


   Following American Classic Voyages Co.'s (AMCV) bankruptcy filing on October 19, 2001, we stopped work on Project America, an AMCV cruise ship program to build two 1,900-passenger cruise ships. This decision followed negotiations with the U.S. Maritime Administration, which has decided not to continue the guaranteed funding necessary to complete the construction of the ships.

  New President

   On September 20, 2001, we announced that Ronald D. Sugar has been named president and chief operating officer of Northrop Grumman. We also announced that we have established an Office of the Chairman, which will consist of Kent Kresa, Northrop Grumman's chairman and chief executive officer, and Mr. Sugar. The Office of the Chairman will be responsible for our total operations.

  Joint Strike Fighter

   On October 26, 2001, we announced that, as a result of the selection by the U.S. Department of Defense of the Lockheed Martin Joint Strike Fighter team, we are a principal member in the largest defense procurement in U.S. history. The Joint Strike Fighter is a stealthy, supersonic aircraft designed for the U.S. Airforce, Navy and Marine Corps, as well as the British Royal Air Force and Navy.

                Summary Historical Consolidated Financial Data

   The following table sets forth a summary of our historical financial data for the periods and as of the dates presented and should be read together with the consolidated financial statements and notes thereto filed by us and our subsidiaries with the SEC and which are incorporated in this prospectus supplement by reference. The financial data for each of the years ended December 31, 1996 through 2000 are derived from our audited consolidated financial statements. The financial data for the nine months ended September 30, 2000 and 2001 are derived from our unaudited consolidated financial statements. We have prepared the unaudited information on the same basis as the audited financial statements and have included all adjustments, consisting only of normal recurring adjustments, that we consider necessary for a fair presentation of our financial position and operating results for these periods. Historical results are not necessarily indicative of our future results and interim period results are not necessarily indicative of our annual results.


                                              Nine Months
                                          ended September 30,          Year ended December 31,
                                          ------------------  ----------------------------------------
                                            2001       2000    2000     1999    1998    1997    1996
                                           -------    ------  -------  ------  ------  ------  -------
                                                 (in millions, except per share data and ratios)
Operating data(a):
   Product sales and service revenue..... $ 9,254     $5,389  $ 7,618  $7,616  $7,367  $7,798  $ 7,667
   Operating margin......................     690        846    1,098     954     752     741      752
   Interest expense (net)................    (237)      (114)    (146)   (206)   (221)   (240)    (261)
   Income from continuing operations
     before income taxes and accounting
     change..............................     485        756      975     747     309     512      478
   Income from continuing operations
     before accounting change............     296        481      625     474     193     318      330
   Diluted earnings per share from
     continuing operations before
     accounting change................... $  3.50     $ 6.84  $  8.82  $ 6.80  $ 2.78  $ 4.67  $  5.18
   Cash dividends per common share.......    1.20       1.20     1.60    1.60    1.60    1.60     1.60
Balance sheet data:
   Total assets.......................... $17,214     $9,354  $ 9,622  $9,285  $9,536  $9,667  $ 9,645
   Net working capital...................      51        271     (162)    329     666     221      106
   Total debt(b).........................   5,319      1,820    1,615   2,225   2,831   2,791    3,378
   Mandatorily redeemable preferred
     stock...............................     350         --       --      --      --      --       --
   Shareholders' equity..................   5,275      3,805    3,919   3,257   2,850   2,623    2,282
Other data:
   Net cash from operations.............. $   192     $  596  $ 1,010  $1,207  $  244  $  730  $   743
   Funded order backlog..................  15,972      9,080   10,106   8,499   8,415   9,700   10,451
   Pension income........................     249        410      538     343     270     114       28
   Depreciation and amortization.........     469        281      381     353     359     380      340
   Amortization of goodwill and other
     purchased intangibles...............     278        149      206     191     180     180      159
   Earnings before interest, taxes,
     depreciation and amortization
     (EBITDA)(c).........................   1,191      1,151    1,502   1,306     889   1,132    1,079
   Ratio of earnings to fixed charges(d).    2.32       5.32     5.26    3.78    2.11    2.68     2.50

--------

(a)Reflects the acquisition of Litton on April 3, 2001. The 2001 financial data includes preliminary estimates of the fair market value of the assets acquired and liabilities assumed and the related allocations of the purchase price related to the Litton acquisition. Final valuations and allocations, which are expected to be completed by December 31, 2001, may differ from the amounts included herein.

(b)Total debt does not include borrowings of approximately $315 million incurred subsequent to September 30, 2001 in connection with our acquisition of the Electronics and Information Systems Group of AeroJet-General Corporation.

(c)We calculated EBITDA by adding back net interest expense and depreciation and amortization expense to income from continuing operations before taxes and accounting change. Since all companies do not calculate EBITDA or similarly titled financial measures in the same manner, disclosures by other companies may not be comparable with EBITDA as defined herein. EBITDA is a financial measure used by analysts to value companies. Therefore, our management believes that the presentation of EBITDA provides relevant information to investors. EBITDA should not be construed as an alternative to operating income or cash flows from operating activities as determined in accordance with United States generally accepted accounting principles or as a measure of liquidity. Amounts reflected as EBITDA are not necessarily available for discretionary use as a result of restrictions imposed by applicable law or agreements upon the payment of dividends or distributions, among other things.

(d)For purposes of computing the ratios of earnings to fixed charges, earnings represent earnings from continuing operations before income taxes and fixed charges, and fixed charges consist of interest expense, the portion of rental expense calculated to be representative of the interest factor, amortization of discounts and capitalized expenses related to indebtedness, and preferred stock dividends. The ratios should be read in conjunction with the financial statements and other financial data included or incorporated by reference in this prospectus supplement or the accompanying prospectus. See "Where You Can Find More Information."

          Unaudited Pro Forma Condensed Combined Financial Statements


   The unaudited pro forma condensed combined financial statements presented below are derived from the historical consolidated financial statements of each of Northrop Grumman, Northrop Grumman Systems Corporation, which we refer to as Northrop Systems Litton and Newport News. The unaudited pro forma condensed combined financial statements are prepared using the purchase method of accounting, with Northrop Grumman treated as the acquiror and as if the Newport News and Litton acquisitions had been completed as of the beginning of the periods presented for statement of income purposes and as if the Newport News acquisition had been completed on September 30, 2001 for statement of financial position purposes. As of the date of this prospectus supplement, the Newport News acquisition had not yet been completed. Please refer to "--Recent Developments" above.



   The unaudited pro forma condensed combined financial statements are based upon the historical financial statements of Northrop Systems, Northrop Grumman, Litton and Newport News adjusted to give effect to, in the case of the pro forma statements of income, the Litton acquisition and the Newport News acquisition and, in the case of the pro forma statement of financial position, the Newport News acquisition. The pro forma adjustments are described in the accompanying notes presented on the following pages. The pro forma financial statements have been developed from (a) the audited consolidated financial statements of Northrop Systems contained in its Annual Report on Form 10-K/A for the year ended December 31, 2000 and the unaudited consolidated financial statements of Northrop Grumman contained in its Quarterly Report on Form 10-Q for the nine months ended September 30, 2001, which are incorporated by reference in this prospectus supplement, (b) the audited consolidated financial statements of Litton contained in its Annual Report on Form 10-K for the fiscal year ended July 31, 2000 and the unaudited consolidated financial statements of Litton contained in its Quarterly Report on Form 10-Q for the six months ended January 31, 2001, which are incorporated by reference in this prospectus supplement, and (c) the audited consolidated financial statements of Newport News contained in its Annual Report on Form 10-K for the year ended December 31, 2000 and the unaudited consolidated financial statements of Newport News contained in its Quarterly Report on Form 10-Q for the quarter ended September 16, 2001, which are incorporated by reference in this prospectus supplement. In addition, the audited consolidated financial statements of Litton contained in its Annual Report on Form 10-K for the fiscal year ended July 31, 2000 and the unaudited consolidated financial statements of Litton contained in its Quarterly Report on Form 10-Q for the six months ended January 31, 2001 have been used to bring the financial reporting periods of Litton to within 90 days of those of Northrop Systems and Northrop Grumman. The pro forma financial statements should be read in conjunction with these separate historical consolidated financial statements and related notes.


   The acquisition of Litton, which is valued at approximately $5.2 billion, including the assumption of Litton's net debt of $1.3 billion, is accounted for using the purchase method of accounting. Under the purchase method of accounting, the purchase price is allocated to the underlying tangible and intangible assets acquired and liabilities assumed based on their respective fair market values, with the excess recorded as goodwill. The pro forma financial statements reflect preliminary estimates of the fair market value of the Litton assets acquired and liabilities assumed and the related allocations of purchase price, and preliminary estimates of adjustments necessary to conform Litton data to Northrop Grumman's accounting policies. The pro forma financial statements do not include the recognition of liabilities associated with certain potential restructuring activities. Northrop Grumman is currently reviewing the preliminary estimates of the fair market value of the Litton assets acquired and liabilities assumed, including valuations associated with certain contracts and preliminary valuation study results for intangible assets, property, plant and equipment, and retiree benefits assets and liabilities. Northrop Grumman is also evaluating several possible restructuring activities of Litton operations. The final determination of the fair market value of assets acquired and liabilities assumed and final allocation of the purchase price may differ from the amounts assumed in these pro forma financial statements. Adjustments to the purchase price allocations are expected to be finalized by December 31, 2001, and will be reflected in future Northrop Grumman filings. These adjustments may be material.

   As of the date of this prospectus supplement, Northrop Grumman has not completed the valuation studies necessary to arrive at the required estimates of the fair market value of the Newport News assets to be acquired and the Newport News liabilities to be assumed and the related allocations of purchase price, nor has it identified the adjustments necessary, if any, to conform Newport News data to Northrop Grumman's accounting policies. Accordingly, Northrop Grumman has used the historical book values of the assets and liabilities of Newport News and has used the historical revenue recognition policies of Newport News to prepare the pro forma financial statements, with the excess of the purchase price over the historical net assets of Newport News recorded as goodwill and other purchased intangibles. Once Northrop Grumman has completed the valuation studies necessary to finalize the required purchase price allocations and identified any necessary conforming changes, the pro forma financial statements will be subject to adjustment. These adjustments may be material.

   The pro forma financial statements are provided for illustrative purposes only and do not purport to represent what the actual consolidated results of operations or the consolidated financial position of Northrop Grumman would have been had the Litton and Newport News acquisitions occurred on the dates assumed, nor are they necessarily indicative of future consolidated results of operations or financial position.

   The pro forma financial statements do not include the realization of cost savings from operating efficiencies, synergies or other restructurings resulting from the Litton and Newport News acquisitions, except for preliminary estimates of costs to consolidate the Litton and Northrop Grumman corporate offices.

Unaudited Pro Forma Condensed Combined
Statement of Financial Position
September 30, 2001
($ in millions)



                                                                                      Pro Forma
                                                               Northrop Newport ---------------------
                                                               Grumman   News   Adjustment    Combined
                                                               -------- ------- ----------    --------
Assets:
Current assets
   Cash and cash equivalents.................................. $   310  $   66    $   --      $   376
   Accounts receivable........................................   2,297     131        --        2,428
   Inventoried costs..........................................   1,222     409        --        1,631
   Deferred income taxes......................................      35     110        --          145
   Prepaid expenses and other current assets..................     140      19        --          159
                                                               -------  ------    ------      -------
   Total current assets.......................................   4,004     735        --        4,739
                                                               -------  ------    ------      -------
Property, plant and equipment.................................   3,297   1,616        --        4,913
Accumulated depreciation......................................  (1,211)   (950)       --       (2,161)
                                                               -------  ------    ------      -------
Property, plant and equipment, net............................   2,086     666        --        2,752
                                                               -------  ------    ------      -------
Other assets
   Goodwill and other purchased intangibles, net..............   7,956      --     2,110  (a)  10,066
   Prepaid retiree benefits cost and intangible pension asset.   2,773      --        --        2,773
   Other assets...............................................     395     237        --          632
                                                               -------  ------    ------      -------
                                                                11,124     237     2,110       13,471
                                                               -------  ------    ------      -------
                                                               $17,214  $1,638    $2,110      $20,962
                                                               =======  ======    ======      =======
Liabilities and Shareholders' Equity:
Current liabilities
   Notes payable and current portion of long-term debt........ $   134  $   46    $   --      $   180
   Accounts payable...........................................     757      87        --          844
   Accrued employees' compensation............................     629      --        --          629
   Advances on contracts......................................     837      --        --          837
   Income taxes...............................................     373      --        --          373
   Other current liabilities..................................   1,223     484        --        1,707
                                                               -------  ------    ------      -------
   Total current liabilities..................................   3,953     617        --        4,570
                                                               -------  ------    ------      -------
Long-term debt................................................   5,185     432       917  (a)   6,534
Accrued retiree benefits......................................   1,478      --        --        1,478
Deferred tax and other long-term liabilities..................     973     285        --        1,258
Mandatorily redeemable preferred stock........................     350      --        --          350
Shareholders' equity
   Paid-in capital and unearned compensation..................   2,366     452     1,045  (a)   3,863
   Retained earnings..........................................   2,928     236      (236) (a)   2,928
   Accumulated other comprehensive loss.......................     (19)     --        --          (19)
   Stock employee compensation trust..........................      --    (384)      384  (a)      --
                                                               -------  ------    ------      -------
                                                                 5,275     304     1,193        6,772
                                                               -------  ------    ------      -------
                                                               $17,214  $1,638    $2,110      $20,962
                                                               =======  ======    ======      =======

Unaudited Pro Forma Condensed Combined
Statement of Income
Nine Months Ended September 30, 2001
($ in millions, except per share)


                                                       Pro Forma                           Pro Forma
                            Northrop          --------------------------   Newport -----------------------
                            Grumman   Litton  Adjustment         Combined   News   Adjustment      Combined
                            --------  ------  ----------         --------  ------- ----------      --------
Product sales and service
  revenue..................  $9,254   $1,345    $ (18) (b)       $10,581   $1,639    $  --         $12,220
Cost of product sales and
  service revenue
   Operating costs.........   7,656    1,120       19  (b)(c)(d)   8,795    1,481     (140) (h)(j)  10,136
   Administrative and
     general expenses......     908      121       --              1,029       --      153  (j)      1,182
                             ------   ------    -----            -------   ------    -----         -------
Operating margin...........     690      104      (37)               757      158      (13)            902
Interest expense...........    (269)     (27)     (64) (e)          (360)     (37)     (23) (i)       (420)
Other, net.................      64        3       --                 67       (1)      --              66
                             ------   ------    -----            -------   ------    -----         -------
Income from continuing
  operations before income
  taxes....................     485       80     (101)               464      120      (36)            548
Federal and foreign income
  taxes....................     189       30      (35) (f)           184       48      (18) (f)(j)     214
                             ------   ------    -----            -------   ------    -----         -------
Income from continuing
  operations...............  $  296   $   50    $ (66)           $   280   $   72    $ (18)        $   334
                             ======   ======    =====            =======   ======    =====         =======
Less, dividends paid to
  preferred shareholders...     (12)      --       (6) (g)           (18)      --       --             (18)
                             ------   ------    -----            -------   ------    -----         -------
Income available to common
  shareholders.............  $  284   $   50    $ (72)           $   262   $   72    $ (18)        $   316
                             ======   ======    =====            =======   ======    =====         =======
Weighted average shares
  outstanding, basic.......    80.3                                 85.3                             102.0
Weighted average shares
  outstanding, diluted.....    81.0                                 86.1                             102.8
Basic earnings per share:
   Continuing operations...  $ 3.53                              $  3.07                           $  3.10
Diluted earnings per share:
   Continuing operations...  $ 3.50 *                            $  3.04 *                         $  3.08 *

--------
* Calculated by dividing income available to common shareholders by average shares diluted, which is calculated assuming preferred shares are not converted to common shares, resulting in the most dilutive effect.

Unaudited Pro Forma Condensed Combined
Statement of Income
Year Ended December 31, 2000
($ in millions, except per share)


                                                      Pro Forma                           Pro Forma
                            Northrop         --------------------------   Newport -----------------------
                            Grumman  Litton  Adjustment         Combined   News   Adjustment      Combined
                            -------- ------  ----------         --------  ------- ----------      --------
Product sales and service
  revenue..................  $7,618  $5,626    $ (61) (b)       $13,183   $2,072    $  --         $15,255
Cost of product sales and
  service revenue
   Operating costs.........   5,446   4,669       88  (b)(c)(d)  10,203    1,870     (251) (h)(j)  11,822
   Administrative and
     general expenses......   1,074     491       --              1,565       --      271  (j)      1,836
                             ------  ------    -----            -------   ------    -----         -------
Operating margin...........   1,098     466     (149)             1,415      202      (20)          1,597
Interest expense...........    (175)   (105)    (191) (e)          (471)     (53)     (31) (i)       (555)
Other, net.................      52      16       --                 68        4       --              72
                             ------  ------    -----            -------   ------    -----         -------
Income from continuing
  operations before income
  taxes....................     975     377     (340)             1,012      153      (51)          1,114
Federal and foreign income
  taxes....................     350     151     (119) (f)           382       63      (26) (f)(j)     419
                             ------  ------    -----            -------   ------    -----         -------
Income from continuing
  operations...............  $  625  $  226    $(221)           $   630   $   90    $ (25)        $   695
                             ======  ======    =====            =======   ======    =====         =======
Less, dividends paid to
  preferred shareholders...      --      --      (25) (g)           (25)      --       --             (25)
                             ------  ------    -----            -------   ------    -----         -------
Income available to
  common shareholders......  $  625  $  226    $(246)           $   605   $   90    $ (25)        $   670
                             ======  ======    =====            =======   ======    =====         =======
Weighted average shares
  outstanding, basic.......    70.6                                83.6                             100.2
Weighted average shares
  outstanding, diluted.....    70.9                                84.0                             100.6
Basic earnings per share:
   Continuing operations...  $ 8.86                             $  7.24                           $  6.69
Diluted earnings per share:
   Continuing operations...  $ 8.82                             $  7.20 *                         $  6.66 *

--------
* Calculated by dividing income available to common shareholders by average shares diluted, which is calculated assuming preferred shares are not converted to common shares, resulting in the most dilutive effect.

          Notes to Pro Forma Condensed Combined Financial Statements
                                  (Unaudited)


(a)Adjustments to (i) eliminate the equity of Newport News, (ii) record issuance of common stock, (iii) record debt financing for the Newport News acquisition along with additional acquisition related costs, and (iv) record goodwill and other purchased intangibles. The amount of the purchase price allocated to goodwill was calculated based on the following assumptions: (i) the price per share of our common stock is $90.00 at the completion of our offer and merger with Newport News, which is the midpoint of the common stock range described below; (ii) the exchange ratio is 0.75; and (iii) we issue the maximum number of shares of our common stock available for issuance (16,636,885) in our offer and merger with Newport News. Any fluctuation in our common stock price within the range from $80.00 to $100.00 will not have a material impact on our pro forma calculation of goodwill. In the event that our common stock price is greater than $100.00 at the completion of our offer and merger, the goodwill balance will increase by $15.0 million for each $1.00 incremental increase in our common stock price in excess of $100.00.


(b)Adjustment to eliminate intercompany sales and cost of sales transactions between Northrop Grumman and Litton.

(c)Adjustment to amortize the preliminary estimate of goodwill and other purchased intangible assets arising out of the acquisition of Litton over an estimated weighted average life of 26 years on a straight line basis.

(d)Adjustment to record preliminary depreciation of property, plant and equipment and amortization of capitalized software arising out of the acquisition of Litton.

(e)Adjustment to record interest expense on, and the amortization of debt issuance costs of, financing for the acquisition of Litton at a weighted average rate of 6.8% and 7.5% for the nine months ended September 30, 2001 and the year ended December 31, 2000, respectively.

(f)Adjustment to record income tax effects on pre-tax pro forma adjustments, using a statutory tax rate of 35%.


(g)Adjusted, pro rata, for dividends to preferred shareholders using $7 per share dividend rate for redeemable preferred stock issued in the acquisition of Litton.


(h)Adjustment to amortize purchased intangible assets arising out of the Newport News acquisition over an estimated life of 30 years on a straight line basis.

(i)Adjustment to record interest on debt financing for the Newport News acquisition at the current rate of 3.4% as of October 26, 2001.


(j)Adjustment to conform Newport News data to classifications utilized by Northrop Grumman.

                                 The Offering

What are the equity security units?

   Each equity security unit, which we refer to as the "units," will be issued at the stated amount of $100 and will initially consist of:

    (1)a purchase contract under which:

       . you will agree to purchase, and we will agree to sell, for $100, shares of our common stock on November 16, 2004 (the "stock purchase date"), the number of which we will determine based on an average trading price of our common stock for a period preceding that date, calculated in the manner described below; and

       . we will pay you contract adjustment payments at the rate of 2.0% of the stated amount of $100 per year as specified below; and

    (2)a senior note due November 16, 2006, with a principal amount of $100, on which we will pay interest quarterly at the initial annual rate of 5.25% until a successful remarketing of the senior notes and at the reset rate (as described below) thereafter (assuming the senior notes are successfully remarketed).

   The senior notes that are a component of the units will be owned by you, but will initially be pledged to us to secure your obligations under the purchase contract. We refer in this prospectus supplement to the purchase contracts, together with the pledged senior notes or, after the remarketing, together with the specified pledged treasury securities, as "normal units."

   Each holder of normal units may elect at any time to withdraw the pledged senior notes or, after the remarketing described below, treasury securities underlying the normal units, creating "stripped units." A holder might consider it beneficial to either hold the senior notes directly or to realize income from their sale. To create stripped units, the holder must substitute, as pledged securities, specifically identified treasury securities that will pay $100 on the stock purchase date, the amount due on such date under the purchase contract, and the pledged senior notes or treasury securities will be released from the pledge agreement and delivered to the holder. Holders of stripped units may recreate normal units by re-substituting the senior notes or, after the remarketing, applicable treasury securities for the treasury securities underlying the stripped units.

   We will not initially list either the stripped units or the senior notes on any national securities exchange. In the event that either of these securities are separately traded to a sufficient extent that applicable exchange listing requirements are met, we will attempt to list these securities on the exchange on which the normal units are then listed.

   If the senior notes are successfully remarketed as described in this prospectus supplement, the applicable ownership interest in the treasury securities will replace the senior note as a component of each unit and will be pledged to us to secure your obligations under the purchase contract.

What are the purchase contracts?

   The purchase contract underlying a unit obligates you to purchase, and us to sell, for $100, on the stock purchase date, a number of newly issued shares of our common stock equal to the settlement rate described below. We will base the settlement rate on an average trading price of our common stock for a period preceding that date, calculated in the manner described below.

What payments will be made to holders of the units and the senior notes?

   If you hold normal units, we will pay you quarterly contract adjustment payments on the purchase contracts at the annual rate of 2.0% of the $100 stated amount through and including the stock purchase date and quarterly interest payments on the senior notes at the initial annual rate of 5.25% of the principal amount of $100 per senior note through and including November 16, 2004, and at the reset rate thereafter. The contract adjustment payments are subject to deferral as described below. We are not entitled to defer interest payments on the senior notes. On the stock purchase date, if your senior notes are successfully remarketed as described below, you will still receive a quarterly payment at the same annual rate as was paid on the senior notes prior to remarketing.

   If you hold stripped units, you will receive only the quarterly contract adjustment payments payable by us at the annual rate of 2.0% of the $100 stated amount. The contract adjustment payments are subject to deferral as described below. In the event that we elect to defer the payment of contract adjustment payments on the purchase contracts until the stock purchase date, each holder of normal units and stripped units will receive on the stock purchase date in respect of the deferred contract adjustment payments a number of shares of our common stock in lieu of a cash payment, as described below.

   If you hold senior notes separately from the units, you will receive only the cash interest payable on the senior notes. The senior notes, whether held separately from or as part of the units, will initially pay interest at the annual rate of 5.25% of the principal amount of $100 per senior note for the quarterly payments payable on and before August 16, 2004. If the senior notes are successfully remarketed, they will pay interest at the reset rate from the date on which they are successfully remarketed until their maturity on November 16, 2006. If the remarketing agent cannot establish a reset rate meeting the requirements described in this prospectus supplement, the remarketing agent will not reset the interest rate on the senior notes and the interest rate will continue to be the initial annual rate of 5.25%, until the remarketing agent can on a later remarketing date prior to the stock purchase date establish a reset rate meeting the requirements described in this prospectus supplement. If no remarketing occurs prior to the stock purchase date, the initial rate will be the interest rate through maturity of the senior notes. We are not entitled to defer payments on the senior notes.

What are the payment dates?

   Subject to our deferral right in respect of the purchase contract payments described below, distributions will be paid quarterly in arrears on each February 16, May 16, August 16 and November 16, commencing February 16, 2002.

When can Northrop Grumman defer payments and distributions?

   We can defer payment of all or part of the contract adjustment payments on the purchase contracts until no later than the stock purchase date. We will pay additional contract adjustment payments on any deferred installments of contract adjustment payments at a rate of 5.25% per year until paid, compounded quarterly, to but excluding November 16, 2004, unless your purchase contract has been earlier settled or terminated. All contract adjustment payments deferred until the stock purchase date will be paid in shares of our common stock.

   We are not entitled to defer payments on the senior notes.

What is the reset rate?

   In order to facilitate the remarketing of the senior notes at the remarketing price described below, the remarketing agent will reset the rate of interest on the senior notes for the quarterly payments payable on and after November 16, 2004 until their maturity on November 16, 2006. The reset rate will be the rate sufficient to cause the then current aggregate market value of all the outstanding senior notes to be equal to at least 100.50% of the remarketing value described below. The remarketing agent will assume for this purpose, even if not true, that all of the senior notes continue to be components of normal units and will be remarketed. Resetting the interest rate on the senior notes at this rate should enable the remarketing agent to sell the senior notes in the remarketing and purchase the necessary treasury securities, the proceeds of which will be applied in settlement of the purchase contracts and to payment of the quarterly payment on the normal units due on November 16, 2004.

   The reset rate will be determined by the remarketing agent on the third business day (as defined below) prior to August 16, 2004, the last quarterly payment date before the stock purchase date. If the remarketing agent cannot establish a reset rate meeting these requirements on the remarketing date and, as a result, the senior notes cannot be sold as described below, the interest rate will not be reset and will continue to be the initial rate of the senior notes. However, the remarketing agent may thereafter attempt to establish a reset rate meeting these requirements, and the remarketing agent may attempt to remarket the senior notes, on the subsequent dates described below. If a reset rate cannot be established on a given date, the remarketing will not occur on that date.

   The reset of the interest rate on the senior notes will not change the quarterly payment due to holders of the normal units on November 16, 2004, which, as described above, will be paid in an amount equal to interest on the senior notes at the initial rate of 5.25% of $100 for that quarterly payment plus the contract adjustment payments that are accrued and unpaid at that time.

   A "business day" means any day other than Saturday, Sunday or any other day on which banking institutions and trust companies in The State of New York or at a place of payment are authorized or required by law, regulation or executive order to be closed.

What is remarketing?

   In order to provide holders of normal units with the necessary collateral to be applied in the settlement of their purchase contracts, the remarketing agent will sell the senior notes of holders of normal units, other than those electing not to participate in the remarketing, and the remarketing agent will use the proceeds to purchase treasury securities, which the participating holders of normal units will pledge to secure their obligations under the related purchase contracts. The cash paid on the pledged treasury securities underlying the normal units of such holders will be used to satisfy such holders' obligations to purchase our common stock on the stock purchase date. This will be one way for holders of normal units to satisfy their obligations to purchase shares of our common stock under the related purchase contracts. Unless a holder elects not to participate in the remarketing as described below, the remarketing agent will remarket the senior notes that are included in the normal units on one or more occasions starting on the remarketing date, which initially will be the third business day immediately preceding August 16, 2004, unless the remarketing agent delays the remarketing to a later date as described below.

   We will enter into a remarketing agreement with a nationally recognized investment banking firm, pursuant to which it will agree to use its commercially reasonable best efforts to sell the senior notes that are included in normal units and that are participating in the remarketing, at a price equal to at least 100.50% of the remarketing value.

   The "remarketing value" will be equal to the sum of:

    (1)the value at the remarketing date of such amount of treasury securities that will pay, on or prior to the quarterly payment date falling on the stock purchase date, an amount of cash equal to the aggregate interest payments that are scheduled to be payable on that quarterly payment date on each senior note which is included in a normal unit and which is participating in the remarketing, assuming for this purpose, even if not true, that the interest rate on the senior notes remains at the initial rate; and

    (2)the value at the remarketing date of such amount of treasury securities that will pay, on or prior to the stock purchase date, an amount of cash equal to $100 for each senior note which is included in a normal unit and which is participating in the remarketing.

   The remarketing agent will use the proceeds from the sale of the senior notes included in normal units in a successful remarketing described in this section to purchase, in the discretion of the remarketing agent, in open market transactions or at treasury auction, the amount and the types of treasury securities described in (1) and (2) above, which it will deliver through the purchase contract agent to the collateral agent to secure the obligations under the related purchase contracts of the holders of the normal units whose senior notes participated in the remarketing. The remarketing agent will deduct as a remarketing fee an amount not exceeding 25 basis points (0.25%) of the total proceeds from such remarketing. The remarketing agent will remit the remaining portion of the proceeds, if any, to the holders of the normal units participating in the remarketing.

   Alternatively, a holder of normal units may elect not to participate in the remarketing and retain the senior notes underlying those units by delivering the treasury securities described in (1) and (2) above, in the amount and types specified by the remarketing agent, applicable to the holder's senior notes, to the purchase contract agent on the fourth business day prior to the remarketing date to satisfy its obligation under the related purchase contracts. The interest rate on a senior note will be reset to the reset rate regardless of whether the holder of the senior note elects to participate in the remarketing.

What happens if the remarketing agent does not sell the senior notes?

   If, as described above, the remarketing agent cannot establish a reset rate on the remarketing date that will be sufficient to cause the then current aggregate market value of all the outstanding senior notes to be equal to at least 100.50% of the remarketing value, assuming, even if not true, that all of the senior notes are held as components of normal units and will be remarketed, and the remarketing agent cannot sell the senior notes offered for remarketing on the remarketing date at a price equal to at least 100.50% of the remarketing value, determined on the basis of the senior notes being remarketed, the remarketing agent will attempt to establish a reset rate meeting these requirements on each of the two immediately following business days. If the remarketing agent cannot establish a reset rate meeting these requirements on either of those days, it will attempt to establish such a reset rate on each of the three business days immediately preceding October 1, 2004. If the remarketing agent cannot establish such a reset rate during that period, it will further attempt to establish such a reset rate on each of the three business days immediately preceding the stock purchase date. We refer to each of these three business day periods as "remarketing periods" in this prospectus supplement. Any such remarketing will be at a price equal to at least 100.50% of the remarketing value.

   If the remarketing agent fails to remarket the senior notes offered for remarketing at the price specified in the preceding paragraph by the business day immediately preceding the stock purchase date, holders of senior notes will have the right to put their senior notes to us on the stock purchase date upon at least three business days prior notice at a price per senior note equal to $100. If a holder of normal units has exercised its put right but has not otherwise settled its purchase contract in cash by the close of business on the business day immediately preceding the stock purchase date (but without regard to the notice requirements otherwise applicable to cash settlement), the put price will be applied by us in satisfaction of its obligations under the purchase contract on the stock purchase date. If a holder of stripped units has exercised its put right, the put price will be paid to such holder on the stock purchase date.

   If the remarketing agent fails to remarket the senior notes by the business day immediately preceding the stock purchase date, any holder of normal units that has not exercised its put right and has not otherwise settled its purchase contract in cash by the close of business on the business day immediately preceding the stock purchase date (but without regard to the notice requirements otherwise applicable to cash settlement) will be deemed to have directed, at our election, either (1) the collateral agent to dispose of such holder's senior notes in accordance with applicable law and at our direction, or (2) us to retain and cancel such holder's senior notes pledged as collateral, in either case in satisfaction of such holder's obligations under the purchase contract.

If I am not a party to a purchase contract, may I still participate in a remarketing of my senior notes?

   Holders of senior notes that are not included as part of normal units may elect to have their senior notes included in the remarketing in the manner described in "Description of the Equity Security Units--Optional Remarketing of Senior Notes Which Are Not Included in Normal Units." The remarketing agent will use its commercially reasonable best efforts to remarket the separately held senior notes included in the remarketing at a price equal to at least 100.50% of the remarketing value, determined on the basis of the separately held senior notes being remarketed. After deducting its remarketing fee in an amount not exceeding 25 basis points (0.25%) of the total proceeds from the remarketing, the remaining portion of the proceeds, if any, will be remitted to the holders whose separate senior notes were sold in the remarketing. If a holder of senior notes elects to have its senior notes remarketed but the remarketing agent fails to sell the senior notes during any remarketing period, the senior notes will be promptly returned to the holder following the conclusion of that period.

What is the settlement rate?

   The settlement rate is the number of newly issued shares of our common stock that we are obligated to sell and you are obligated to buy upon settlement of a purchase contract on the stock purchase date.

   The settlement rate for each purchase contract will be as follows, subject to adjustment under specified circumstances:

  . if the applicable market value, determined as described below, of our common stock is equal to or greater than $107.97, the settlement rate will be 0.9262 shares of our common stock per purchase contract;

  . if the applicable market value of our common stock is less than $107.97 but greater than $88.50, the settlement rate will be equal to $100 divided by the applicable market value of our common stock per purchase contract; and

  . if the applicable market value of our common stock is less than or equal to $88.50, the settlement rate will be 1.1299 shares of our common stock per purchase contract.

   "Applicable market value" means the average of the closing price per share of our common stock on each of the 20 consecutive trading days ending on the third trading day immediately preceding the stock purchase date.

   At the option of each holder, a purchase contract may be settled early by the early delivery of cash to the purchase contract agent, as described below, in which case 0.9262 shares of our common stock will be issued per purchase contract.

Besides participating in a remarketing, how else can my obligations under the purchase contract be satisfied?

   Besides participating in the remarketing, your obligations under the purchase contract may also be satisfied:

  . if you have created stripped units or elected not to participate in the remarketing, by delivering and pledging specified treasury securities in substitution for your senior notes, and applying the cash payments received on the pledged treasury securities;

  .  if you hold normal units, by exercising your put right;

  . through the early delivery of cash to the purchase contract agent in the manner described in "Description of the Equity Security Units--Early Settlement;" or

  . if we are involved in a merger, acquisition or consolidation prior to the stock purchase date in which at least 30% of the consideration for our common stock consists of cash or cash equivalents, through an early settlement of the purchase contract as described in "Description of the Equity Security Units--Early Settlement upon Cash Merger."

   In addition, the purchase contracts, our related rights and obligations and those of the holders of the units, including their obligations to purchase our common stock, will automatically terminate upon the occurrence of particular events of our bankruptcy, insolvency or reorganization. Upon such a termination of the purchase contracts, the pledged senior notes and securities will be released and distributed to you. If we become the subject of a case under the federal bankruptcy code, a delay may occur as a result of the automatic stay under the bankruptcy code and continue until the automatic stay has been lifted. The automatic stay will not be lifted until such time as the bankruptcy judge agrees to lift it and return your collateral to you.

   If the purchase contract is settled early through cash or as the result of a bankruptcy event as described above, such holder will have no further right to receive any accrued contract or deferred contract adjustment payments.

Under what circumstances may Northrop Grumman redeem the senior notes before they mature?

   If the tax laws change or are interpreted in a way that adversely affects the tax treatment of the senior notes, then we, as issuer of the senior notes, may elect to redeem the senior notes for the price of a portfolio of treasury securities described below. If the senior notes are redeemed before a successful remarketing, the money received from the redemption will be used by the collateral agent to purchase a portfolio of zero-coupon U.S. treasury securities that mature on or prior to each payment date of the senior notes through the stock purchase date, in an aggregate amount equal to the principal on the senior note included in normal units and the interest that would have been due on such payment date on the senior notes included in normal units. These treasury securities will replace the senior notes as the collateral securing your obligations to purchase our common stock under the purchase contracts. If the senior notes are redeemed, then each unit will consist of a purchase contract for our common stock and an ownership interest in the portfolio of treasury securities.

What is the maturity of the senior notes?

   The senior notes will mature on November 16, 2006.

What are the U.S. federal income tax consequences related to the units and senior notes?

   If you purchase units in the offering, you will be treated for U.S. federal income tax purposes as having acquired the senior notes and purchase contracts constituting those units, and by purchasing the units you agree to treat the senior notes in that manner for all tax purposes. In addition, you agree to treat the senior notes as our indebtedness for all tax purposes. You must allocate the purchase price of the units between those senior notes and purchase contracts in proportion to their respective fair market values, which will establish your initial tax basis. We expect to report the fair market value of each senior note as $100.00 and the fair market value of each purchase contract as $0.00.

   For U.S. federal income tax purposes, the senior notes will be treated as contingent payment debt instruments subject to the "noncontingent bond method" of accruing original issue discount. As discussed more fully under "U.S. Federal Income Tax Consequences--Senior Notes--Original Issue Discount," the effects of this method will be (1) to require you, regardless of your usual method of tax accounting, to use the accrual method with respect to the senior notes, (2) for all accrual periods through August 16, 2004, and possibly thereafter, the accrual of interest income by you in excess of distributions actually received by you and (3) generally to result in ordinary rather than capital treatment of any gain or loss on the sale, exchange or disposition of the units to the extent attributable to the senior notes. In addition, we intend to report the contract adjustment payments as ordinary income to you, but you should consult your tax advisor concerning alternative characterizations.

   Because there is no statutory, judicial or administrative authority directly addressing the tax treatment of units or instruments similar to units, you are urged to consult your own tax advisor concerning the tax consequences of an investment in units. For additional information, see "U.S. Federal Income Tax Consequences."

Will the units be listed on a stock exchange?

   The normal units have been approved for listing on the New York Stock Exchange (NYSE) under the symbol "NOC PrE." Neither the stripped units nor the senior notes will initially be listed; however, in the event that either of these securities are separately traded to a sufficient extent that applicable exchange listing requirements are met, we will attempt to cause those securities to be listed on the exchange on which the normal units are then listed.

What are your expected uses of proceeds from the offering?

   We estimate that our net proceeds from the sale of units in this offering, before expenses and after deducting underwriting discounts and commissions, will be $582.0 million, or $669.3 million if the underwriters exercise their over-allotment option to purchase additional units in full.

   We anticipate using the aggregate net proceeds from this offering, together with an estimated $681.5 million of net proceeds, before expenses and after deducting underwriting discounts and commissions, from the concurrent offering of our common stock, or $783.7 million if the underwriters exercise their over-allotment option to purchase additional shares of common stock in full, primarily to repay indebtedness incurred under our five-year revolving credit facility. We may also use the proceeds for general corporate purposes, including working capital needs, capital expenditures and acquisitions.

                      The Offering--Explanatory Diagrams

   The following diagrams demonstrate some of the key features of the purchase contracts, normal units, stripped units and the senior notes, and the transformation of normal units into stripped units and senior notes.

Purchase Contracts

    . Normal units and stripped units both include a purchase contract under which you agree to purchase shares of our common stock on the stock purchase date.

    . The number of shares to be purchased under each purchase contract will depend on the "applicable market value." The "applicable market value" means the average of the closing price per share of our common stock on each of the 20 consecutive trading days ending on the third trading day immediately preceding the stock purchase date.

                              [CHART APPEARS HERE]

                             Common Stock Flow chart

    (1)The "reference price" is $88.50.

    (2)The "threshold appreciation price" is equal to $107.97, which is 122% of the reference price.

    (3)For each of the percentage categories shown, the percentage (expressed as a decimal) of the shares to be delivered on the stock purchase date to a holder of normal units or stripped units is determined by dividing

       . the related number of shares to be delivered, as indicated in the footnote for each such category, by

       . an amount equal to $100, the stated amount of the unit, divided by the reference price.

    (4)If the applicable market value of our common stock is less than or equal to the reference price, the number of shares to be delivered will be calculated by dividing the stated amount of $100 by the reference price.

    (5)If the applicable market value of our common stock is between the reference price and the threshold appreciation price, the number of shares to be delivered will be calculated by dividing the stated amount of $100 by the applicable market value.

    (6)If the applicable market value of our common stock is greater than or equal to the threshold appreciation price, the number of shares to be delivered will be calculated by dividing the stated amount of $100 by the threshold appreciation price.

Normal Units

    .  A normal unit will consist of two components as illustrated below:

                              [CHART APPEARS HERE]

                                three boxes chart

    . After remarketing, the normal units will include specified treasury securities in lieu of the senior notes if the remarketing is successful.

    . If you hold a normal unit, you own the senior notes and, after remarketing, the treasury securities, but will pledge them to us to secure your obligations under the purchase contract.

    . If you hold a normal unit, you may also substitute a specified amount of treasury securities for the senior notes if you decide not to participate in the remarketing.

Stripped Units

    .  A stripped unit consists of two components as described below:

                                  [FLOW CHART]

                            purchase contract chart

    . If you hold a stripped unit, you own the treasury security but will pledge it to us to secure your obligations under the purchase contract. The treasury security is a zero-coupon U.S. treasury security (CUSIP No. 912833FV7) that matures on November 15, 2004.

Senior Notes

    .  Senior notes will have the terms illustrated below:

                                  [FLOW CHART]

                                two boxes chart

    . If you hold a senior note that is a component of a normal unit, you have the option to either:

       -- allow the senior note to be included in the remarketing process, the proceeds of which will be used to purchase treasury securities, if the remarketing is successful, which will be applied to settle the purchase contract; or

       -- elect not to participate in the remarketing by delivering treasury securities in substitution for the senior note, the proceeds of which will be applied to settle the purchase contract.

    . If you hold a senior note that is separate and not a component of a normal unit, you have the option to either:

       -- continue to hold the senior note whose rate has been reset for the quarterly payments payable on and after November 16, 2004; or

       -- deliver the senior note to the remarketing agent to be included in the remarketing.

Transforming Normal Units into Stripped Units and Senior Notes

    . To create a stripped unit, you may combine the purchase contract with the specified zero-coupon U.S. treasury security that matures on November 15, 2004.

    . You will then own the zero-coupon U.S. treasury security but will pledge it to us to secure your obligations under the purchase contract.

    . The zero-coupon U.S. treasury security together with the purchase contract would then constitute a stripped unit. The senior note (or, after remarketing, treasury securities), which was previously a component of the normal unit, is tradeable as a separate security.

                                  [FLOW CHART]

                                zero coupon chart

    . After remarketing, the normal units will include specified U.S. treasury securities in lieu of senior notes.

    . You can also transform stripped units and senior notes (or, after remarketing, treasury securities, if the remarketing is successful) into normal units. Following that transformation, the specified zero-coupon U.S. treasury security, which was previously a component of the stripped units, is tradeable as a separate security.


    . The transformation of normal units into stripped units and senior notes (or, after remarketing, treasury securities) and the transformation of stripped units and senior notes (or, after remarketing, treasury securities) into normal units may generally only be effected in integral multiples of 10 units, as more fully described in this prospectus supplement.

                              Concurrent Offering

   We are also offering, in a concurrent offering, 8,000,000 shares of our common stock. This offering of the units and the concurrent offering of our common stock are not conditioned on each other.

                      RISK FACTORS RELATING TO THE UNITS

   In considering whether to purchase the units, you should carefully consider all the information we have included or incorporated by reference in this prospectus supplement and the accompanying prospectus. In particular, you should carefully consider the risk factors described below. Because a unit consists of a purchase contract to acquire shares of our common stock and a senior note issued by us, you are making an investment decision with regard to our common stock and senior notes, as well as the units. You should carefully review the information in this prospectus supplement and the accompanying prospectus about all of these securities.

You will bear the entire risk of a decline in the price of our common stock.

   The market value of the shares of our common stock you will receive on the stock purchase date may be materially different from the effective price per share paid by you on the stock purchase date. If the average trading price of our common stock on the stock purchase date is less than $88.50 per share, you will, on the stock purchase date, be required to purchase shares of common stock at a loss. Accordingly, a holder of units assumes the entire risk that the market value of our common stock may decline. Any such decline could be substantial.

You will receive only a portion of any appreciation in our common stock price.

   The aggregate market value of the shares of our common stock you will receive upon settlement of a purchase contract generally will exceed the stated amount of $100 only if the average closing price per share of our common stock over the 20-trading day period preceding settlement equals or exceeds $107.97, which we refer to as the "threshold appreciation price." The threshold appreciation price represents an appreciation of 22% over $88.50. Therefore, during the period prior to the stock purchase date, an investment in the units affords less opportunity for equity appreciation than a direct investment in our common stock. If the average closing price exceeds $88.50, which we refer to as the "reference price," but falls below the threshold appreciation price, you will realize no equity appreciation on the common stock for the period during which you own the purchase contract. Furthermore, if the applicable average closing price exceeds the threshold appreciation price, the value of the shares you will receive under the purchase contract will be approximately 82% of the value of the shares you could have purchased with $100 at the time of this offering.

The trading price for our common stock and the general level of interest rates and our credit quality will directly affect the trading price for the units.

   It is impossible to predict whether the price of our common stock or interest rates will rise or fall. Our credit quality, operating results and prospects and economic, financial and other factors will affect trading prices of our common stock. In addition, market conditions can affect the capital markets generally, therefore affecting the price of our common stock. These conditions may include the level of, and fluctuations in, the trading prices of stocks generally and sales of substantial amounts of our common stock in the market after the offering of the units or the perception that those sales could occur. Fluctuations in interest rates may affect the relative value of our common stock underlying the purchase contracts and of the other components of the units, which could, in turn, affect the trading prices of the units and our common stock.

You may suffer dilution of our common stock issuable upon settlement of your purchase contract.

   The number of shares of our common stock issuable upon settlement of your purchase contract is subject to adjustment only for stock splits and combinations, stock dividends and specified other transactions. The number of shares of our common stock issuable upon settlement of each purchase contract is not subject to adjustment for other events, such as employee stock option grants, offerings of common stock for cash, or in connection with acquisitions or other transactions which may adversely affect the price of our common stock. The terms of the units do not restrict our ability to offer common stock in the future or to engage in other transactions that could dilute our common stock. We have no obligation to consider the interests of the holders of the units in engaging in any such offering or transaction.

You will have no rights as common stockholders.

   Until you acquire shares of our common stock upon settlement of your purchase contract, you will have no rights with respect to our common stock, including voting rights, rights to respond to tender offers and rights to receive any dividends or other distributions on our common stock. Upon settlement of your purchase contract, you will be entitled to exercise the rights of a holder of common stock only as to actions for which the record date occurs after the stock purchase date.

Your pledged securities will be encumbered.

   Although holders of units will be beneficial owners of the underlying pledged senior notes or treasury securities, the holders will pledge those securities with the collateral agent to secure their obligations under the related purchase contracts. Therefore, for so long as the purchase contracts remain in effect, holders will not be allowed to withdraw their pledged senior notes or treasury securities from this pledge arrangement, except upon substitution of other securities as described in this prospectus supplement.

The purchase contract agreement will not be qualified under the Trust Indenture Act of 1939; the obligations of the purchase contract agent will be limited.

   The purchase contract agreement relating to the units will not be qualified under the Trust Indenture Act of 1939. The purchase contract agent under the purchase contract agreement, who will act as the agent and the attorney-in-fact for the holders of the units, will not be qualified as a trustee under the Trust Indenture Act of 1939. Accordingly, holders of the units will not have the benefits of the protections of the Trust Indenture Act of 1939 other than to the extent applicable to a senior note included in a unit. Under the terms of the purchase contract agreement, the purchase contract agent will have only limited obligations to the holders of the units.

The secondary market for the units may be illiquid.

   We are unable to predict how the units will trade in the secondary market or whether that market will be liquid or illiquid. There is currently no secondary market for the units. We will apply to list the normal units on the NYSE. We will not initially list either the stripped units or the senior notes; however, in the event that either of these securities are separately traded to a sufficient extent that applicable exchange listing requirements are met, we will attempt to list those securities on the exchange on which the normal units are then listed. We have been advised by the underwriters that they presently intend to make a market for the normal units; however, they are not obligated to do so and any market making may be discontinued at any time. There can be no assurance as to the liquidity of any market that may develop for the normal units, the stripped units or the senior notes, your ability to sell such securities or whether a trading market, if it develops, will continue. In addition, in the event that sufficient numbers of normal units are converted to stripped units, the liquidity of normal units could be adversely affected. We cannot provide assurance that a listing application for normal units, stripped units or senior notes will be accepted or, if accepted, that the normal units, stripped units or senior notes will not be delisted from NYSE or that trading in the normal units, stripped units or senior notes will not be suspended as a result of elections to create stripped units or recreate normal units through the substitution of collateral that causes the number of these securities to fall below the applicable requirements for listing securities on the NYSE.

We may redeem the senior notes upon the occurrence of a tax event.

   We have the option to redeem the senior notes, on not less than 30 days nor more than 60 days prior written notice, in whole but not in part, at any time if a tax event occurs and continues under the circumstances described in this prospectus supplement. If we exercise this option, we will redeem the senior notes at the redemption price plus accrued and unpaid interest, if any. If we redeem the senior notes, we will pay the redemption price (described later in this prospectus supplement) in cash to the holders of the notes. In the case of senior notes held as part of a normal unit at the time the tax event redemption occurs prior to the successful remarketing of the notes, the redemption price payable to you as a holder of the normal units will be distributed to the collateral agent, who in turn will apply an amount equal to the redemption price to purchase a portfolio of zero-coupon U.S. treasury securities on your behalf, and will remit the remainder of the redemption price, if any, to you, and the treasury securities will be substituted for the senior notes as collateral to secure your obligations under the purchase contracts related to the normal units. If your senior notes are not components of normal units, you, rather than the collateral agent, will receive redemption payments. There can be no assurance as to the effect on the market prices for the normal units if we substitute the treasury securities as collateral in place of any senior notes so redeemed. A tax event redemption will be a taxable event to the holders of the senior notes.

The U.S. federal income tax consequences of the purchase, ownership and disposition of the units are unclear.

   No statutory, judicial or administrative authority directly addresses the treatment of the units or instruments similar to the units for U.S. federal income tax purposes. As a result, the U.S. federal income tax consequences of the purchase, ownership and disposition of the units are not entirely clear. In addition, because the senior notes will be treated as contingent payment debt instruments, any gain on the disposition of a senior note prior to the date on which the interest rate on the senior note is reset generally will be treated as ordinary interest income; thus, the ability to offset such interest income with a loss, if any, on a purchase contract may be limited.

Because the senior notes will be issued with original issue discount, you will have to include interest in your taxable income before you receive cash.

   Because the senior notes will be treated as contingent payment debt instruments, original issue discount will accrue from the issue date of the senior notes and will be included in your gross income for U.S. federal income tax purposes before you receive a cash payment to which the income is attributable and in an amount greater than the interest payable on the senior notes prior to the date on which the interest rate on the notes is reset.

The trading price of the senior notes may not fully reflect the value of their accrued but unpaid interest.

   The senior notes may trade at a price that does not fully reflect the value of their accrued but unpaid interest. If you dispose of your notes between record dates for interest payments, you will be required to include in gross income the daily portions of original issue discount through the date of disposition in income as ordinary income, and to add this amount to your adjusted tax basis in the notes disposed of. To the extent the selling price is less than your adjusted tax basis, you will recognize a loss.

The senior notes are obligations of Northrop Grumman and not of its subsidiaries and will be effectively subordinated to the claims of the subsidiaries' creditors.

   The units are obligations exclusively of Northrop Grumman and not of its subsidiaries. Northrop Grumman is a holding company and, accordingly, substantially all of our operations are conducted through our subsidiaries. As a result, our cash flow and our ability to service our debt, including the units, depends upon the earnings of our subsidiaries. In addition, we depend on the distribution of earnings, loans or other payments by our subsidiaries to us.

   Our subsidiaries are separate and distinct legal entities. Our subsidiaries have no obligation to pay any amounts due on the units or to provide us with funds for our payment obligations, whether by dividends, distributions, loans or other payments. In addition, any payment of dividends, distributions, loans or advances by our subsidiaries to us could be subject to statutory or contractual restrictions. Payments to us by our subsidiaries will also be contingent upon our subsidiaries' earnings and business considerations.

   Our right to receive any assets of any of our subsidiaries upon their liquidation or reorganization, and therefore the right of the holders of the units to participate in those assets, will be effectively subordinated to the claims of that subsidiary's creditors, including senior debenture and note holders, and bank trade creditors. In addition, even if we were a creditor of any of our subsidiaries, our rights as a creditor would be subordinate to any security interest in the assets of our subsidiaries and any indebtedness of our subsidiaries senior to that held by us.

Delivery of the securities under the pledge agreement is subject to potential delay if we become subject to a bankruptcy proceeding.

   Notwithstanding the automatic termination of the purchase contracts, if we become the subject of a case under the U.S. bankruptcy code, imposition of an automatic stay under Section 362 of the U.S. bankruptcy code may delay the delivery to you of your securities being held as collateral under the pledge arrangement and such delay may continue until the automatic stay has been lifted. The automatic stay will not be lifted until such time as the bankruptcy judge agrees to lift it and return your collateral to you.

               FORWARD-LOOKING STATEMENTS AND IMPORTANT FACTORS

   This prospectus supplement and the information incorporated by reference in it contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements concern our plans, expectations and objectives for future operations. These include statements and assumptions with respect to expected future revenues, margins, program performance, earnings and cash flows, acquisitions of new contracts, the outcome of competitions for new programs, the outcome of contingencies including litigation and environmental remediation, the effect of completed and planned acquisitions and divestitures of businesses or business assets, the anticipated costs of capital investments, and anticipated industry trends. We base these statements on assumptions and analyses we have made in light of our experience and our historical trends, current conditions and expected future developments as well as other factors we believe are appropriate in the circumstances. Our actual results and trends may differ materially from the information, statements and assumptions as described, and actual results could be materially less than our planned results.

   Important factors that should be considered in connection with an investment in our units and that could cause our actual results to differ materially from those suggested by the forward-looking statements include:

    . We depend on a limited number of customers. We are heavily dependent on government contracts many of which are only partially funded; the termination or failure to fund one or more significant contracts could have a negative impact on our operations. We are a supplier, either directly or as a subcontractor or team member, to the U.S. Government and its agencies as well as foreign governments and agencies. These contracts are subject to each customer's political and budgetary constraints, changes in short-range and long-range plans, the timing of contract awards, the congressional budget authorization and appropriation processes, the relevant government's ability to terminate contracts for convenience or for default, as well as other risks such as contractor debarment in the event of certain violations of legal and regulatory requirements.

    . Many of our contracts are fixed price contracts. While firm, fixed price contracts allow us to benefit from cost savings, they also expose us to potential cost overruns. If our initial estimates used for calculating the contract price are incorrect, we can incur losses on those contracts. In addition, some of our contracts have provisions relating to cost controls and audit rights and if we fail to meet the terms specified in those contracts then we may not realize their full benefits. Our ability to manage costs on these contracts may affect our financial condition. Lower earnings caused by cost overruns and cost controls would have an adverse effect on our financial results.

    . We are subject to significant competition. Our markets include defense and commercial markets in which we compete with companies of substantial size and resources. Our success or failure in winning new contracts or follow-on orders for our existing or future products may cause material fluctuations in our future revenues and operating results.

    . Our operations may be subject to events that cause adverse effects on our ability to meet contract obligations within anticipated cost and time parameters. We may encounter internal problems and delays in delivery as a result of issues with respect to design, technology, licensing and patent rights, labor or materials and components that prevent us from achieving contract requirements. We may be affected by delivery or performance issues with key suppliers and subcontractors, as well as other factors inherent in our businesses that may adversely affect operating results. Changes in inventory requirements or other production cost increases may also have a negative impact on our operating results.


    . We must integrate our acquisitions successfully. Acquiring businesses is a significant challenge. If we do not execute our acquisition and integration plans for these businesses in accordance with our strategic timetable, our operating results may be adversely affected. We acquired several businesses in 2000 and we acquired Litton earlier this year. We have also agreed to acquire Newport News. We believe our integration processes are well-suited to achieve the anticipated strategic and operating benefits of these acquisitions, but if we do not perform our plans as intended, or if we encounter unforeseen problems in the acquired businesses problems in those businesses develop subsequent to acquisition, our operating results may be adversely affected. Among the factors that may be involved would be unforeseen costs and expenses, previously undisclosed liabilities, diversion of management focus, and any effects of complying with government-imposed organizational conflicts of interest rules as a result of the acquisitions.

    . We rely on continuous innovation. We are dependent upon our ability to anticipate changing needs for defense products, military and civilian electronic systems and support, and information technology. Our success is dependent on designing new products which will respond to such requirements within customers' price limitations.

    . We have significant foreign operations and sales, and are therefore subject to the additional risks associated with international activities. These risks include currency fluctuations, devaluation, regional political instability, acts of international terrorists, compliance with foreign laws and U.S. laws affecting the activities of U.S. companies overseas, expropriations, antitrust and export/import controls, taxation, extended span of managerial control, economic conditions, governmental policies requiring inward investment as a prerequisite to transacting business on the governmental level, practical requirements and restrictions in retaining representatives and consultants in connection with sales efforts, uprisings, acts of war, embargoes and cultural and ethical differences. One or more of these or other international risks could result in an adverse effect on our sales and operations.

    . We assume that any divestiture of non-core businesses and assets will be completed successfully. Our performance may be affected by our inability to successfully dispose of assets and businesses that do not fit with or are no longer appropriate to our strategic plan. If any sales of such businesses or assets can only be made at a loss, our earnings will be negatively impacted.

    . We are subject to environmental and other liabilities. Our performance may be affected by known environmental risks, pending litigation and other loss contingencies, if not resolved within the parameters of our internal plans, and by unanticipated environmental or other liabilities.

    . Our pension income may fluctuate. Pension income, a non-cash item which is included in our earnings, is based on assumptions of market performance and actual performance may differ. If an event causes us to revalue our pension income during the calendar year, the portion of our earnings attributed to pension income could vary significantly.

    . Our indebtedness, primarily incurred in connection with the Litton acquisition, is approximately $3.7 billion higher at September 30, 2001 than our indebtedness at December 31, 2000. The increase in debt increases demands on our cash resources.

    . A substantial portion of our employees in the Ship Systems sector are represented by labor unions, and unions represent some of our employees in other sectors as well. If we are unable to maintain satisfactory relations with the unions, our productivity and profitability may suffer. Union representation can involve various activities and tactics, including work stoppages, to achieve negotiated terms in collective bargaining agreements. A negative impact on timely deliveries occasioned by a work stoppage could result in problems with our governmental and other customers and consequently affect operating results in an adverse manner.

   Additional information with respect to important factors and uncertainties in our business is contained in our SEC filings, including, without limitation, Northrop Systems' Annual Report on Form 10-K/A for the year ended December 31, 2000 and our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2001, June 30, 2001 and September 30, 2001. We intend all forward-looking statements that we make to be subject to safe harbor protection of the federal securities laws as found in Section 27A of the Securities Act of 1933 and
Section 21E of the Securities Exchange Act of 1934.

   Accordingly, you should not rely on the accuracy of predictions contained in forward-looking statements. These statements speak only as of the date of this prospectus supplement and, in the case of the accompanying prospectus, the date of such prospectus, or, in the case of documents incorporated by reference, the date of those documents. We do not assume any obligation to update our forward-looking statements to reflect events, circumstances, changes in expectations or the occurrence of unanticipated events occurring after the date of those statements.

                             ACCOUNTING TREATMENT

   The net proceeds from the sale of the equity security units will be allocated between the purchase contracts and the senior notes in our financial statements based on the underlying fair value of each instrument. The present value of the purchase contract adjustment payments will be initially charged to equity, with an offsetting credit to liabilities. Subsequent contract adjustment payments will be allocated between this liability account and interest expense based on a constant rate calculation over the life of the transaction. We expect to report the fair market value of each senior note as $100.00 and the fair market value of each purchase contract as $0.00.

   The purchase contracts are forward transactions in our common stock. Assuming a successful remarketing of the senior notes, upon settlement of a purchase contract, we will receive approximately $100 on that purchase contract and will issue the requisite number of shares of our common stock. The consideration we receive at that time will be credited to stockholders' equity allocated between our common stock and additional paid-in-capital accounts.

   Before the issuance of shares of our common stock upon settlement of the purchase contracts, the purchase contracts will be reflected in our diluted earnings per share calculations using the treasury stock method. Under this method, the number of shares of our common stock used in calculating diluted earnings per share is deemed to be increased by the excess, if any, of the number of shares that would be issued upon settlement of the forward purchase contracts less the number of shares that could be purchased by us in the market, at the average market price during the period, using the proceeds receivable upon settlement. Consequently, we anticipate that there will be no dilutive effect on our earnings per share except during periods when the average market price of our common stock is above $107.97.

                                USE OF PROCEEDS

   We estimate that our net proceeds from the sale of units in this offering, before expenses and after deducting underwriting discounts and commissions, will be approximately $582.0 million, or $669.3 million if the underwriters exercise their over-allotment option to purchase additional units in full.

   We intend to use our net proceeds from the sale of units, together with an estimated $681.5 million of net proceeds, before expenses and after deducting underwriting discounts and commissions, from the concurrent offering of our common stock, or $783.7 million if the underwriters exercise their over-allotment option to purchase additional shares of common stock in full, primarily to repay indebtedness incurred under our five-year revolving credit facility. We may also use the proceeds for general corporate purposes, including working capital needs, capital expenditures and acquisitions. We entered into, and incurred indebtedness under, our five-year revolving credit facility and a separate 364-day revolving credit facility in connection with our acquisition of Litton in April 2001. As a result of the offering of units, we will reduce the amount of credit available under our 364-day facility to zero. Indebtedness incurred under our five-year credit facility bears interest at a rate equal to adjusted LIBOR, or an adjusted base rate, at our election, in each case plus an incremental margin based on our credit rating. As of September 30, 2001, the weighted average interest rate of borrowings under the five-year credit facility was approximately 4.35%.

                                CAPITALIZATION

   The following table sets forth:

    .  our capitalization as of September 30, 2001,

    .  our capitalization as adjusted to reflect this offering,

    . our capitalization as further adjusted to reflect the concurrent offering of our common stock, and

    . our capitalization as further adjusted to reflect, on a pro forma basis, our proposed acquisition of Newport News.

   From time to time, we may issue additional debt or equity securities. The following information should be read in conjunction with our consolidated financial statements, including the notes thereto, which are incorporated herein by reference. See "Where You Can Find More Information."

                                                                             September 30, 2001
                                                                   --------------------------------------
                                                                                                    Pro
                                                                                           As    forma, as
                                                                   (Unaudited)    As    further   further
                                                                     Actual    adjusted adjusted adjusted
-                                                                  ----------- -------- -------- ---------
                                                                                (in millions)
Cash and cash equivalents(1)...................................... $   310     $   310  $   723  $   376
                                                                   =======     =======  =======  =======
Short-term debt:
   Notes payable..................................................     130         130      130      130
   Current portion of long-term debt..............................       4           4        4       50
                                                                   -------     -------  -------  -------
       Total short-term debt......................................     134         134      134      180
                                                                   -------     -------  -------  -------
Long-term debt:
   Notes and Debentures exclusive of equity security units senior
     notes........................................................   4,212       4,212    4,212    4,644
   Equity security units senior notes. . . . . . . ...............      --         600      600      600
   Long-term revolving credit facility(2).........................     850         268       --      504
   Other..........................................................     123         123      123      123
                                                                   -------     -------  -------  -------
       Total long-term debt, less current maturities..............   5,185       5,203    4,935    5,871
                                                                   -------     -------  -------  -------
Mandatorily redeemable preferred stock............................     350         350      350      350
Shareholders' equity :
   Preferred Stock, par value $1 per share, 10,000,000 shares authorized; 3,500,000 shares issued and outstanding
     reported above...............................................      --          --       --       --
   Common Stock, par value $1 per share, 400,000,000 shares
     authorized; issued and outstanding: 85,671,983, actual;
     93,671,983 as adjusted and as further adjusted; 110,308,868,
     pro forma, as further adjusted(3) ...........................   2,386       2,386    3,067    4,564
   Retained earnings..............................................   2,928       2,928    2,928    2,928
   Unearned compensation..........................................     (20)        (20)     (20)     (20)
   Accumulated other comprehensive loss...........................     (19)        (19)     (19)     (19)
                                                                   -------     -------  -------  -------
       Total shareholders' equity.................................   5,275       5,275    5,956    7,453
                                                                   -------     -------  -------  -------
          Total capitalization . ................................. $10,944     $10,962  $11,375  $13,854
                                                                   =======     =======  =======  =======

--------
(1)Cash proceeds may be used for general corporate purposes, including working capital needs, capital expenditures and acquisitions.
(2)Borrowings of approximately $315 million incurred subsequent to September 30, 2001 in connection with our acquisition of the Electronics and Information Systems Group of AeroJet-General Corporation are not reflected.
(3)Assumes that we will issue the maximum number of shares of our common stock available for issuance in the Newport News acquisition, and assumes a common stock price of $90.00 per share, the midpoint of the collar utilized in the acquisition agreement with Newport News.

                PRICE RANGE OF COMMON STOCK AND DIVIDEND POLICY

   Our common stock is listed and principally traded on the New York Stock Exchange under the symbol "NOC." The following table sets forth, for the calendar quarters indicated, the high and low last reported sale prices per share of our common stock as reported on the New York Stock Exchange Composite Transaction Tape. The following tables also set forth the cash dividends declared per share of our common stock for the corresponding periods.

     Period                                          High    Low   Dividend
     ------                                         ------- ------ --------
     1999:
        First Quarter.............................. $ 75.63 $56.63  $0.40
        Second Quarter.............................   73.88  57.31   0.40
        Third Quarter..............................   75.94  59.56   0.40
        Fourth Quarter.............................   63.31  47.00   0.40
     2000:
        First Quarter.............................. $ 55.63 $42.63  $0.40
        Second Quarter.............................   81.38  51.19   0.40
        Third Quarter..............................   93.25  64.38   0.40
        Fourth Quarter.............................   93.88  74.00   0.40
     2001:
        First Quarter.............................. $ 99.09 $79.13  $0.40
        Second Quarter.............................   95.37  77.60   0.40
        Third Quarter..............................  102.97  77.00   0.40
        Fourth Quarter (through November 15, 2001).  108.97  89.02     --

   The last reported sale price for our common stock on November 15, 2001 was $89.02. The approximate number of holders of record of our common stock on November 7, 2001 was 13,536. Our credit facilities restrict our ability to pay dividends to our stockholders under provisions that we do not currently believe will limit our ability to pay dividends at the current rate.

                   DESCRIPTION OF THE EQUITY SECURITY UNITS

   We summarize below the principal terms of the equity security units, which we refer to as the "units," and the purchase contracts and senior notes which comprise the units. The following description is not complete, and we refer you to the agreements which will govern your rights as a holder of units. See "Where You Can Find More Information." In addition, to the extent that the following description is not consistent with those contained in the accompanying prospectus under "Description of Debt Securities" and "Description of Common Stock" you should rely on this description.

Overview

   Each unit will have a stated amount of $100. Each unit will initially consist of and represent:

    (1)a purchase contract under which:

       . you will agree to purchase, and we will agree to sell, for $100, shares of our common stock on the stock purchase date, the number of which will be determined by the settlement rate described below, based on an average trading price of our common stock for a period preceding that date; and

       . we will pay you contract adjustment payments at the annual rate of 2.0% payable on a quarterly basis as specified below; and

    (2)a senior note with a principal amount of $100, on which we will pay interest quarterly at the initial annual rate of 5.25%.

   The senior notes will initially be pledged to secure your obligations under the purchase contract. The purchase contracts, together with the pledged senior notes or, after a successful remarketing, the specified pledged treasury securities, are referred to in this prospectus supplement as "normal units." Each holder of normal units may elect to withdraw the pledged senior notes or treasury securities underlying the normal units by substituting, as pledged securities, specifically identified treasury securities that will pay $100 on the stock purchase date, the amount due on such date under each purchase contract. If a holder of normal units elects to substitute treasury securities as pledged securities, the pledged senior notes or treasury securities will be released from the pledge agreement and delivered to the holder. The normal units would then become "stripped units." Holders of stripped units may recreate normal units by resubstituting the senior notes (or, after a successful remarketing, the applicable specified treasury securities) for the treasury securities underlying the stripped units.

   As a beneficial owner of the units, you will be deemed to have:

    . irrevocably agreed to be bound by the terms of the purchase contract agreement, pledge agreement and purchase contract for so long as you remain a beneficial owner of such units; and

    . appointed the purchase contract agent under the purchase contract agreement as your agent and attorney-in-fact to enter into and perform the purchase contract on your behalf.

   In addition, as a beneficial owner of the units, you will be deemed by your acceptance of the units to have agreed, for all tax purposes, to treat yourself as the owner of the related senior notes, or the treasury securities, as the case may be, and to treat the senior notes as our indebtedness.

   At the closing of the offering of the units, the underwriters will purchase the units. The purchase price of each unit will be allocated by us between the related purchase contract and the related senior note. The senior notes will then be pledged to the collateral agent to secure the obligations owed to us under the purchase contracts.

   We will enter into:

    . a purchase contract agreement with JPMorgan Chase Bank (formerly known as The Chase Manhattan Bank), as purchase contract agent, governing the appointment of the purchase contract agent as the agent and attorney-in-fact for the holders of the units, the purchase contracts, the transfer, exchange or replacement of certificates representing the units and certain other matters relating to the units; and

    . a pledge agreement with The Bank of New York, as collateral agent, custodial agent and securities intermediary creating a pledge and security interest for our benefit to secure the obligations of holders of units under the purchase contracts.

Creating Stripped Units and Recreating Normal Units

   Holders of normal units will have the ability to "strip" those units and take delivery of the pledged senior notes (or after a successful remarketing, the pledged treasury securities), creating "stripped units," and holders of stripped units will have the ability to recreate normal units from their stripped units by depositing senior notes (or after a successful remarketing, the applicable treasury securities) as described in more detail below. Holders who elect to create stripped units or recreate normal units will be responsible for any related fees or expenses.

  Creating Stripped Units

   Each holder of normal units may create stripped units and withdraw the pledged senior notes or treasury securities underlying the normal units by substituting, as pledged securities, the treasury securities described below that will pay $100 on the stock purchase date, the amount due on that date under the purchase contract. Holders of normal units may create stripped units at any time on or before the second business day prior to the stock purchase date, except that they may not create stripped units during the period from four business days prior to any remarketing period until the expiration of three business days after the end of that period.


   In order to create stripped units, a normal unitholder must substitute, as pledged securities, zero-coupon U.S. treasury securities (CUSIP No. 912833FV7) which mature on the stock purchase date. Upon creation of the stripped units, the treasury securities will be pledged with the collateral agent to secure the unitholder's obligation to purchase our common stock under the purchase contract, and the pledged senior notes or treasury securities underlying the normal units will be released. Because treasury securities are issued in integral multiples of $1,000, holders of normal units may make the substitution only in integral multiples of 10 normal units. However, after a successful remarketing of the senior notes or the occurrence of a tax event redemption, the holders may make the substitution only in integral multiples of normal units such that both the treasury securities to be deposited and the treasury securities to be released are in integral multiples of $1,000.


   To create stripped units, you must:

    . deposit with the collateral agent the treasury securities described above, which will be substituted for the pledged senior notes or treasury securities underlying your normal units and pledged with the collateral agent to secure your obligation to purchase our common stock under the purchase contract;

    .  transfer the normal units to the purchase contract agent; and

    . deliver a notice to the purchase contract agent stating that you have deposited the specified treasury securities with the collateral agent and are requesting that the purchase contract agent instruct the collateral agent to release to you the pledged senior notes or treasury securities underlying the normal units.

   Upon that deposit and the receipt of an instruction from the purchase contract agent, the collateral agent will effect the release to the purchase contract agent of the underlying pledged senior notes or treasury securities from the pledge under the pledge agreement free and clear of our security interest. The purchase contract agent will:

    .  cancel the normal units;

    . transfer to you the underlying pledged senior notes or treasury securities; and

    .  deliver to you the stripped units.

   Any senior notes released to you will be tradeable separately from the resulting stripped units. Interest on the senior notes will continue to be payable in accordance with their terms.

  Recreating Normal Units

   Each holder of stripped units may recreate normal units by substituting, as pledged securities, senior notes or the applicable treasury securities then constituting a part of the normal units for the treasury securities underlying the stripped units. Holders may recreate normal units at any time on or before the second business day prior to the stock purchase date, except that they may not recreate normal units during the period from four business days prior to any remarketing period until the expiration of three business days after that period.

   Upon recreation of the normal units, the senior notes or treasury securities will be pledged with the collateral agent to secure the holder's obligation to purchase our common stock under the purchase contract, and the treasury securities underlying the stripped units will be released. Because treasury securities are issued in integral multiples of $1,000, holders of stripped units may make the substitution only in integral multiples of 10 stripped units. However, after a successful remarketing of the senior notes or the occurrence of a tax event redemption, the holder may make the substitution only in integral multiples of stripped units such that both the treasury securities to be deposited and the treasury securities to be released are in integral multiples of $1,000.

   To recreate normal units from stripped units, you must:

    .  deposit with the collateral agent:

       -- if the substitution occurs prior to the remarketing of the senior notes, senior notes having an aggregate principal amount equal to the aggregate stated amount of your stripped units; and

       -- if the substitution occurs after the remarketing of the senior notes or the occurrence of a tax event redemption, the applicable treasury securities then constituting a part of the normal units;

    .  transfer the stripped units to the purchase contract agent; and

    . deliver a notice to the purchase contract agent stating that you have deposited the senior notes or treasury securities with the collateral agent and are requesting that the purchase contract agent instruct the collateral agent to release to you the pledged treasury securities underlying those stripped units.

   The senior notes or treasury securities will be substituted for the treasury securities underlying your stripped units and will be pledged with the collateral agent to secure your obligation to purchase our common stock under your purchase contract.

   Upon that deposit and the receipt of an instruction from the purchase contract agent, the collateral agent will effect the release to the purchase contract agent of the underlying pledged treasury securities from the pledge under the pledge agreement free and clear of our security interest. The purchase contract agent will:

    .  cancel the stripped units;

    .  transfer to you the underlying treasury securities; and

    .  deliver to you the normal units.

Current Payments

   If you hold normal units, you will receive payments consisting of quarterly contract adjustment payments on the purchase contracts payable by us at the annual rate of 2.0% of the $100 stated amount through and including the stock purchase date, quarterly interest payments on the senior notes at the annual rate of 5.25% of the principal amount of $100 per senior note until a successful remarketing of the senior notes, and a quarterly payment on the stock purchase date from specified pledged treasury securities, at the same annual rate as was initially paid on the senior notes.

   If you hold stripped units, you will only be entitled to receive quarterly contract adjustment payments payable by us at the annual rate of 2.0% of the $100 stated amount until November 16, 2004. However, you will be required for U.S. federal income tax purposes to recognize original issue discount on the treasury securities on a constant yield basis, regardless of your method of tax accounting, or acquisition discount on the treasury securities when it is paid or accrues generally in accordance with your regular method of tax accounting.

   The contract adjustment payments are subject to deferral by us until the stock purchase date as described below. If we defer any of these payments, we will pay or accrue additional payments on the deferred amounts at the annual rate of 5.25% until paid.

   If you hold senior notes separately from the units, you will only receive the interest payment on the senior notes. The senior notes, whether held separately or as part of the units, will initially pay interest at the annual rate of 5.25% of the principal amount of $100 per senior note for the quarterly payments payable on and before November 16, 2004. After that date, if the senior notes are successfully remarketed, interest payments on the senior notes will be made at the reset rate from the date the senior notes are successfully remarketed until their maturity on November 16, 2006. However, if a reset rate meeting the requirements described in this prospectus supplement cannot be established, the interest rate will not be reset and will continue to be the initial annual rate of 5.25%, until a reset rate meeting the requirements described in this prospectus supplement can be established on a later remarketing date prior to the stock purchase date. If no remarketing occurs prior to that date, the initial rate will be the interest rate through maturity of the notes.

   Contract adjustment payments and interest payments on the senior notes payable for any period will be computed (1) for any full quarterly period on the basis of a 360-day year of twelve 30-day months and (2) for any period shorter than a full quarterly period, on the basis of a 30-day month and, for periods of less than a month, on the basis of the actual number of days elapsed per 30-day month. Contract adjustment payments and interest on the senior notes will accrue from November 21, 2001 and will be payable quarterly in arrears on February 16, May 16, August 16 and November 16 of each year, commencing February 16, 2002. If the purchase contracts are settled early, at your option, or terminated, you will have no right to receive any accrued and deferred contract adjustment payments.

   Our obligations with respect to the senior notes will be unsecured and will rank equally with all our other unsecured and unsubordinated indebtedness. See "Description of the Senior Notes" below and "Description of Debt Securities" in the accompanying prospectus.

   Contract adjustment payments and interest payments on the senior notes will be payable to the holders of normal units as they are registered on the books and records of the purchase contract agent on the relevant record dates. So long as the normal units remain in book-entry only form, the record date will be the business day prior to the relevant payment dates. Contract adjustment payments will be paid through the purchase contract agent, which will hold amounts received in respect of the contract adjustment payments for the benefit of the holders of the purchase contracts that are a part of such normal units. Subject to any applicable laws and regulations, each payment will be made as described under "Description of the Senior Notes--Book-Entry and Settlement" below. If the normal units do not remain in book-entry only form, the relevant record dates will be the 15th day prior to the relevant payment dates. If any date on which these payments and distributions are to be made is not a business day, then amounts payable on that date will be made on the next day that is a business day without any interest or other payment in respect of the delay, except that, if the business day is in the next calendar year, payment will be made on the immediately preceding business day, in each case with the same force and effect as if made on the scheduled payment date.

Option to Defer Contract Adjustment Payments

   We may, at our option and upon prior written notice to the holders of the units and the forward purchase contract agent, defer the payment of contract adjustment payments on the related forward purchase contracts forming a part of normal units and stripped units until no later than the stock purchase date. However, deferred contract adjustment payments will bear additional contract adjustment payments at the rate of 5.25% per year (compounding on each succeeding payment date) until paid. If the purchase contracts are terminated (upon the occurrence of certain events of bankruptcy, insolvency or reorganization with respect to us), the right to receive contract adjustment payments and deferred contract adjustment payments will also terminate.

   In the event that we elect to defer the payment of contract adjustment payments on the purchase contracts until the stock purchase date, each holder of normal units and stripped units will receive on the stock purchase date in respect of the deferred contract adjustment payments, in lieu of a cash payment, a number of shares of our common stock equal to (a) the aggregate amount of deferred contract adjustment payments payable to the holder divided by (b) the applicable market value.

   We will not issue any fractional shares of our common stock with respect to the payment of deferred contract adjustment payments on the stock purchase date. In lieu of fractional shares otherwise issuable with respect to such payment of deferred contract adjustment payments, the holder will be entitled to receive an amount in cash equal to the fraction of a share times the applicable market value.

   In the event we exercise our option to defer the payment of contract adjustment payments, then until the deferred contract adjustment payments have been paid, we will not, and we will not permit any subsidiary of ours to, declare or pay dividends on, make distributions with respect to, or redeem, purchase or acquire, or make a liquidation payment with respect to, our common stock other than:

    . purchases, redemptions or acquisitions of shares of our common stock in connection with any employment contract, benefit plan or other similar arrangement with or for the benefit of employees, officers or directors or a stock purchase or dividend reinvestment plan, or the satisfaction by us of our obligations pursuant to any contract or security outstanding on the date of such event,

    . as a result of a reclassification of our capital stock or the exchange or conversion of one class or series of our capital stock for another class or series of the capital stock,

    . the purchase of fractional interests in shares of our common stock pursuant to the conversion or exchange provisions of the security being converted or exchanged,

    . dividends or distributions in our common stock (or rights to acquire common stock), or repurchases, redemptions or acquisitions of common stock in connection with the issuance or exchange of common stock (or securities convertible into or exchangeable for shares of our common stock), or

    . redemptions, exchanges or repurchases of any rights outstanding under a shareholder rights plan or the declaration or payment thereunder of a dividend or distribution of or with respect to rights in the future.

Description of the Purchase Contracts

   Each purchase contract underlying a unit, unless earlier terminated, or earlier settled at your option or upon specified mergers and other transactions described below, will obligate you to purchase, and us to sell, for $100, on the stock purchase date a number of newly issued shares of our common stock equal to the settlement rate.

   The settlement rate, which is the number of newly issued shares of our common stock issuable upon settlement of a purchase contract on the stock purchase date, will, subject to adjustment under certain circumstances as described under "--Anti-dilution Adjustments" below, be as follows:

    . If the "applicable market value" of our common stock is equal to or greater than the threshold appreciation price of $107.97, which is 22% above, the settlement rate, which is equal to $100 divided by $107.97, will be 0.9262 shares of our common stock per purchase contract. Accordingly, if the market price for our common stock increases to an amount that is greater than $107.97 on the settlement date, the aggregate market value of the shares of common stock issued upon settlement of each purchase contract, assuming that this market value is the same as the applicable market value of our common stock, will be greater than $100, and if the market price equals $107.97, the aggregate market value of those shares, assuming that this market value is the same as the applicable market value of our common stock, will equal $100.

    . If the applicable market value of our common stock is less than $107.97 but greater than $88.50, the settlement rate will be equal to $100 divided by the applicable market value of our common stock per purchase contract. Accordingly, if the market price for our common stock increases but that market price is less than $107.97 on the settlement date, the aggregate market value of the shares of common stock issued upon settlement of each purchase contract, assuming that this market value is the same as the applicable market value of our common stock, will equal $100.

    . If the applicable market value of our common stock is less than or equal to $88.50, the settlement rate, which is equal to $100 divided by $88.50, will be 1.1299 shares of our common stock per purchase contract. Accordingly, if the market price for our common stock decreases to an amount that is less than $88.50 on the settlement date, the aggregate market value of the shares of common stock issued upon settlement of each purchase contract, assuming that the market value is the same as the applicable market value of our common stock, will be less than $100, and if the market price equals $88.50, the aggregate market value of those shares, assuming that this market value is the same as the applicable market value of our common stock, will equal $100.

   The "applicable market value" of our common stock is the average of the closing prices per share of our common stock on each of the 20 consecutive trading days ending on the third trading day immediately preceding the stock purchase date.

   For purposes of determining the applicable market value for our common stock, the closing price of our common stock on any date of determination means the closing sale price or, if no closing price is reported, the last reported sale price of our common stock on the NYSE on that date. If our common stock is not listed for trading on the NYSE on any date, the closing price of our common stock on any date of determination means the closing sales price as reported in the composite transactions for the principal U.S. securities exchange on which our common stock is so listed, or if our common stock is not so listed on a U.S. national or regional securities exchange, as reported by the Nasdaq stock market, or, if our common stock is not so reported, the last quoted bid price for our common stock in the over-the-counter market as reported by the National Quotation Bureau or similar organization or, if that bid price is not available, the market value of our common stock on that date as determined by a nationally recognized independent investment banking firm retained by us for this purpose.

   A trading day is a day on which our common stock (1) is not suspended from trading on any national or regional securities exchange or association or over-the-counter market at the close of business and (2) has traded at least once on the national or regional securities exchange or association or over-the-counter market that is the primary market for the trading of our common stock.

Settlement

   Settlement of the purchase contracts will occur on the stock purchase date, unless:

    . you have settled the related purchase contract prior to the stock purchase date through the early delivery of cash to the purchase contract agent, in the manner described in "--Early Settlement;"

    . we are involved in a merger prior to the stock purchase date in which at least 30% of the consideration for our common stock consists of cash or cash equivalents, and you have settled the related purchase contract through an early settlement as described in "--Early Settlement upon Cash Merger;" or

    . an event described under "--Termination of Purchase Contracts" below has occurred.

   The settlement of the purchase contracts on the stock purchase date will occur as follows:

    . for the stripped units or normal units that include pledged treasury securities, the cash payments on the treasury securities will automatically be applied to satisfy in full your obligation to purchase our common stock under the purchase contracts;

   . for the normal units in which the related senior notes remain a part of the normal units because of a failed remarketing, you may exercise your put right described under ''--Remarketing" below and we will apply the put price in satisfaction of your obligation to purchase our common stock under the purchase contracts; and

    . for the normal units in which the related senior notes remain a part of the normal units because of a failed remarketing, unless you exercise your put right, we will exercise our rights as a secured party to retain or dispose of the senior notes in accordance with applicable law in satisfaction of your obligation to purchase our common stock under the purchase contracts.

   In either event, our common stock will then be issued and delivered to you or your designee, upon payment of the applicable consideration, presentation and surrender of the certificate evidencing the units, if the units are held in certificated form, and payment by you of any transfer or similar taxes payable in connection with the issuance of our common stock to any person other than you.

   Prior to the date on which shares of common stock are issued in settlement of purchase contracts, our common stock underlying the related purchase contracts will not be deemed to be outstanding for any purpose and you will have no rights with respect to the common stock, including voting rights, rights to respond to tender offers and rights to receive any dividends or other distributions on the common stock, by virtue of holding the purchase contracts.

   No fractional shares of common stock will be issued by us pursuant to the purchase contracts. In place of fractional shares otherwise issuable, you will be entitled to receive an amount of cash equal to the fractional share, calculated on an aggregate basis in respect of the purchase contracts you are settling, times the applicable market value.

Remarketing

   The senior notes held by each holder of a normal unit will be subject to a remarketing on the third business day immediately preceding August 16, 2004, unless the holder elects not to participate in the remarketing. The proceeds of such remarketing will be used to purchase treasury securities, which will be pledged to secure the obligations of such participating holder of normal units under the related purchase contract. The redemption proceeds received on the pledged treasury securities underlying the normal unit of such holder will be used to satisfy such participating holder's obligation to purchase our common stock on the stock purchase date.

   Unless a holder of normal units delivers treasury securities in a kind and amount designated by the remarketing agent, as described below, the senior notes that are included in the normal units will be remarketed on the remarketing date, unless the remarketing agent delays the remarketing to a later date as described below. The remarketing date will be the third business day immediately preceding August 16, 2004, the last quarterly payment date before the stock purchase date.

   We will enter into a remarketing agreement with a nationally recognized investment banking firm, pursuant to which that firm will agree, as remarketing agent, to use its commercially reasonable best efforts to sell the senior notes which are included in normal units and which are participating in the remarketing at a price equal to at least 100.50% of the remarketing value.

   The "remarketing value" will be equal to the sum of:

    (1)the value at the remarketing date of such amount of treasury securities that will pay, on or prior to the quarterly payment date falling on the stock purchase date, an amount of cash equal to the aggregate interest payments that are scheduled to be payable on that quarterly payment date, on each senior note which is included in a normal unit and which is participating in the remarketing, assuming for this purpose, even if not true, that the interest rate on the senior notes remains at the initial rate; and

    (2)the value at the remarketing date of such amount of treasury securities that will pay, on or prior to the stock purchase date, an amount of cash equal to $100 for each senior note which is included in a normal unit and which is participating in the remarketing.

   For purposes of (1) and (2) above, the value on the remarketing date of the treasury securities will assume that (a) the treasury securities are highly liquid treasury securities maturing on or within 35 days prior to the stock purchase date (as determined in good faith by the remarketing agent in a manner intended to minimize the cash value of the treasury securities) and (b) those treasury securities are valued based on the ask-side price of the treasury securities at a time between 9:00 a.m. and 11:00 a.m., New York City time, selected by the remarketing agent, on the remarketing date (as determined on a third-day settlement basis by a reasonable and customary means selected in good faith by the remarketing agent) plus accrued interest to that date.

   The remarketing agent will use the proceeds from the sale of these senior notes in a successful remarketing described in this section to purchase, in the discretion of the remarketing agent, in open market transactions or at treasury auction, the amount and the types of treasury securities described in (a) and
(b) above, which it will deliver through the purchase contract agent to the collateral agent to secure the obligations under the related purchase contracts of holders of the normal units whose senior notes participated in the remarketing. The remarketing agent will deduct as a remarketing fee an amount not exceeding 25 basis points (0.25%) of the total proceeds from such remarketing. The remarketing agent will remit the remaining portion of the proceeds, if any, to the holders of the normal units participating in the remarketing.

   Alternatively, a holder of normal units may elect not to participate in the remarketing and retain the senior notes underlying those units by delivering the treasury securities described in (1) and (2) above, in the amount and types specified by the remarketing agent to the purchase contract agent on the fourth business day prior to the remarketing date. In such case, the interest rate on such holder's note would be reset to the reset rate, even though the holder did not participate in the remarketing.

   The purchase contract agent will give holders notice of remarketing, including the specific treasury securities (including the CUSIP numbers and/or the principal terms thereof) that must be delivered by holders that elect not to participate in the remarketing, on the seventh business day prior to the remarketing date. A holder electing not to participate in the remarketing must notify the purchase contract agent of such election and deliver such specified treasury securities to the purchase contract agent not later than 10:00 a.m. on the fourth business day prior to the remarketing date. A holder that notifies the purchase contract agent of such election but does not so deliver the treasury securities and a holder that does not notify the purchase contract agent will be deemed to have elected to participate in the remarketing. On the stock purchase date, the purchase contract agent will apply the cash payments received on the pledged treasury securities to pay the purchase price under the purchase contracts.

   If the remarketing agent cannot establish a reset rate on the remarketing date that will be sufficient to cause the then current aggregate market value of the senior notes to be equal to at least 100.50% of the remarketing value, assuming, even if not true, that all of the senior notes are held as components of normal units and will be remarketed, and the remarketing agent cannot remarket the senior notes offered for remarketing on the remarketing date at a price equal to at least 100.50% of the remarketing value, determined on the basis of the senior notes being remarketed, the remarketing agent will attempt to establish a reset rate meeting these requirements on each of the two immediately following business days. If the remarketing agent cannot establish a reset rate meeting these requirements on either of those days, it will attempt to establish such a reset rate on each of the three business days immediately preceding October 1, 2004. If the remarketing agent cannot establish such a reset rate during that period, it will further attempt to establish such a reset rate on each of the three business days immediately preceding the stock purchase date. We refer to each of these three business day periods as "remarketing periods" in this prospectus supplement. Any such remarketing will be at a price equal to at least 100.50% of the remarketing value (determined on the basis of the senior notes being remarketed) on the subsequent remarketing date.

   If the remarketing agent fails to remarket the senior notes offered for remarketing at the price specified in the preceding paragraph by the business day immediately preceding the stock purchase date, holders of senior notes will have the right to put their senior notes to us on the stock purchase date upon at least three business days prior notice at a price per senior note equal to $100. If a holder of normal units has exercised its put right but has not otherwise settled its purchase contract in cash by the close of business on the business day immediately preceding the stock purchase date (but without regard to the notice requirements described below under "--Notice to Settle with Cash"), the put price will be applied by us in satisfaction of its obligations under the purchase contract on the stock purchase date. If a holder of stripped units has exercised its put right, the put price will be paid to such holder on the stock purchase date.

   If the remarketing agent fails to remarket the senior notes by the business day immediately preceding the stock purchase date, any holder of normal units that has not exercised its put right and has not otherwise settled its purchase contract in cash by the close of business on the business day immediately preceding the stock purchase date (but without regard to the notice requirements described below under "--Notice to Settle with Cash") will be deemed to have directed, at our election, either (1) the collateral agent to dispose of such holder's senior notes in accordance with applicable law and at our direction, or (2) us to retain and cancel such holder's senior notes pledged as collateral, in either case in satisfaction of such holder's obligations under the purchase contract.

   We will cause a notice of any failed remarketing period to be published on the fourth business day immediately following such period, by publication in a daily newspaper in the English language of general circulation in New York City, which is expected to be The Wall Street Journal. We will also release this information by means of Bloomberg and Reuters newswire. In addition, we will request, not later than seven nor more than 15 calendar days prior to any remarketing period, that The Depository Trust Company (''DTC") notify its participants holding senior notes, normal units and stripped units of the remarketing. The notice of the failure of the second remarketing period and the DTC notification of the third remarketing period will provide the procedures that must be followed if a holder of units wishes to exercise its put right.

Optional Remarketing of Senior Notes Which Are Not Included in Normal Units

   Under the remarketing agreement, on or prior to the fourth business day immediately preceding the beginning of a remarketing period, holders of senior notes that are not included in normal units may elect to have their senior notes included in the remarketing by delivering their senior notes along with a notice of such election to the custodial agent prior to the beginning of a remarketing period, but no earlier than the payment date immediately preceding August 16, 2004. The custodial agent will hold these senior notes in an account separate from the collateral account in which the securities pledged to secure the holders' obligations under the purchase contracts will be held. Holders of senior notes electing to have their senior notes remarketed will also have the right to withdraw that election on or prior to the fifth business day immediately preceding the first day of the relevant remarketing period.

   On the third business day immediately prior to the relevant remarketing period, the custodial agent will deliver these separate senior notes to the remarketing agent for remarketing. The remarketing agent will use its commercially reasonable best efforts to remarket the separately held senior notes included in the remarketing at a price equal to at least 100.50% of the remarketing value, determined on the basis of the separately held senior notes being remarketed. After deducting as the remarketing fee an amount not exceeding 25 basis points (0.25%) of the total proceeds from such remarketing, the remarketing agent will remit to the collateral agent the remaining portion of the proceeds for payment to such participating holders.

   If, as described above, the remarketing agent cannot remarket the senior notes during any remarketing period, the remarketing agent will promptly return the senior notes to the custodial agent to release to the holders. Holders of senior notes that are not components of normal units may elect to have their senior notes remarketed during any subsequent remarketing period pursuant to the procedures described above. In addition, if the remarketing agent fails to remarket the senior notes by the business day immediately preceding the stock purchase date, holders of senior notes that are not components of normal units may exercise their put rights.

Early Settlement

   At any time not later than 10:00 a.m. on the seventh business day prior to November 16, 2004, a holder of units may settle the related purchase contracts by delivering to the purchase contract agent immediately available funds in an amount equal to $100 multiplied by the number of purchase contracts being settled. Holders may settle early only in units of 10 and integral multiples of 10.

   No later than the third business day after an early settlement, we will issue, and the holder will be entitled to receive, 0.9262 shares of our common stock for each unit, regardless of the market price of our common stock on the date of early settlement, subject to adjustment under the circumstances described under "--Anti-dilution Adjustments" below. At that time, the holder's right to receive future contract adjustment payments will terminate. The holder will also receive the senior notes or other securities underlying those units.

Notice to Settle with Cash

   Unless the treasury securities have replaced the senior notes as a component of normal units as a result of a successful remarketing of the notes or a tax event redemption, a holder of normal units may settle the related purchase contract with separate cash prior to 11:00 a.m., New York City time, on the fourth business day immediately preceding the stock purchase date. A holder of a normal unit wishing to settle the related purchase contract with separate cash must notify the purchase contract agent by presenting and surrendering the normal unit certificate evidencing the normal unit at the offices of the purchase contract agent with the form of "Notice to Settle by Separate Cash" on the reverse side of the certificate completed and executed as indicated on or prior to 5:00 p.m., New York City time, on the seventh business day immediately preceding the stock purchase date. If a holder of normal units who has given notice of its intention to settle the related purchase contract with separate cash fails to deliver the cash to the collateral agent on the business day immediately preceding the stock purchase date, such holder, if it has not exercised its put right, will be deemed to have directed us to retain the related senior note in full satisfaction of the holder's obligation to purchase shares of our common stock under the related purchase contracts.

Early Settlement upon Cash Merger

   Prior to the stock purchase date, if we are involved in a merger in which at least 30% of the consideration for our common stock consists of cash or cash equivalents ("cash merger"), then on or after the date of the cash merger each holder of the units will have the right to accelerate and settle the related purchase contract at the settlement rate in effect immediately before the cash merger. We refer to this right as the "merger early settlement right." We will provide each of the holders with a notice of the completion of a cash merger within five business days thereof. The notice will specify a date, which shall not be less than 20 nor more than 30 days after the date of the notice, on which the optional early settlement will occur and a date by which each holder's merger early settlement right must be exercised. The notice will set forth, among other things, the applicable settlement rate and the amount of the cash, securities and other consideration receivable by the holder upon settlement. To exercise the merger early settlement right, you must deliver to the purchase contract agent, on or one business day before the merger early settlement date, the certificate evidencing your units, if the units are held in certificated form, and payment of the applicable purchase price in the form of a certified or cashier's check. If you exercise the merger early settlement right, we will deliver to you on the merger early settlement date the kind and amount of securities, cash or other property that you would have been entitled to receive if you had settled the purchase contract immediately before the cash merger at the settlement rate in effect at such time. You will also receive the senior notes or treasury securities underlying those units. If you do not elect to exercise your merger early settlement right, your units will remain outstanding and subject to normal settlement on the stock purchase date.

Anti-dilution Adjustments

   The formula for determining the settlement rate and the number of shares of our common stock to be delivered upon an early settlement may be adjusted if certain events occur, including:

    (1)the payment of a stock dividend or other distributions on our common stock;

    (2)the issuance to all holders of our common stock of rights or warrants, other than any dividend reinvestment or share purchase or similar plans, entitling them to subscribe for or purchase our common stock at less than the current market price (as defined below);

    (3)subdivisions, splits and combinations of our common stock;

    (4)distributions to all holders of our common stock of evidences of our indebtedness, shares of capital stock, securities, cash or other assets (excluding any dividend or distribution covered by clause (1) or (2) above and any dividend or distribution paid exclusively in cash);

    (5)distributions consisting exclusively of cash to all holders of our common stock in an aggregate amount that, when combined with (a) other all-cash distributions made within the preceding 12 months and (b) the cash and the fair market value, as of the date of expiration of the tender or exchange offer referred to below, of the consideration paid in respect of any tender or exchange offer by us or a subsidiary of ours for our common stock concluded within the preceding 12 months, exceeds 15% of our aggregate market capitalization (such aggregate market capitalization being the product of the current market price of our common stock multiplied by the number of shares of common stock then outstanding) on the date fixed for the determination of stockholders entitled to receive such distribution; and

    (6)the successful completion of a tender or exchange offer made by us or any subsidiary of ours for our common stock that involves an aggregate consideration that, when combined with (a) any cash and the fair market value of other consideration payable in respect of any other tender or exchange offer by us or a subsidiary of ours for our common stock concluded within the preceding 12 months and (b) the aggregate amount of any all-cash distributions to all holders of our common stock made within the preceding 12 months, exceeds 15% of our aggregate market capitalization on the date of expiration of such tender or exchange offer.

   The "current market price" per share of our common stock on any day means the average of the daily closing prices for the five consecutive trading days preceding the earlier of the day preceding the day in question and the day before the "ex date" with respect to the issuance or distribution requiring such computation. For purposes of this paragraph, the term "ex date," when used with respect to any issuance or distribution, means the first date on which our common stock trades without the right to receive the issuance or distribution.

   In the case of reclassifications, consolidations, mergers, sales or transfers of assets or other transactions that cause our common stock to be converted into the right to receive other securities, cash or property, each purchase contract then outstanding would, without the consent of the holders of units, become a contract to purchase such other securities, cash or property instead of our common stock. In such event, on the stock purchase date the settlement rate then in effect will be applied to the value on the stock purchase date of the securities, cash or property a holder would have received if it had held the shares covered by the purchase contract when the applicable transaction occurred. Holders have the right to settle their obligations under the purchase contracts early in the event of certain cash mergers as described under "--Early Settlement upon Cash Merger."

   If at any time we make a distribution of property to our common stockholders that would be taxable to the stockholders as a dividend for United States federal income tax purposes (that is, distributions, evidences of indebtedness or assets, but generally not stock dividends or rights to subscribe for capital stock), and, pursuant to the settlement rate adjustment provisions of the purchase contract agreement, the settlement rate is increased, that increase may be deemed to be the receipt of taxable income to holders of units. See "U.S. Federal Income Tax Consequences--Purchase Contracts--Adjustment to Settlement Rate."

   In the case of the payment of a dividend or other distribution on our common stock of shares of capital stock of any class or series, or similar equity interests, of or relating to a subsidiary or other business unit, which we refer to as a "spin-off," the settlement rate in effect immediately before the close of business on the record date fixed for determination of stockholders entitled to receive that distribution will be increased by multiplying:

    .  the settlement rate by

    . a fraction, the numerator of which is the current market price of our common stock plus the fair market value, determined as described below, of the portion of those shares of capital stock or similar equity interests so distributed applicable to one share of common stock and the denominator of which is the current market price of our common stock.

   The adjustment to the settlement rate under the preceding paragraph will occur at the earlier of:

    . the tenth trading day from, and including, the effective date of the spin-off and

    . the date of the securities being offered in the initial public offering of the spin-off, if that initial public offering is effected simultaneously with the spin-off.

   For purposes of this section, "initial public offering" means the first time securities of the same class or type as the securities being distributed in the spin-off are bona fide offered to the public for cash.

   In the event of a spin-off that is not effected simultaneously with an initial public offering of the securities being distributed in the spin-off, the fair market value of the securities to be distributed to holders of our common stock means the average of the sale prices of those securities over the first 10 trading days after the effective date of the spin-off. Also, for purposes of such a spin-off, the current market price of our common stock means the average of the sales prices of our common stock over the first 10 trading days after the effective date of the spin-off.

   If, however, an initial public offering of the securities being distributed in the spin-off is to be effected simultaneously with the spin-off, the fair market value of the securities being distributed in the spin-off means the initial public offering price, while the current market price of our common stock means the sale price of our common stock on the trading day on which the initial public offering price of the securities being distributed in the spin-off is determined.

   In addition, we may increase the settlement rate if our board of directors deems it advisable to avoid or diminish any income tax to holders of our common stock resulting from any dividend or distribution of shares (or rights to acquire shares) or from any event treated as a dividend or distribution for income tax purposes or for any other reasons.

   Adjustments to the settlement rate will be calculated to the nearest 1/10,000th of a share. No adjustment in the settlement rate will be required unless the adjustment would require an increase or decrease of at least one percent in the settlement rate. If any adjustment is not required to be made because it would not change the settlement rate by at least one percent, then the adjustment will be carried forward and taken into account in any subsequent adjustment.

   We will be required, as soon as practicable following the occurrence of an event that requires or permits an adjustment in the settlement rate, to provide written notice to the holders of units of the occurrence of that event. We will also be required to deliver a statement setting forth in reasonable detail the method by which the adjustment to the settlement rate was determined and setting forth the revised settlement rate.

   Each adjustment to the settlement rate will result in a corresponding adjustment to the number of shares of our common stock issuable upon early settlement of a purchase contract.

Pledged Securities and Pledge Agreement

   The senior notes or treasury securities underlying the units will be pledged to the collateral agent for our benefit. Under the pledge agreement, the pledged securities will secure the obligations of holders of units to purchase our common stock under the purchase contract. A holder of a unit cannot separate or separately transfer the purchase contract from the pledged securities underlying the unit. Your rights to the pledged securities will be subject to our security interest created by the pledge agreement. You will not be permitted to withdraw the pledged securities related to the units from the pledge arrangement except:

    . to substitute specified treasury securities for the related pledged senior notes or other pledged treasury securities upon creation of a stripped unit;

    . to substitute senior notes or specified treasury securities for the related pledged treasury securities upon the recreation of a normal unit;

    . upon delivering specified treasury securities when electing not to participate in a remarketing; or

    .  upon the termination or early settlement of the purchase contracts.

   Subject to our security interest and the terms of the purchase contract agreement and the pledge agreement:

    . each holder of units that include senior notes will retain ownership of the senior notes and will be entitled through the purchase contract agent and the collateral agent to all of the rights of a holder of the senior notes, including interest payments, voting, redemption and repayment rights; and

    . each holder of units that include treasury securities will retain ownership of the treasury securities.

   We will have no interest in the pledged securities other than our security interest.

Quarterly Payments on Pledged Securities

   Except as described in "--Description of the Purchase Contracts," the collateral agent, upon receipt of quarterly interest payments on the pledged securities underlying the normal units, will distribute those payments to the purchase contract agent, which will, in turn, distribute that amount to persons who were the holders of normal units on the record date for the payment. As long as the units remain in book-entry only form, the record date for any payment will be one business day before the payment date.

Termination of Purchase Contracts

   The purchase contracts, our related rights and obligations and those of the holders of the units, including their rights to receive contract adjustment payments and obligations to purchase our common stock, will automatically terminate upon the occurrence of particular events of our bankruptcy, insolvency or reorganization.

   Upon such a termination of the purchase contracts, the collateral agent will release the securities held by it to the purchase contract agent for distribution to the holders. If a holder would otherwise have been entitled to receive less than $1,000 principal amount at maturity of any treasury security upon termination of the purchase contract, the purchase contract agent will dispose of the security for cash and pay the cash to the holder. Upon termination, however, the release and distribution may be subject to a delay. If we become the subject of a case under the federal bankruptcy code, a delay in the release of the pledged senior notes or treasury securities may occur as a result of the automatic stay under the bankruptcy code and continue until the automatic stay has been lifted. The automatic stay will not be lifted until such time as the bankruptcy judge agrees to lift it and return your collateral to you.

The Purchase Contract Agreement

   Distributions on the units will be payable, purchase contracts will be settled and transfers of the units will be registrable at the office of the purchase contract agent in the Borough of Manhattan, The City of New York. In addition, if the units do not remain in book-entry form, payment of distributions on the units may be made, at our option, by check mailed to the address of the persons shown on the unit register.

   If any quarterly payment date or the stock purchase date is not a business day, then any payment required to be made on that date must be made on the next business day (and so long as the payment is made on the next business day, without any interest or other payment on account of any such delay), except that if the next business day is in the next calendar year, the payment or settlement will be made on the prior business day with the same force and effect as if made on the payment date. A "business day" means any day other than Saturday, Sunday or any other day on which banking institutions and trust companies in The State of New York or at a place of payment are authorized or required by law, regulation or executive order to be closed.

   If your units are held in certificated form and you fail to surrender the certificate evidencing your units to the purchase contract agent on the stock purchase date, the shares of our common stock issuable in settlement of the related purchase contracts will be registered in the name of the purchase contract agent. These shares, together with any distributions on them, will be held by the purchase contract agent as agent for your benefit, until the certificate is presented and surrendered or you provide satisfactory evidence that the certificate has been destroyed, lost or stolen, together with any indemnity that may be required by the purchase contract agent and us.

   If your units are held in certificated form and (1) the purchase contracts have terminated prior to the stock purchase date, (2) the related pledged securities have been transferred to the purchase contract agent for distribution to the holders and (3) you fail to surrender the certificate evidencing your units to the purchase contract agent, the pledged securities that would otherwise be delivered to you and any related payments will be held by the purchase contract agent as agent for your benefit, until you present and surrender the certificate or provide the evidence and indemnity described above.

   The purchase agent will not be required to invest or to pay interest on any amounts held by it before distribution.

   No service charge will be made for any registration of transfer or exchange of the units, except for any applicable tax or other governmental charge.

Modification

   The purchase contract agreement, the pledge agreement and the purchase contracts may be amended with the consent of the holders of a majority of the units at the time outstanding. However, no modification may, without the consent of the holder of each outstanding unit affected by the modification:

    .  change any payment date;

    . change the amount or type of pledged securities required to be pledged to secure obligations under the units, impair the right of the holder of any units to receive distributions on the pledged securities underlying the units or otherwise adversely affect the holder's rights in or to the pledged securities;

    . change the place or currency of payment for any amounts payable in respect of the units, increase any amounts payable by holders in respect of the units or decrease any other amounts receivable by holders in respect of the units;

    . reduce any contract adjustment payment or change the place or currency of that payment;

    . impair the right to institute suit for the enforcement of any purchase contract;

    . reduce the number of shares of common stock purchasable under any purchase contract, increase the price to purchase shares of common stock on settlement of any purchase contract, change the stock purchase date or otherwise adversely affect the holder's rights under any purchase contract; or

    . reduce the above stated percentage of outstanding units the consent of whose holders is required for the modifications or amendment of the provisions of the purchase contract agreement, the pledge agreement or the purchase contracts.

Consolidation, Merger, Sale or Conveyance

   We will agree in the purchase contract agreement that we will not (1) merge with or into or consolidate with any other entity or (2) sell, assign, transfer, lease or convey all or substantially all of our properties and assets to any person, firm or corporation other than, with respect to clause (2), a direct or indirect wholly-owned subsidiary of Northrop Grumman, unless:

    . we are the continuing corporation or the successor corporation is a corporation organized under the laws of the United States of America or any state or the District of Columbia;

    . the successor entity expressly assumes its obligations under the purchase agreement, the pledge agreement, the purchase contracts and the remarketing agreement; and

    . we or such corporation is not, immediately after such merger, consolidation, sale, assignment, transfer, lease or conveyance, in default in the performance of any of our or its obligations under the purchase contract agreement, the pledge agreement, the purchase contracts or the remarketing agreement.

Title

   We, the purchase contract agent and the collateral agent may treat the registered holder of any units as the absolute owner of those units for the purpose of making payment and settling the related purchase contracts and for all other purposes.

Governing Law

   The purchase contract agreement, the pledge agreement and the purchase contracts will be governed by, and construed in accordance with, the laws of the State of New York.

Book-Entry System

   DTC will act as securities depositary for the units. The units will be issued only as fully-registered securities registered in the name of Cede & Co., DTC's nominee. One or more fully-registered global security certificates, representing the total aggregate number of units, will be issued and deposited with DTC and will bear a legend regarding the restrictions on exchanges and registration of transfer referred to below.

   The laws of some jurisdictions require that some purchasers of securities take physical delivery of securities in definitive form. Those laws may impair the ability to transfer beneficial interests in the units so long as the units are represented by global security certificates.

   DTC is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code and a "clearing agency" registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934.

   DTC holds securities that its participants deposit with DTC. DTC also facilitates the settlement among participants of securities transactions, including transfers and pledges, in deposited securities through electronic computerized book-entry changes in participants' accounts, thus eliminating the need for physical movement of securities certificates. Direct participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. DTC is owned by a number of its direct participants and by the NYSE, the American Stock Exchange, Inc., and the National Association of Securities Dealers, Inc., collectively referred to as participants. Access to the DTC system is also available to others, including securities brokers and dealers, bank and trust companies that clear transactions through or maintain a direct or indirect custodial relationship with a direct participant either directly or indirectly, collectively referred to as indirect participants. The rules applicable to DTC and its participants are on file with the SEC.

   No units represented by global security certificates may be exchanged in whole or in part for certificated units registered, and no transfer of global security certificates will be made in whole or in part for certificated units registered, and no transfer of global security certificates in whole or part may be registered, in the name of any person other than DTC or any nominee of DTC, unless, however, DTC has notified us that it is unwilling or unable to continue as depositary for the global security certificates and no successor depositary has been appointed within 90 days after this notice, has ceased to be qualified to act as required by the purchase contract agreement and no successor depositary has been appointed within 90 days after we learn that DTC is no longer qualified or we determine that we will no longer have debt securities represented by global securities or permit any of the global securities certificates to be exchangeable or there is a continuing default by us in respect of our obligations under one or more purchase contracts, the indenture, the purchase contract agreement, the senior notes, the units, the pledge agreement or any other principal agreements or instruments executed in connection with this offering. All units represented by one or more global security certificates or any portion of them will be registered in those names as DTC may direct.

   As long as DTC or its nominee is the registered owner of the global security certificates, DTC or that nominee will be considered the sole owner and holder of the global security certificates and all units represented by those certificates for all purposes under the units and the purchase contract agreement. Except in the limited circumstances referred to above, owners of beneficial interests in global security certificates will not be entitled to have the global security certificates or the units represented by those certificates registered in their names, will not receive or be entitled to receive physical delivery of units certificates in exchange and will not be considered to be owners or holders of the global security certificates or any units represented by those certificates for any purpose under the units or the purchase contract agreement. All payments on the units represented by the global security certificates and all related transfers and deliveries of senior notes, treasury securities and common stock will be made to DTC or its nominee as their holder.

   Ownership of beneficial interests in the global security certificates will be limited to participants or persons that may hold beneficial interests through institutions that have accounts with DTC or its nominee. Ownership of beneficial interests in global security certificates will be shown only on, and the transfer of those ownership interests will be effected only through, records maintained by DTC or its nominee with respect to participants' interests or by the participant with respect to interests of persons held by the participants on their behalf.

   Procedures for settlement of purchase contracts on the stock purchase date or upon early settlement will be governed by arrangements among DTC, participants and persons that may hold beneficial interests through participants designed to permit the settlement without the physical movement of certificates. Payments, transfers, deliveries, exchange and other matters relating to beneficial interests in global security certificates may be subject to various policies and procedures adopted by DTC from time to time.

   Neither we or any of our agents, nor the purchase contract agent or any of its agents, will have any responsibility or liability for any aspect of DTC's or any participant's records relating to, or for payments made on account of, beneficial interests in global security certificates, or for maintaining, supervising or reviewing any of DTC's records or any participant's records relating to those beneficial ownership interests.

   The information in this section concerning DTC and its book-entry system has been obtained from sources that we believe to be reliable, but we do not take responsibility for its accuracy.

Replacement of Units Certificates

   If physical certificates are issued, we will replace any mutilated certificate at your expense upon surrender of that certificate to the unit agent. We will replace certificates that become destroyed, lost or stolen at your expense upon delivery to us and the purchase contract agent of satisfactory evidence that the certificate has been destroyed, lost or stolen, together with any indemnity that may be required by the purchase contract agent and us.

   We, however, are not required to issue any certificates representing units on or after the stock purchase date or after the purchase contracts have terminated. In place of the delivery of a replacement certificate following the stock purchase date, the purchase contract agent, upon delivery of the evidence and indemnity described above, will deliver the shares of our common stock issuable pursuant to the purchase contracts included in the units evidenced by the certificate, or, if the purchase contracts have terminated prior to the stock purchase date, transfer the pledged securities related to the units evidenced by the certificate.

Information Concerning the Purchase Contract Agent

   JPMorgan Chase Bank (formerly known as The Chase Manhattan Bank) will initially act as purchase contract agent. The purchase contract agent will act as the agent and attorney-in-fact for the holders of units from time to time. The purchase contract agreement will not obligate the purchase contract agent to exercise any discretionary authority in connection with a default under the terms of the purchase contract agreement, the pledge agreement and the purchase contracts, or the pledged securities.

   The purchase contract agreement will contain provisions limiting the liability of the purchase contract agent. The purchase contract agreement will contain provisions under which the purchase contract agent may resign or be replaced. Resignation or replacement of the purchase contract agent would be effective upon the appointment of a successor.

   The purchase contract agent is one of a number of banks with which we and our subsidiaries maintain ordinary banking and trust relationships.

Information Concerning the Collateral Agent

   The Bank of New York will initially act as collateral agent. The collateral agent will act solely as our agent and will not assume any obligation or relationship of agency or trust for or with any of the holders of the units except for the obligations owed by a pledgee of property to the owner thereof under the pledge agreement and applicable law.

   The pledge agreement will contain provisions limiting the liability of the collateral agent. The pledge agreement will contain provisions under which the collateral agent may resign or be replaced. Resignation or replacement of the collateral agent would be effective upon the appointment of a successor.

   The collateral agent is one of a number of banks with which we and our subsidiaries maintain ordinary banking and trust relationships.

Miscellaneous

   The purchase contract agreement will provide that we will pay all fees and expenses related to:

    .  the offering of the units;

    .  the retention of the collateral agent;

    . the enforcement by the purchase contract agent of the rights of the holders of the units; and

    . with certain exceptions, stock transfer and similar taxes attributable to the initial issuance and delivery of our common stock upon settlement of the purchase contracts.

   Should you elect to create stripped units or recreate normal units, you will be responsible for any fees or expenses payable in connection with the substitution of the applicable pledged securities, as well as any commissions, fees or other expenses incurred in acquiring the pledged securities to be substituted, and we will not be responsible for any of those fees or expenses.

                        DESCRIPTION OF THE SENIOR NOTES

   The senior notes are to be issued under our indenture dated as of November 21, 2001 between Northrop Grumman and JPMorgan Chase Bank (formerly known as The Chase Manhattan Bank), as trustee. A copy of the form of the indenture is on file with the SEC and may be obtained by accessing the Internet address provided or contacting us as described under "Where You Can Find More Information." The following description is qualified in its entirety by reference to the provisions of the indenture. You should read the indenture carefully to fully understand the terms of the senior notes.

   Unless otherwise indicated, capitalized terms used in the following summary that are defined in the indenture have the meanings used in the indenture.

General

   The senior notes will mature on November 16, 2006 . The senior notes will initially pay interest at the annual rate of 5.25% on each February 16, May 16, August 16, and November 16, commencing on February 16, 2002, for quarterly payments due on or before August 16, 2004 . After that date, if the senior notes are successfully remarketed, they will pay interest at the reset rate from that date until they mature on November 16, 2006 . If the remarketing agent cannot establish a reset rate meeting the requirements described under "Description of the Equity Security Units--Remarketing," the remarketing agent will not reset the interest rate on the senior notes and the reset rate will continue to be the initial annual rate of 5.25%, until the remarketing agent can establish such a reset rate on a later remarketing date prior to the stock purchase date. If no remarketing occurs prior to that date, the initial rate will be the interest rate through maturity of the notes. The senior notes are not redeemable prior to their stated maturity except as described below.

   The amount of interest payable for any period will be computed (1) for any full quarterly period on the basis of a 360-day year of twelve 30-day months and (2) for any period shorter than a full quarterly period, on the basis of a 30-day month and, for periods of less than a month, on the basis of the actual number of days elapsed per 30-day month. If any date on which interest is payable on the senior notes is not a business day, the payment of the interest payable on that date will be made on the next day that is a business day, without any interest or other payment in respect of the delay, except that, if the business day is in the next calendar year, then the payment will be made on the immediately preceding business day, in each case with the same force and effect as if made on the scheduled payment date.

   The senior notes will be issued in denominations of $100 and integral multiples of $100.

   The senior notes will not have the benefit of a sinking fund.

   Payment of the principal and interest on the senior notes will rank equally with all of our other unsecured and unsubordinated debt. As of September 30, 2001, there existed approximately $5.3 billion of indebtedness incurred by subsidiaries, substantially all of which was guaranteed by Northrop Grumman, which guaranty obligation would have ranked equally with the senior notes and approximately $350 million of mandatorily redeemable preferred stock that would have ranked junior to the senior notes.

   The indenture does not limit the amount of additional indebtedness that we or any of our subsidiaries may incur. The senior notes will be the exclusive obligations of Northrop Grumman. Since our operations are conducted through subsidiaries, the cash flow and the consequent ability to service debt, including our senior notes, are partially dependent upon the earnings of our subsidiaries and the distribution of those earnings to, or upon other payments of funds by those subsidiaries to, us. The subsidiaries are separate and distinct legal entities and have no obligation, contingent or otherwise, to pay any amounts due on the senior notes or to make funds available for such payments, whether by dividends, loans or other payments. In addition, the payment of dividends and the making of loans and advances to us by our subsidiaries may be subject to statutory or contractual restrictions, are contingent upon the earnings of those subsidiaries, and are subject to various business considerations.

   Any right of Northrop Grumman to receive assets of any of its subsidiaries upon their liquidation or reorganization (and the resulting right of the holders of the senior notes to participate in those assets) will be effectively subordinated to the claims of that subsidiary's creditors (including trade creditors), except to the extent that Northrop Grumman is itself recognized as creditor of such subsidiary, in which case our claims would be subordinated to any security interests in the assets of such subsidiary and any indebtedness of such subsidiary senior to that held by us.

   We may, without the consent of the holders of the senior notes, create and issue additional notes ranking equally with the senior notes and otherwise similar in all respects so that such further notes would be consolidated and form a single series of notes.

Remarketing

   The senior notes will be remarketed as described under "Description of the Equity Security Units--Remarketing."

Optional Remarketing of Senior Notes Which Are Not Included in Normal Units

   On or prior to the fourth business day immediately preceding the first day of a remarketing period, holders of senior notes that are not components of normal units may elect to have their senior notes remarketed in the same manner as senior notes that are components of normal units by delivering their senior notes along with a notice of this election to the collateral agent. The collateral agent will hold the senior notes in an account separate from the collateral account in which the pledged securities will be held. Holders of senior notes electing to have their notes remarketed will also have the right to withdraw the election on or prior to the fourth business day immediately preceding the first day of the relevant remarketing period.

Tax Event Redemption

   If a tax event occurs and is continuing, we may, at our option, redeem the senior notes in whole, but not in part, at any time at a price, which we refer to as the redemption price, equal to, for each senior note, the redemption amount referred to below plus accrued and unpaid interest, if any, to the date of redemption. Installments of interest on senior notes which are due and payable on or prior to a redemption date will be payable to holders of the senior notes registered as such at the close of business on the relevant record dates. If, following the settlement of the purchase contracts and following the occurrence of a tax event, we exercise our option to redeem the senior notes, the proceeds of the redemption will be payable in cash to the holders of the senior notes. If the tax event redemption occurs prior to a successful remarketing of the senior notes, the redemption price for the senior notes forming part of normal units at the time of the tax event redemption will be distributed to the collateral agent, who in turn will purchase the applicable treasury portfolio described below on behalf of the holders of normal units and remit the remainder of the redemption price, if any, to the purchase contract agent for payment to the holders. The treasury portfolio will be substituted for corresponding senior notes and will be pledged to the collateral agent to secure the obligations of the holders of the normal units to purchase shares of our common stock under the purchase contracts.

   "Tax event" means the receipt by Northrop Grumman of an opinion of nationally recognized tax counsel experienced in such matters (which may be Sheppard, Mullin, Richter & Hampton LLP) to the effect that there is more than an insubstantial risk that interest payable by us on the senior notes on the next interest payment date would not be deductible, in whole or in part, by us for United States federal income tax purposes as a result of any amendment to, change in, or announced proposed change in, the laws, or any regulations thereunder, of the United States or any political subdivision or taxing authority thereof or therein affecting taxation, any amendment to or change in an official interpretation or application of any such law or regulations by any legislative body, court, governmental agency or regulatory authority or any official interpretation or pronouncement that provides for a position with respect to any such laws or regulations that differs from the generally accepted position on the date of this prospectus supplement, which amendment, change, or proposed change is effective or which interpretation or pronouncement is announced on or after the date of this prospectus supplement.

   "Redemption amount" means in the case of a tax event redemption occurring prior to a successful remarketing of the senior notes, for each senior note the product of the principal amount of the note and a fraction whose numerator is the treasury portfolio purchase price and whose denominator is the aggregate principal amount of senior notes outstanding on the tax event redemption date, and in the case of a tax event redemption date occurring after a successful remarketing of the senior notes, the par value of the senior notes.

   "Treasury portfolio" shall mean a portfolio of zero-coupon U.S. treasury securities consisting of principal or interest strips of U.S. treasury securities that mature on or prior to the stock purchase date in an aggregate amount equal to the aggregate principal amount of the senior notes outstanding on the tax event redemption date, and with respect to each scheduled interest payment date on the senior notes that occurs after the tax event redemption date and no later than the stock purchase date, interest or principal strips of U.S. treasury securities that mature on or prior to that interest payment date in an aggregate amount equal to the aggregate interest payment that would be due on the aggregate principal amount of the senior notes outstanding on the tax event redemption date. These treasury securities are non-callable by us.

   "Treasury portfolio purchase price" means the lowest aggregate price quoted by a primary U.S. government securities dealer in New York City to the quotation agent on the third business day immediately preceding the tax event redemption date for the purchase of the treasury portfolio for settlement on the tax event redemption date.

   "Quotation agent" means J.P. Morgan Securities Inc. or Salomon Smith Barney Inc., or a successor of either or any other primary U.S. government securities dealer in New York City selected by us.

   Notice of any redemption will be mailed at least 30 days but not more than 60 days before the redemption date to each registered holder of senior notes to be redeemed at its registered address. Unless we default in payment of the redemption price, on and after the redemption date interest shall cease to accrue on the senior notes. In the event any notes are called for redemption, neither we nor the trustee will be required to register the transfer of or exchange the notes to be redeemed.

Book-Entry and Settlement

   Senior notes that are released from the pledge following substitution or early settlement will be issued in the form of one or more global certificates, which we refer to as global securities, registered in the name of DTC or its nominee. Except as provided below and except upon recreation of normal units, owners of beneficial interests in such a global security will not be entitled to receive physical delivery of notes in certificated form and will not be considered the holders (as defined in the indenture) thereof for any purpose under the indenture, and no global security representing notes shall be exchangeable, except for another global security of like denomination and tenor to be registered in the name of DTC or its nominee or a successor depositary or its nominee. Accordingly, each beneficial owner must rely on the procedures of DTC or if such person is not a participant, on the procedures of the participant through which such person owns its interest to exercise any rights of a holder under the indenture.

   The laws of some jurisdictions may require that certain purchasers of securities take physical delivery of the securities in certificated form. These laws may impair the ability to transfer beneficial interests in such a global security.

   In the event that

    . DTC notifies us that it is unwilling or unable to continue as a depositary for the global security certificates and no successor depositary has been appointed within 90 days after this notice, or

    . DTC at any time ceases to be a clearing agency registered under the Securities Exchange Act at which time DTC is required to be so registered to act as depositary and no successor depositary has been appointed within 90 days after we learn that DTC has ceased to be so registered, or

    . we determine in our sole discretion that we will no longer have debt securities represented by global securities or permit any of the global security certificates to be exchangeable or an event of default under the indenture has occurred and is continuing, certificates for the notes will be printed and delivered in exchange for beneficial interests in the global security certificates. Any global note that is exchangeable pursuant to the preceding sentence shall be exchangeable for note certificates registered in the names directed by DTC. We expect that these instructions will be based upon directions received by DTC from its participants with respect to ownership of beneficial interests in the global security certificates.

                     U.S. FEDERAL INCOME TAX CONSEQUENCES

   The following is a discussion of the principal U.S. federal income tax consequences of the purchase, ownership and disposition of the units, the senior notes, treasury securities and purchase contracts that are or may be the components of a unit, and shares of our common stock acquired under a purchase contract to U.S. holders of units who purchase units in the initial offering at their original offering price and hold the units, senior notes, treasury securities, purchase contracts and shares of our common stock as capital assets. This discussion is based upon the Internal Revenue Code of 1986 as amended (the "Code"), treasury regulations (including proposed treasury regulations) issued thereunder, Internal Revenue Service ("IRS") rulings and pronouncements and judicial decisions now in effect, all of which are subject to change, possibly with retroactive effect.

   This discussion does not address all aspects of U.S. federal income taxation that may be relevant to U.S. holders in light of their particular circumstances, such as holders who are subject to special tax treatment (for example, (1) banks, regulated investment companies, insurance companies, dealers in securities or currencies or tax-exempt organizations, (2) persons holding units, senior notes or shares of common stock as part of a straddle, hedge, conversion transaction or other integrated investment, or (3) persons whose functional currency is not the U.S. dollar), some of which may be subject to special rules, nor does it address alternative minimum taxes or state, local or foreign taxes.

   No statutory, administrative or judicial authority directly addresses the treatment of units or instruments similar to units for U.S. federal income tax purposes. As a result, no assurance can be given that the IRS or a court will agree with the tax consequences described herein. Prospective investors are urged to consult their own tax advisors with respect to the U.S. federal income tax consequences of the purchase, ownership and disposition of units, senior notes and shares of common stock acquired under a purchase contract in light of their own particular circumstances, as well as the effect of any state, local or foreign tax laws.

                         Consequences to U.S. Holders

   The following is a discussion of U.S. federal income tax considerations relevant to a "U.S. holder" of units. For purposes of this discussion, the term U.S. holder means an individual who is a citizen or resident of the United States, a U.S. domestic corporation or any other entity or person generally subject to U.S. federal income tax on a net income basis.

Normal Units

   Allocation of Purchase Price. A U.S. holder's acquisition of a normal unit will be treated as an acquisition of the senior note and the purchase contract constituting the unit for U.S. federal income tax purposes. The purchase price of each unit will be allocated among the senior note and the purchase contract constituting the unit, in proportion to their respective fair market values at the time of purchase. Such allocation will establish the U.S. holder's initial tax basis in the senior note and the purchase contract. We expect to report the fair market value of each senior note as $100.00 and the fair market value of each purchase contract as $0.00. This position will be binding on each U.S. holder (but not on the IRS) unless such U.S. holder explicitly discloses a contrary position on a statement attached to such U.S. holder's timely filed U.S. federal income tax returns for the taxable year in which a unit is acquired. Thus, absent such disclosure, a U.S. holder should allocate the purchase price for a unit in accordance with the values reported by us. The remainder of this discussion assumes that this allocation of the purchase price of a unit will be respected for U.S. federal income tax purposes.

   Ownership of Senior Notes or Treasury Securities. For U.S. federal income tax purposes, a U.S. holder will be treated as owning the senior notes or treasury securities constituting a part of the units owned. We (under the terms of the units) and each U.S. holder (by acquiring units) agree to treat the senior notes or treasury securities constituting a part of the units as owned by such U.S. holder for all tax purposes, and the remainder of this summary assumes such treatment. The U.S. federal income tax consequences of owning the senior notes or treasury securities are discussed below (see "--Senior Notes," "--Stripped Units" and "--Treasury Securities Purchased on Remarketing").

   Sales, Exchanges or Other Taxable Dispositions of Units. If a U.S. holder sells, exchanges or otherwise disposes of units in a taxable disposition, such U.S. holder will be treated as having sold, exchanged or disposed of each of the purchase contract and the senior note (or treasury securities) that constitute such unit. The proceeds realized on such disposition will be allocated among the purchase contract and the senior note (or treasury securities) in proportion to their respective fair market values. As a result, as to each of the purchase contract and the senior note (or treasury securities), a U.S. holder generally will recognize gain or loss equal to the difference between the portion of the proceeds received by such U.S. holder that is allocable to the purchase contract and the senior note (or treasury securities) and such U.S. holder's adjusted tax basis in the purchase contract and the senior note (or treasury securities), except that amounts received by a taxpayer who uses a cash method of tax accounting with respect to accrued but unpaid interest on treasury securities will be treated as ordinary interest income to the extent not previously taken into income. For treatment of amounts received with respect to contract adjustment payments or deferred contract adjustment payments, see "--Purchase Contracts--Contract Adjustment Payments and Deferred Contract Adjustment Payments" below.

   In the case of the purchase contract and the treasury securities, such gain or loss generally will be capital gain or loss. Such gain or loss generally will be long-term capital gain or loss if the U.S. holder held the units (or, in the case of the treasury securities, the treasury security) for more than one year immediately prior to such disposition. Long-term capital gains of individuals are eligible for reduced rates of taxation. The deductibility of capital losses is subject to limitations. The rules governing the determination of the character of gain or loss on the disposition of a senior note are summarized under "--Senior Notes--Sales, Exchanges, Remarketing or Other Taxable Dispositions of Senior Notes." Because gain or loss on disposition of a senior note may be treated as ordinary income or loss, disposition of a unit consisting of a purchase contract and a senior note may give rise to capital gain or loss on the purchase contract and ordinary income or loss on the senior note, which must be reported separately for U.S. federal income tax purposes.

   If the sale, exchange or other disposition of a unit occurs when the purchase contract has a negative value, a U.S. holder should be considered to have received additional consideration for the senior note (or treasury securities) in an amount equal to such negative value and to have paid such amount to be released from such U.S. holder's obligations under the related purchase contract. Because, as discussed below, any gain on the disposition of a senior note prior to the purchase contract settlement date generally will be treated as ordinary interest income for U.S. federal income tax purposes, the ability to offset such interest income with a loss on the purchase contract may be limited. U.S. holders should consult their tax advisors regarding a disposition of a unit at a time when the purchase contract has a negative value.

Senior Notes

   Classification of the Senior Notes. In connection with the issuance of the senior notes, our counsel, Sheppard, Mullin, Richter & Hampton LLP, is of the opinion that, under current law, and based on certain representations, facts and assumptions set forth in the opinion, the senior notes will be classified as indebtedness for U.S. federal income tax purposes. We (under the terms of the senior notes) and each U.S. holder (by acquiring senior notes) agree to treat the senior notes as our indebtedness for all tax purposes.

   Original Issue Discount. Because of the manner in which the interest rates on the senior notes are reset, the senior notes will be classified as contingent payment debt instruments subject to the "noncontingent bond method" for accruing original issue discount, as set forth in the applicable Treasury Regulations.

   As discussed more fully below, the effects of applying such method will be
(1) to require each U.S. holder, regardless of such holder's usual method of tax accounting, to use an accrual method with respect to the interest income on senior notes, (2) to require each U.S. holder to accrue interest income in excess of interest payments actually received for all accrual periods through August 16, 2004, and possibly for accrual periods thereafter, and (3) generally to result in ordinary, rather than capital, treatment of any gain or loss on the sale, exchange or other disposition of senior notes. (See "--Sales, Exchanges, Remarketing or Other Taxable Dispositions of Senior Notes" below.)

   A U.S. holder will be required to accrue original issue discount on a constant yield to maturity basis based on the "comparable yield" of the senior notes. The comparable yield of the senior notes generally will be the rate at which we would issue a fixed rate noncontingent debt instrument with terms and conditions similar to the senior notes. We have determined that the comparable yield is 6.0% and the projected payments are $1.24 on February 16, 2002, $1.31 for each subsequent quarter ending on or prior to August 16, 2004 and $1.76 for each quarter ending after August 16, 2004. We have also determined that the projected payment for the senior notes, per $100 of principal amount, at the maturity date is $101.76 (which includes the stated principal amount of the senior notes as well as the final projected interest payment).

   The amount of original issue discount on a senior note for each accrual period is determined by multiplying the comparable yield of the senior note (adjusted for the length of the accrual period) by the senior note's adjusted issue price at the beginning of the accrual period. Based on the allocation of the purchase price of each unit described above (see "--Normal Units--Allocation of Purchase Price"), the adjusted issue price of each senior note, per $100 of principal amount, at the beginning of the first accrual period will be $100, and the adjusted issue price of each senior note at the beginning of each subsequent accrual period will be equal to $100, increased by any original issue discount previously accrued by such U.S. holder on such senior note and decreased by the amount of projected payments on such senior note through such date. The amount of original issue discount so determined will then be allocated on a ratable basis to each day in the accrual period that such U.S. holder holds the senior note.

   If after the date on which the interest rate on the senior notes is reset, the remaining amounts of principal and interest payable differ from the payments set forth on the applicable projected payment schedule, negative or positive adjustments reflecting such difference should generally be taken into account by such U.S. holder as adjustments to interest income in a reasonable manner over the period to which they relate. We expect to account for any such difference with respect to a period as an adjustment for that period.

   A U.S. holder is generally bound by the comparable yield and projected payment schedule provided by us under the terms of the units. The comparable yield and projected payment schedules are supplied by us solely for computing income under the noncontingent bond method for U.S. federal income tax purposes and do not constitute projections or representations as to the amounts that such U.S. holder will actually receive as a result of owning senior notes or units.

   Tax Basis in Senior Notes. A U.S. holder's tax basis in a senior note will be equal to the portion of the purchase price for the units allocated to the senior notes as described above (see "--Normal Units--Allocation of Purchase Price"), increased by the amount of original issue discount included in income with respect to the senior note and decreased by the amount of projected payments with respect to the senior note through the computation date.

   Sales, Exchanges, Remarketing or Other Taxable Dispositions of Senior Notes. A U.S. holder will recognize gain or loss on a disposition of senior notes (including a redemption for cash or upon the remarketing thereof) in an amount equal to the difference between the amount realized by such U.S. holder on the disposition of the senior notes and such U.S. holder's adjusted tax basis in such senior notes. Selling expenses incurred by such U.S. holder, including the remarketing fee, will reduce the amount of gain or increase the amount of loss recognized by such U.S. holder upon a disposition of senior notes. Gain recognized on the disposition of a senior note prior to the date on which the interest rate on the senior notes is reset will be treated as ordinary interest income. Loss recognized on the disposition of a senior note prior to the interest rate reset date will be treated as ordinary loss to the extent of such U.S. holder's prior inclusions of original issue discount on the senior note reduced by coupon payments received. Any loss in excess of such amount will be treated as a capital loss. In general, gain recognized on the disposition of a senior note on or after the interest rate reset date will be ordinary interest income to the extent attributable to the excess, if any, of the total remaining principal and interest payments due on the senior note over the total remaining payments set forth on the projected payment schedule for the senior note. Any gain recognized in excess of such amount and any loss recognized on such a disposition will generally be treated as a capital gain or loss. Long-term capital gains of individuals are eligible for reduced rates of taxation. The deductibility of capital losses is subject to limitations.

Purchase Contracts

   Acquisition of our Common Stock Under a Purchase Contract. A U.S. holder generally will not recognize gain or loss on the purchase of our common stock under a purchase contract, except with respect to any cash paid to a U.S. holder in lieu of a fractional share of our common stock, which should be treated as paid in exchange for such fractional share. A U.S. holder's aggregate initial tax basis in the common stock received under a purchase contract should generally equal the purchase price paid for such common stock, plus the properly allocable portion of such U.S. holder's adjusted tax basis (if any) in the purchase contract (see "--Normal Units --Allocation of Purchase Price"), less the portion of such purchase price and adjusted tax basis allocable to the fractional share. The holding period for our common stock received under a purchase contract will commence on the day following the acquisition of such common stock.

   Early Settlement of Purchase Contract. The purchase of our common stock on early settlement of a purchase contract will be taxed as described above. A U.S. holder of units will not recognize gain or loss on the return of such U.S. holder's proportionate share of senior notes or treasury securities upon early settlement of a purchase contract and will have the same adjusted tax basis and holding period in such senior notes or treasury securities as before such early settlement.

   Termination of Purchase Contract. If a purchase contract terminates, a U.S. holder of units will recognize a loss equal to such U.S. holder's adjusted tax basis (if any) in the purchase contract at the time of such termination. Any such loss will be capital. The deductibility of capital losses is subject to limitations. A U.S. holder will not recognize gain or loss on the return of such U.S. holder's proportionate share of senior notes or treasury securities upon termination of the purchase contract and such U.S. holder will have the same adjusted tax basis and holding period in such senior notes or treasury securities as before such termination.

   Adjustment to Settlement Rate. A U.S. holder of units might be treated as receiving a constructive dividend distribution from us if (1) the settlement rate is adjusted and as a result of such adjustment such U.S. holder's proportionate interest in our assets or earnings and profits is increased and
(2) the adjustment is not made pursuant to a bona fide, reasonable anti-dilution formula. An adjustment in the settlement rate would not be considered made pursuant to such a formula if the adjustment were made to compensate a U.S. holder for certain taxable distributions with respect to the common stock. Thus, under certain circumstances, an increase in the settlement rate might give rise to a taxable dividend to a U.S. holder of units even though such U.S. holder would not receive any cash related thereto.

   Contract Adjustment Payments and Deferred Contract Adjustment Payments. There is no direct authority addressing the treatment, under current law, of the contract adjustment payments or deferred contract adjustment payments, and such treatment is, therefore, unclear. Contract adjustment payments and deferred contract adjustment payments may constitute taxable ordinary income to a U.S. holder when received or accrued, in accordance with such U.S. holder's regular method of tax accounting. We intend to file information returns that report contract adjustment payments and deferred contract adjustment payments as taxable ordinary income to U.S. holders. U.S. holders should consult their tax advisors concerning the treatment of contract adjustment payments and deferred contract adjustment payments, including the possibility that any contract adjustment payment or deferred contract adjustment payment may be treated as a loan, purchase price adjustment, rebate or payment analogous to an option premium, rather than being includible in income on a current basis.

   The treatment of contract adjustment payments and deferred contract adjustment payments could affect a U.S. holder's adjusted tax basis in a purchase contract or shares of our common stock received under a purchase contract or the amount realized by a U.S. holder upon the sale or disposition of a unit or the termination of a purchase contract. In particular,

    . amounts received on sale or disposition of a unit or on termination of a purchase contract with respect to any accrued but unpaid contract adjustment payments or deferred contract adjustment payments that have not been included in a U.S. holder's income may be treated as ordinary income

    . any contract adjustment payments or deferred contract adjustment payments that have been included in a U.S. holder's income, but that have not been paid to such U.S. holder, should increase such U.S. holder's adjusted tax basis in the purchase contract

    . any contract adjustment payments or deferred contract adjustment payments that have been paid to a U.S. holder, but that have not been included in such U.S. holder's income, should either reduce such U.S. holder's adjusted tax basis in the purchase contract or result in an increase in the amount realized on termination or disposition of the purchase contract.

Common Stock

   Any distribution on our common stock paid by us out of our current or accumulated earnings and profits (as determined for U.S. federal income tax purposes) will constitute a dividend and will be includible in income by a U.S. holder when received. Any such dividend will be eligible for the dividends received deduction if the U.S. holder is an otherwise qualifying corporate holder that meets the holding period and other requirements for the dividends received deduction.

   Upon a disposition of our common stock, a U.S. holder will recognize capital gain or loss in an amount equal to the difference between the amount realized and such U.S. holder's adjusted tax basis in our common stock (see "--Purchase Contracts--Acquisition of our Common Stock Under a Purchase Contract"). Capital gains of individuals derived in respect of capital assets held for more than one year are eligible for reduced rates of taxation.

Stripped Units

   Substitution of Treasury Securities to Create Stripped Units. A U.S. holder of normal units who delivers treasury securities to the collateral agent in substitution for senior notes or other pledged securities generally will not recognize gain or loss upon the delivery of such treasury securities or the release of the senior notes or other pledged securities to such U.S. holder. Such U.S. holder will continue to take into account items of income or deduction otherwise includible or deductible, respectively, by such U.S. holder with respect to such treasury securities and senior notes or other pledged securities, and the purchase contract will not be affected by such delivery and release. In general, a U.S. holder will be required for U.S. federal income tax purposes to recognize original issue discount on the treasury securities, on a constant yield basis, regardless of your method of accounting, or acquisition discount on the treasury securities, when it is paid or accrues generally in accordance with such U.S. holder's normal method of accounting. U.S. holders should consult their own tax advisors concerning the tax consequences of purchasing, owning and disposing of the treasury securities so delivered to the collateral agent.

   Substitution of Senior Notes to Recreate Normal Units. A U.S. holder of stripped units who delivers senior notes to the collateral agent in substitution for pledged treasury securities generally will not recognize gain or loss upon the delivery of such senior notes or the release of the pledged treasury securities to such U.S. holder. Such U.S. holder will continue to take into account items of income or deduction otherwise includible or deductible, respectively, by such holder with respect to such pledged treasury securities and such senior notes. Such U.S. holder's tax basis in the senior notes, the pledged treasury securities and the purchase contract will not be affected by such delivery and release. U.S. holders should consult their own advisors concerning the tax consequences of purchasing, owning and disposing of the treasury securities so released to them.

Treasury Securities Purchased on Remarketing

   A U.S. holder's initial basis in the treasury securities purchased by the collateral agent in connection with a remarketing will be equal to the amount paid for the treasury securities.

   If a U.S. holder is on the cash method of accounting, it will generally not include income on these treasury securities until payment is received on them. If a U.S. holder is on the accrual method of accounting, it will be required to include acquisition discount in income over the remaining term of the treasury securities and will increase its basis in the treasury securities by the amount of acquisition discount included in income.

Backup Withholding Tax and Information Reporting

   Unless a U.S. holder is an exempt recipient, such as a corporation, payments under units, senior notes, purchase contracts, treasury securities or common stock, the proceeds received with respect to a fractional share of common stock upon the settlement of a purchase contract, and the proceeds received from the sale of units, senior notes, purchase contracts, treasury securities or common stock, may be subject to information reporting and may also be subject to U.S. federal backup withholding tax if such U.S. holder fails to supply accurate taxpayer identification numbers or otherwise fails to comply with applicable U.S. information reporting or certification requirements. The U.S. federal backup withholding tax rate for 2001 is 30.5% and is scheduled to be reduced gradually to 28% by the year 2006 for payments made prior to taxable years beginning after December 31, 2010. Any amounts so withheld will be allowed as a credit against the U.S. holder's U.S. federal income tax liability. Any amounts withheld under the backup withholding rules will be allowed as a credit against your United States federal income tax liability provided the required information is furnished to the Internal Revenue Service.

                       Consequences to Non-U.S. Holders

   The following discussion is a summary of the principal United States federal income tax consequences resulting from the purchase, acquisition and ownership of units by "Non-U.S. holders." For purposes of the discussion under this heading "Non-U.S. Holders," a "Non-U.S. holder" is a holder of a unit that is not a U.S. person. A "U.S. person" is a citizen or resident of the United States, a corporation, partnership or other entity created or organized in or under the laws of the United States or any political subdivision thereof, an estate the income of which is subject to U.S. federal income taxation regardless of its source or a trust if (i) a U.S. court is able to exercise primary supervision over the trust's administration and (ii) one or more U.S. persons have the authority to control all of the trust's substantial decisions.

   Current payments and dividends. The payment of interest and amounts attributable to original issue discount on the senior notes or treasury securities to a Non-U.S. holder will not be subject to U.S. federal withholding tax if: (1) in the case of senior notes, the Non-U.S. holder does not actually or constructively own 10% or more of the total voting power of all of our voting stock and is not a controlled foreign corporation that is related to us within the meaning of the Code, and (2) the beneficial owner of the senior note or treasury securities provides a statement signed under penalties of perjury that includes its name and address and certifies that it is a Non-U.S. holder in compliance with applicable requirements (or satisfies certain documentary evidence requirements for establishing that it is a Non-U.S. holder). If the foregoing exceptions do not apply, payments on the senior notes (or treasury securities with an original term longer that 183 days) may be subject to gross withholding at the rate of 30% (or such lower rate as may be available to a Non-U.S. holder under an applicable treaty).

   Although the treatment of the contract adjustment payments for U.S. federal income tax purposes is unclear, we will take the view that such payments to Non-U.S. holders are subject to the 30% U.S. withholding tax and will withhold accordingly. Non-U.S. holders should consult with their tax advisors regarding whether such withholdings may be refundable under an applicable treaty or otherwise.

   Dividend payments to Non-U.S. holders in respect of our common stock will be subject to U.S. withholding tax at a rate of 30% (or such lower rate as may be available to a Non-U.S. holder under an applicable treaty).

   Gain or loss on disposition. A Non-U.S. holder will not be subject to U.S. federal income tax on gain realized on the sale, exchange, maturity or redemption of either a normal unit, a stripped unit, a senior note, a purchase contract, any treasury securities, or any shares of our common stock unless (1) such gain is effectively connected with the conduct by the holder of a trade or business in the United States or (2) in the case of gain realized by an individual holder, the holder is present in the United States for 183 days or more in the taxable year of the sale and either (A) such gain or income is attributable to an office or other fixed place of business maintained in the United States by such holder or (B) such holder has a tax home in the United States.

   Information reporting and backup withholding. In general, backup withholding and information reporting will not apply to payments made by us or our paying agents, in their capacities as such, to a Non-U.S. holder if the holder has provided the required certification that it is a Non-U.S. holder, provided that neither we nor our paying agent has actual knowledge that the holder is a U.S. person.

                             ERISA CONSIDERATIONS

   The following is a summary of certain considerations associated with the acquisition, holding and disposition of units (and the securities underlying such units) by employee benefit plans that are subject to Title I of the U.S. Employee Retirement Income Security Act of 1974, as amended ("ERISA"), plans, individual retirement accounts and other arrangements that are subject to
Section 4975 of the Code or provisions under any federal, state, local, non-U.S. or other laws or regulations that are similar to such provisions of the Code or ERISA (collectively, "similar laws"), and entities whose underlying assets are considered to include "plan assets" of such plans, accounts and arrangements (each, a "plan").

General Fiduciary Matter

   ERISA and the Code impose certain duties on persons who are fiduciaries of a plan subject to Title I of ERISA or Section 4975 of the Code and prohibit certain transactions involving the assets of a plan and its fiduciaries or other interested parties. Under ERISA and the Code, any person who exercises any discretionary authority or control over the administration of such a plan or the management or disposition of the assets of such plan, or who renders investment advice for a fee or other compensation to such a plan, is generally considered to be a fiduciary of the plan.

   In considering an investment in the securities of a portion of the assets of any plan, a fiduciary should determine whether the investment is in accordance with the documents and instruments governing the plan and the applicable provisions of ERISA, the Code or any similar law relating to a fiduciary's duties to the plan including, without limitation, the prudence, diversification, delegation of control and prohibited transaction provisions of ERISA, the Code and any other applicable similar laws.

   Any insurance company proposing to invest assets of its general account in the securities should consider the extent that such investment would be subject to the requirements of ERISA in light of the U.S. Supreme Court's decision in John Hancock Mutual Life Insurance Co. v. Harris Trust and Savings Bank and under any subsequent legislation or other guidance that has or may become available relating to that decision, including the enactment of Section 401(c) of ERISA by the Small Business Job Protection Act of 1996 and the regulations promulgated thereunder.

Prohibited Transaction Issues

   Section 406 of ERISA and Section 4975 of the Code prohibit plans subject to Title I of ERISA or Section 4975 of the Code from engaging in specified transactions involving plan assets with persons or entities who are "parties in interest," within the meaning of ERISA, or "disqualified persons," within the meaning of Section 4975 of the Code, unless an exemption is available. A party in interest or disqualified person who engaged in a non-exempt prohibited transaction may be subject to excise taxes and other penalties and liabilities under ERISA and the Code. In addition, the fiduciary of the plan that engaged in such a non-exempt prohibited transaction may be subject to penalties and liabilities under ERISA and the Code.

   If the units are purchased by a plan, the units (and the securities underlying such units) will be deemed to constitute "plan assets," and the acquisition, holding and disposition of the units (or the securities underlying such units) may constitute or result in a direct or indirect prohibited transaction under Section 406 of ERISA and/or Section 4975 of the Code if (i) Northrop Grumman is a party in interest or disqualified person with respect to such plan or (ii) the plan sells or disposes of such units (or the securities underlying such units) to a counterparty that is a party in interest or disqualified person with respect to such plan, in each case, unless an exemption is available. In addition, the disposition of the units (or the securities underlying such units) to a plan may constitute or result in a direct or indirect prohibited transaction under Section 406 of ERISA and/or
Section 4975 of the Code if the counterparty to the disposition is a party in interest or disqualified person with respect to such plan, unless an exemption is available. In the regard, the U.S. Department of Labor (the "DOL") has issued prohibited transaction class exemptions, or "PTCEs," that may apply to these transactions. These class exemptions include, without limitation, PTCE 84-14 respecting transactions determined by independent qualified professional asset managers, PTCE 90-1 respecting insurance company pooled separate accounts, PTCE 91-38 respecting bank collective investment trust partnerships, PTCE 95-60 respecting life insurance company general accounts, PTCE 96-23 respecting transactions determined by in-house asset managers, and PTCE 75-1 respecting principal transactions by a broker-dealer, although there can be no assurance that all of the conditions of any such exemptions will be satisfied.

   Accordingly, by its purchase of the units (and the securities underlying such units), each holder, and the fiduciary of any plan that is a holder, will be deemed to have represented and warranted on each day from and including the date of its purchase of the units (and the securities underlying such units) through and including the date of disposition of the satisfaction of its obligation under the purchase contract and the disposition of any such unit (and any security underlying such unit) either (i) that it is not a plan or
(ii) that the acquisition, holding and the disposition of any unit (and any security underlying such unit) by such holder does not and will not constitute a prohibited transaction under ERISA or Section 4975 of the Code or other similar laws unless an exemption is available with respect to such transactions and the conditions of such exemption have been satisfied.

   In addition, no plan will be permitted to participate in the remarketing program unless and until such plan provides the remarketing agent with assurances, reasonably satisfactory to the remarketing agent, that such participation in the remarketing program will not constitute a prohibited transaction under ERISA or Section 4975 of the Code or other similar laws for which an exemption is not available.

   Any plan or other entity whose assets include plan assets subject to ERISA,
Section 4975 of the Code or substantially similar federal, state or local law should consult their advisors and/or counsel.

                                 UNDERWRITING

   Northrop Grumman and the underwriters named below have entered into an underwriting agreement with respect to the units. Subject to certain conditions, each underwriter has severally agreed to purchase the number of units set forth in the following table.

                                                   Number of Units
                         Underwriters              ---------------
             J.P. Morgan Securities Inc...........    2,400,000
             Salomon Smith Barney Inc.............    2,400,000
             Goldman, Sachs & Co..................      300,000
             Lehman Brothers Inc..................      300,000
             Merrill Lynch, Pierce, Fenner & Smith
                   Incorporated...................      300,000
             SG Cowen Securities Corporation......      300,000
                                                      ---------
                Total.............................    6,000,000
                                                      =========

   If the underwriters sell more units than the total number set forth in the table above, the underwriters have an option to buy up to an additional 900,000 units from us to cover such sales. They may exercise that option for 13 days. If any units are purchased pursuant to this option, the underwriters will severally purchase units in approximately the same proportion as set forth above.

   The following table summarizes the underwriting discounts and commissions we will pay.

                         No Exercise Full Exercise
Paid by Northrop Grumman ----------- -------------
        Per Unit........ $      3.00  $      3.00
        Total........... $18,000,000  $20,700,000

   Units sold by the underwriters to the public will initially be offered at the public offering price set forth on the cover of this prospectus supplement. Any units sold by the underwriters to securities dealers may be sold at a discount from the public offering price of up to $1.80 per unit. Any such securities dealers may resell any units purchased from the underwriters to certain other brokers or dealers at a discount from the public offering price of up to $0.10 per unit. If all the units are not sold at the initial offering price, the underwriters may change the offering price and the other selling terms.

   The underwriters of the concurrent offering of our common stock, which include the underwriters of this offering, will donate 25,000 of the 8,000,000 shares of common stock they are purchasing from us in the concurrent offering to the Twin Towers Fund. Each such underwriter's donation will be based on its proportionate participation in the concurrent offerings.

   The units are a new issue of securities with no established trading market. We have been advised by the underwriters that the underwriters intend to made a market in the units but are not obligated to do so and may discontinue market making at any time without notice. No assurance can be given as to the liquidity of the trading market for the units.

   In connection with this offering, the underwriters may purchase and sell the units in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater number of units than they are required to purchase in this offering. "Covered" short sales are sales made in an amount not greater than the underwriters' option to purchase additional units from us in the offering. The underwriters may close out any covered short position by either exercising their option to purchase additional units or purchasing units in the open market. In determining the source of units to close out the covered short position, the underwriters will consider, among other things, the price of units available for purchase in the open market as compared to the price at which they may purchase units through the overallotment option. "Naked" short sales are any sales in excess of such option. The underwriters must close out any naked short position by purchasing units in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the units in the open market after pricing that will adversely affect investors who purchase in the offering. Stabilizing transactions consist of certain bids or purchases made for the purpose of preventing or retarding a decline in the market price of the units while this offering is in progress.

   The underwriters also may impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the representatives have repurchased the units sold by or for the account of such underwriter in stabilizing or short-covering transactions.

   These activities by the underwriters may stabilize, maintain or otherwise affect the market price of the units. As a result, the price of the units may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued by the underwriters at any time. These transactions may be effected on the New York Stock Exchange, in the over-the-counter market or otherwise.

   We and our executive officers and directors have agreed for a period of 90 days from the date of this prospectus supplement, subject to certain exceptions, not to offer, sell, contract to sell or otherwise dispose of, directly or indirectly, or file with the SEC a registration statement under the Securities Act of 1933 relating to, shares of our common stock, securities convertible into or exchangeable or exercisable for any shares of our common stock, enter into a transaction that would have the same effect, or enter into any swap, hedge or other arrangement that transfers, in whole or in part, any of the economic consequences of ownership of our common stock, whether any such aforementioned transaction is to be settled by delivery of any such securities or cash, without the prior written consent of J.P. Morgan Securities Inc. and Salomon Smith Barney Inc. We may take such actions with respect to currently contemplated issuances of our common stock, issuances of our common stock as consideration in future acquisitions and transfers of our common stock to affiliates. Our executive officers and directors may each sell up to 50,000 shares of our common stock during the period beginning on the 30th day after the date of this prospectus supplement and ending on the 90th day following the date of this prospectus supplement.

   We have agreed to indemnify the several underwriters against certain liabilities, including liabilities under the Securities Act of 1933.

   From time to time, the underwriters and certain of their affiliates have engaged, and may in the future engage, in transactions with, and perform services for, us and our affiliates in the ordinary course of business. Concurrently with this offering, we are also offering 8,000,000 shares of our common stock, with an over-allotment option of 1,200,000 shares, for which the underwriters of this offering are also acting as underwriters under a separate underwriting agreement. The two offerings are not conditioned on each other. In addition, the underwriters, or their affiliates, except for Goldman, Sachs & Co., Lehman Brothers Inc. and Merrill Lynch, Pierce, Fenner & Smith Incorporated, are lenders under the five-year and the 364-day revolving credit agreements dated as of March 30, 2001, among us and the lenders listed therein, borrowings under which will be repaid from the net proceeds of this offering and the concurrent common stock offering. We estimate, based on information currently available, that the underwriters and their affiliates will be repaid approximately $600 million from the application of the net proceeds of the offerings.

                                 LEGAL MATTERS

   Certain legal matters with respect to the offering of the units will be passed on for us by Sheppard, Mullin, Richter & Hampton LLP, Los Angeles, California. Certain legal matters with respect to the offering of the units will be passed upon for the underwriters by Cleary, Gottlieb, Steen & Hamilton, New York, New York.

                                    EXPERTS

   The audited financial statements of Newport News incorporated in this prospectus supplement by reference from Newport News' Annual Report on Form 10-K for the year ended December 31, 2000 have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are incorporated herein in reliance upon the authority of said firm as experts in giving said reports.

                      WHERE YOU CAN FIND MORE INFORMATION

   Northrop Grumman and its subsidiaries have filed, and Newport News has filed, annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any such report, statement or other information at the SEC's public reference rooms at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. You may obtain additional information about the public reference rooms by calling the SEC at 1-800-SEC-0330. In addition, the SEC maintains a site on the Internet at http://www.sec.gov that contains reports, proxy statements and other information regarding issuers that file electronically with the SEC. You may also read such reports, proxy statements and other documents at the offices of the New York Stock Exchange at 20 Broad Street, New York, New York 10005.

   We are "incorporating by reference" information into this prospectus supplement. This means that we are disclosing important information to you by referring you to another document that has been filed separately with the SEC. The information incorporated by reference is considered to be part of this prospectus supplement. Information that is filed with the SEC after the date of this prospectus supplement will automatically modify and supersede the information included or incorporated by reference in this prospectus supplement to the extent that the subsequently filed information modifies or supersedes the existing information. We incorporate by reference our future filings with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until we complete this offering.

   The following documents filed with the SEC by Northrop Grumman are hereby incorporated by reference:

    . Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 2001, June 30, 2001 and September 30, 2001;


    . Current Reports on Form 8-K and Form 8-K/A filed April 17, 2001 and June 14, 2001, respectively, and Current Report on Form 8-K filed November 14, 2001;


    . Form 8-A registering our common stock under the Securities Exchange Act of 1934, filed on March 28, 2001; and

    . Form 8-A registering our Series B preferred stock under the Securities Exchange Act of 1934, filed on March 7, 2001.

   The following document filed with the SEC by Northrop Grumman Systems Corporation (SEC File Number 2-26850) is hereby incorporated by reference:

    .  Annual Report on Form 10-K/A for the fiscal year ended December 31, 2000.

   The following documents filed with the SEC by Litton Industries, Inc. (SEC File Number 1-3998) are hereby incorporated by reference:

    .  Annual Report on Form 10-K for the fiscal year ended July 31, 2000; and

    . Quarterly Reports on Form 10-Q for the fiscal quarters ended October 31, 2000 and January 31, 2001.


   The following documents filed with the SEC by Newport News (SEC File Number 1-12385) are hereby incorporated by reference:



    .  Annual Report on Form 10-K for the fiscal year ended December 31, 2000;



    . Quarterly Reports on Form 10-Q for the fiscal quarters ended March 18, 2001, June 17, 2001 and September 16, 2001; and



    .  Current Reports on Form 8-K filed April 25, 2001 and November 8, 2001.


   You may request a copy of any of these filings at no cost by writing to or telephoning us at the following address and telephone number: John H. Mullan, Corporate Vice President and Secretary, 1840 Century Park East, Los Angeles, California 90067, telephone (310) 201-3081.

   We maintain an Internet site at http://www.northgrum.com. The information contained at our Internet site is not incorporated by reference in this prospectus supplement, and you should not consider it a part of this prospectus supplement.

   Any statement made in this prospectus supplement concerning the contents of any contract, agreement or other document is only a summary of the actual document. You may obtain a copy of any document summarized in this prospectus supplement at no cost by writing to or telephoning us at the address and telephone number given above. Each statement regarding a contract, agreement or other document is qualified in its entirety by reference to the actual document.

PROSPECTUS

                                $2,000,000,000

                         Northrop Grumman Corporation

                                Debt Securities
                                Preferred Stock
                                 Common Stock
                     Warrants to Purchase Debt Securities
                    Warrants to Purchase Equity Securities
                           Stock Purchase Contracts
                             Stock Purchase Units

   You should read this prospectus and any supplement carefully before you invest.

   This prospectus describes debt and equity securities that we may issue and sell at various times:

    . Our prospectus supplements will contain the specific terms of each issuance of debt or equity securities.

    . We can issue debt and equity securities with a total offering price of up to $2,000,000,000 under this prospectus.

    . We may sell the debt and equity securities to or through underwriters, dealers or agents. We also may sell debt and equity securities directly to investors.

   Our common shares are listed on the New York Stock Exchange and the Pacific Stock Exchange under the trading symbol "NOC." Our Series B preferred shares are listed on the New York Stock Exchange under the trading symbol "NOC pb." We will not sell any of the securities being offered without delivery of the applicable prospectus supplement describing the method and terms of the offering of such series of securities being offered. Any common stock sold pursuant to a prospectus supplement will be listed on the New York Stock Exchange and the Pacific Stock Exchange, subject to official notice of issuance.

   Neither the Securities and Exchange Commission nor any state securities regulator has approved or disapproved of these securities, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                  This prospectus is dated October 26, 2001.

                               TABLE OF CONTENTS

ABOUT THIS PROSPECTUS...............................................  2

WHERE YOU CAN FIND MORE INFORMATION.................................  3

FORWARD-LOOKING STATEMENTS AND IMPORTANT FACTORS....................  4

NORTHROP GRUMMAN CORPORATION........................................  6

USE OF PROCEEDS.....................................................  7

RATIO OF EARNINGS TO FIXED CHARGES..................................  7

DESCRIPTION OF DEBT SECURITIES......................................  8

DESCRIPTION OF PREFERRED STOCK...................................... 14

DESCRIPTION OF COMMON STOCK......................................... 19

DESCRIPTION OF WARRANTS............................................. 20

DESCRIPTION OF THE STOCK PURCHASE CONTRACTS AND STOCK PURCHASE UNITS 21

PLAN OF DISTRIBUTION................................................ 22

VALIDITY OF THE DEBT AND EQUITY SECURITIES.......................... 23

EXPERTS............................................................. 23

                             ABOUT THIS PROSPECTUS

   This prospectus is part of a registration statement that we filed with the SEC using a "shelf" registration process. Under this shelf registration process, we may sell any combination of the debt and equity securities described in this prospectus in one or more offerings for total proceeds of up to $2,000,000,000. This prospectus provides you with a general description of the securities we may offer. Each time we sell securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. This prospectus supplement may add, update or change information contained in this prospectus. It is important for you to consider the information contained in this prospectus and any prospectus supplement together with additional information described under the heading, "Where You Can Find More Information."

   References to "Northrop Grumman" refer to Northrop Grumman Corporation, formerly NNG, Inc.; references in this prospectus to "Northrop Systems" refer to Northrop Grumman Systems Corporation, formerly Northrop Grumman Corporation; references to "Litton" refer to Litton Industries, Inc. Unless the context requires otherwise, references to "we," "us" or "our" refer collectively to Northrop Grumman and its subsidiaries.

   You should rely only on the information incorporated by reference or provided in the prospectus or a prospectus supplement. We have not authorized anyone else to provide you with different information. Neither we, nor any other person on behalf of us, are making an offer to sell or soliciting an offer to buy any of the securities described in this prospectus or in a prospectus supplement in any state where the offer is not permitted by law. You should not assume that the information in this prospectus or a prospectus supplement is accurate as of any date other than the date on the front of the documents. There may have been changes in our affairs since the date of the prospectus or a prospectus supplement.

                      WHERE YOU CAN FIND MORE INFORMATION

   Northrop Grumman and its subsidiaries Northrop Systems and Litton have filed annual, quarterly and current reports, proxy statements and other information with the SEC. Northrop Grumman has succeeded to the filing obligations of Northrop Systems and all future filings by Northrop Grumman will be on a consolidated basis with Northrop Systems and Litton. Litton is no longer obligated to file reports with the SEC. You may read and copy any such report, statement or other information at the SEC's public reference rooms at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. You may obtain additional information about the public reference rooms by calling the SEC at 1-800-SEC-0330. In addition, the SEC maintains a site on the Internet at http://www.sec.gov that contains reports, proxy statements and other information regarding issuers that file electronically with the SEC. You may also read such reports, proxy statements and other documents at the offices of the New York Stock Exchange at 20 Broad Street, New York, New York 10005.

   We are "incorporating by reference" information into this prospectus. This means that we are disclosing important information to you by referring you to another document that has been filed separately with the SEC. The information incorporated by reference is considered to be part of this prospectus. Information that is filed with the SEC after the date of this prospectus will automatically modify and supersede the information included or incorporated by reference in this prospectus to the extent that the subsequently filed information modifies or supersedes the existing information. We incorporate by reference our future filings with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until we complete this offering.

   The following documents filed with the SEC by Northrop Grumman are hereby incorporated by reference:

    . Quarterly Reports on Form 10-Q for the fiscal quarters ended June 30, 2001 and March 31, 2001;

    . Current Reports on Form 8-K and Form 8-K/A filed April 17, 2001 and June 14, 2001, respectively;

    . Form 8-A registering our common stock under the Securities Exchange Act of 1934, filed on March 28, 2001; and

    . Form 8-A registering our Series B preferred stock under the Securities Exchange Act of 1934, filed on March 27, 2001.

   The following document filed with the SEC by Northrop Systems (SEC File Number 2-26850) is hereby incorporated by reference:

    .  Annual Report on Form 10-K/A for the fiscal year ended December 31, 2000.

   The following documents filed with the SEC by Litton (SEC File Number 1-3998) are hereby incorporated by reference:

    .  Annual Report on Form 10-K for the fiscal year ended July 31, 2000; and

    . Quarterly Reports on Form 10-Q for the fiscal quarters ended October 31, 2000 and January 31, 2001.

   You may request a copy of any of these filings at no cost by writing to or telephoning us at the following address and telephone number: John H. Mullan, Corporate Vice President and Secretary, 1840 Century Park East, Los Angeles, California 90067, telephone (310) 201-3081.

   We maintain an Internet site at http://www.northgrum.com. The information contained at our Internet site is not incorporated by reference in this prospectus, and you should not consider it a part of this prospectus.

   Any statement made in this prospectus concerning the contents of any contract, agreement or other document is only a summary of the actual document. You may obtain a copy of any document summarized in this prospectus at no cost by writing to or telephoning us at the address and telephone number given above. Each statement regarding a contract, agreement or other document is qualified in its entirety by reference to the actual document.

               FORWARD-LOOKING STATEMENTS AND IMPORTANT FACTORS

   Some of the information included in this prospectus and in the documents incorporated by reference are forward-looking statements within the meaning of the securities laws. These statements concern our plans, expectations and objectives for future operations. These include statements and assumptions with respect to expected future revenues, margins, program performance, earnings and cash flows, acquisitions of new contracts, the outcome of competitions for new programs, the outcome of contingencies including litigation and environmental remediation, the effect of completed and planned acquisitions and divestitures of businesses or business assets, the anticipated costs of capital investments, and anticipated industry trends. Our actual results and trends may differ materially from the information, statements and assumptions as described, and actual results could be materially less than our planned results.

   Important factors that could cause actual results to differ materially from those suggested by the forward-looking statements include:

    . We depend on a limited number of customers. We are heavily dependent on government contracts many of which are only partially funded; the termination or failure to fund one or more significant contracts could have a negative impact on our operations. We are a supplier, either directly or as a subcontractor or team member, to the U.S. Government and its agencies as well as foreign governments and agencies. These contracts are subject to each customers' political and budgetary constraints, changes in short-range and long-range plans, the timing of contract awards, the congressional budget authorization and appropriation processes, the government's ability to terminate contracts for convenience or for default, as well as other risks such as contractor debarment in the event of certain violations of legal and regulatory requirements.

    . Many of our contracts are fixed price contracts. While firm, fixed price contracts allow us to benefit from cost savings, they also expose us to the risk of cost overruns. If our initial estimates used for calculating the contract price are incorrect, we can incur losses on those contracts. In addition, some of our contracts have provisions relating to cost controls and audit rights and if we fail to meet the terms specified in those contracts then we may not realize their full benefits. Our ability to manage costs on these contracts may affect our financial condition. Lower earnings caused by cost overruns and cost controls would have an adverse effect on our financial results.

    . We are subject to significant competition. Our markets include defense and commercial areas where we compete with companies of substantial size and resources. Our success or failure in winning new contracts or follow on orders for our existing or future products may cause material fluctuations in our future revenues and operating results.

    . Our operations may be subject to events that cause adverse effects on our ability to meet contract obligations within anticipated cost and time parameters. We may encounter internal problems and delays in delivery as a result of issues with respect to design, technology, licensing and patent rights, labor or materials and components that prevent us from achieving contract requirements. We may be affected by delivery or performance issues with key suppliers and subcontractors, as well as other factors inherent in our businesses which may cause operating results to be adversely affected. Changes in inventory requirements or other production cost increases may also have a negative impact on our operating results.

    . We must integrate our acquisitions successfully. Acquiring businesses is a significant challenge. If we do not execute our acquisition and integration plans for these businesses in accordance with our strategic timetable, our operating results may be adversely affected. We acquired several businesses in 2000 and 2001, including Litton. We believe our integration processes are well-suited to achieve the anticipated strategic and operating benefits of these acquisitions, but if we do not perform our plans as intended, or if we encounter unforeseen problems in the acquired businesses, or problems in those businesses develop subsequent to acquisition, our operating results may be adversely affected. Among the factors that may be involved would be unforeseen costs and expenses, previously undisclosed liabilities, diversion of management focus, and any effects of complying with government-imposed organizational conflicts of interest rules as a result of the acquisitions.

    . We rely on continuous innovation. We are dependent upon our ability to anticipate changing needs for defense products, military and civilian electronic systems and support, and information technology. Our success is dependent on designing new products which will respond to such requirements within customers' price limitations.

    . We face significant challenges in the international marketplace. Our international business is subject to changes in import and export policies, technology transfer restrictions, limitations imposed by United States law that are not applicable to our foreign competitors, and other legal, financial and governmental risks.

    . We assume that any divestiture of non-core businesses and assets will be completed successfully. Our performance may be affected by our inability to successfully dispose of assets and businesses that do not fit with or are no longer appropriate to our strategic plan. If any sales of such businesses or assets can only be made at a loss, our earnings will be negatively impacted.

    . We are subject to environmental and other liabilities. Our performance may be affected by known environmental risks, pending litigation and other loss contingencies, if not resolved within the parameters of our internal plans, and by unanticipated environmental or other liabilities.

    . Our pension income may fluctuate. Pension income, a non-cash item which is included in our earnings, is based on assumptions of market performance and actual performance may differ. If an event causes us to revalue our pension income during the calendar year, the portion of our earnings attributed to pension income could vary significantly.

    . Our indebtedness, incurred in connection with the Litton acquisition, is higher than our indebtedness at December 31, 2000. The increase in debt will increase demands on our cash resources.

   Additional information with respect to risks and uncertainties in our business is contained in our SEC filings, including, without limitation, Northrop Systems' Annual Report on Form 10-K/A for the year ended December 31, 2000 and our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2001 and June 30, 2001.

   Accordingly, you should not rely on the accuracy of predictions contained in forward-looking statements. These statements speak only as of the date of this prospectus, or, in the case of documents incorporated by reference, the date of those documents. We cannot undertake any obligation to update our forward-looking statements to reflect events, circumstances, changes in expectations or the occurrence of unanticipated events occurring after the date of those statements.

                         NORTHROP GRUMMAN CORPORATION

   We are a leading global aerospace and defense company providing products and services in defense and commercial electronics, systems integration, information technology and non-nuclear shipbuilding and systems. As a prime contractor, principal subcontractor, partner, or preferred supplier, we participate in many high-priority defense and commercial technology programs in the United States and abroad. We are a holding company formed in connection with our acquisition of Litton in April 2001. Our principal executive offices are located at 1840 Century Park East, Los Angeles, California 90067 and our telephone number is (310) 553-6262.

   We are aligned into five business sectors: Integrated Systems, Electronic Systems, Information Technology, Ship Systems and Component Technologies.

   Integrated Systems. This sector includes the design, development and production of airborne early warning, electronic warfare and surveillance and battlefield management systems. Integrated Systems is the prime contractor for the Joint STARS advanced airborne targeting and battle management system, the U.S. Air Force's B-2 Spirit stealth bomber, unmanned vehicles including The Global Hawk, and the EA-6B Prowler electronic countermeasures aircraft, and is upgrading the E-2C Hawkeye early warning aircraft. Integrated Systems also has a principal role in producing the U.S. Navy's F/A 18 Hornet strike fighter.

   Electronic Systems. This sector includes the design, development, manufacture and integration of a wide variety of defense electronics and systems, airspace management systems, precision weapons, marine systems, logistics systems, space systems, and automation and information systems. Significant programs include fire control radars for the F-16 and F-22 fighter aircraft and the Longbow Apache helicopter, the AWACS airborne early warning radar, the Joint STARS air-to-ground surveillance radar sensor, the Longbow Hellfire missile and the BAT "brilliant" anti-armor submunition. This sector also provides tactical military radars and country-wide air defense systems, plus airborne electronic countermeasures systems intended to jam enemy aircraft and weapons systems. The sector includes our advanced electronics businesses, which design, develop and manufacture inertial navigation, guidance and control, IFF (identification friend or foe), and marine electronic systems, and provide electronic warfare systems and integrate avionics systems and shipboard information and communication systems. The U.S. Government is a significant customer.

   Information Technology. This sector includes the design, development, operation and support of computer systems for scientific and management information. Information Technology has extensive expertise in command, control, communications, computers, intelligence, surveillance and reconnaissance (C4ISR). It is a key management support element for major weapons systems, such as the U.S. Navy's AEGIS class destroyer and also provides mission planning for the U.S. Navy, Air Force and Special Operations Command. Information Technology provides base operations support for NASA's Kennedy Space Center, Cape Canaveral Air Station and Patrick Air Force Base, among others. In addition, Information Technology provides information technology services to commercial customers and to our other sectors. Information Technology includes our information systems businesses, which design, develop, integrate and support computer-based information systems and provide information technology and services primarily for government customers.

   Ship Systems. This sector is engaged in the building of large multimission non-nuclear surface ships for the U.S. Navy as well as for other government and commercial customers worldwide and is a provider of overhaul, repair, modernization, ship design and engineering services. The U.S. Government is a significant customer.

   Component Technologies. This sector includes international suppliers of complex backplanes, connectors, laser crystals, solder materials, specialty products and other electronic components used primarily in the telecommunications, industrial and computer markets.

                                USE OF PROCEEDS

   We will use the net proceeds from the sale of the debt and equity securities for general corporate purposes. These purposes may include repayment of debt, working capital needs, capital expenditures, acquisitions and any other general corporate purpose. If we identify a specific purpose for the net proceeds of an offering, we will describe that purpose in the applicable prospectus supplement.

                      RATIO OF EARNINGS TO FIXED CHARGES

   The following table sets forth our ratios of earnings to fixed charges for each of the fiscal years ended December 31, 1996 through December 31, 2000 and for the six months ended June 30, 2000 and June 30, 2001.

                      Six Months
                    Ended June 30, Year Ended December 31,
                    -------------- ------------------------
                     2001    2000  2000 1999 1998 1997 1996
                    ----    ----   ---- ---- ---- ---- ----
                    2.61    5.34   5.26 3.78 2.11 2.68 2.50

   For purposes of computing the ratios of earnings to fixed charges, earnings represent earnings from continuing operations before income taxes and fixed charges, and fixed charges consist of interest expense, the portion of rental expense calculated to be representative of the interest factor, amortization of discounts and capitalized expenses related to indebtedness, and preferred stock dividends. The ratios should be read in conjunction with the financial statements and other financial data included or incorporated by reference in this prospectus. See "Where You Can Find More Information."

                        DESCRIPTION OF DEBT SECURITIES

   As used in this prospectus, "debt securities" means the senior and subordinated debentures, notes, bonds and other evidences of indebtedness that we issue and a trustee authenticates and delivers under the applicable indenture. We will describe the particular terms of any series of debt securities, and the extent to which the general terms summarized below may apply, in the prospectus supplement relating to that series.

   We will issue senior debt securities and subordinated debt securities under separate indentures between us and The Chase Manhattan Bank, as trustee. We have summarized the material provisions of the indentures on the following pages. We filed the forms of both the senior indenture and the subordinated indenture as exhibits to this registration statement and you should read the indentures for provisions that may be important to you. If you would like more information on these provisions, see "Where You Can Find More Information" on how to locate the indentures. We refer to the senior indenture and the subordinated indenture as the "indenture."

   If we use another trustee or another indenture for a series of debt securities, we will provide the details in a prospectus supplement. We will file the forms of any other indentures with the SEC at the time we use them.

Terms

   The indenture provides for the issuance of debt securities in one or more series. A prospectus supplement relating to a series of debt securities will include specific terms relating to the offering. These terms will include some or all of the following:

    .  the title and type of the debt securities;

    . whether the debt securities will be senior or subordinated debt securities and the terms of the subordination provisions;

    .  any limit on the total principal amount of the debt securities;

    . the person who will receive interest payments on any debt securities if other than the registered holder;

    .  the price or prices at which we will sell the debt securities;

    .  the maturity date or dates of the debt securities;

    . the rate or rates, which may be fixed or variable, per annum at which the debt securities will bear interest and the date from which such interest will accrue;

    .  the dates on which interest will be payable and the related record dates;

    . whether any index, formula or other method will determine payments of principal or interest and the manner of determining the amount of such payments;

    .  the place or places of payments on the debt securities;

    .  whether the debt securities are redeemable;

    . any redemption dates, prices, obligations and restrictions on the debt securities;

    . any mandatory or optional sinking fund or purchase fund or analogous provisions;

    . the denominations of the debt securities if other than $1,000 or multiples of $1,000;

    .  the currency of principal and interest payments if other than US Dollars;

    .  any provisions granting special rights if certain events happen;

    . any deletions from, changes in or additions to the events of default or the covenants specified in the indenture;

    . any trustees, authenticating or paying agents, transfer agents, registrars or other agents for the debt securities if other than The Chase Manhattan Bank;

    .  any conversion or exchange features of the debt securities;

    . whether we will issue the debt securities as original issue discount securities for federal income tax purposes;

    .  any special tax implications of the debt securities;

    .  the terms of payment upon acceleration; and

    .  any other material terms of the debt securities.

   We may issue debt securities that are convertible into or exchangeable for our common stock or other securities, or the debt or equity of another company. If we issue these types of debt securities, we will provide additional information in a prospectus supplement.

   We may sell debt securities at a discount below their stated principal amount, bearing no interest or interest at a rate that, at the time of issuance, is different than market rates. When we refer to the principal and interest on debt securities, we also mean the payment of any additional amounts that we must pay under the indenture or the debt securities, including amounts for certain taxes, assessments or other governmental charges which holders of debt securities must pay.

Denomination, Form, Payment and Transfer

   Normally, we will denominate and make payments on debt securities in U.S. dollars. If we issue debt securities denominated, or with payments, in a foreign or composite currency, a prospectus supplement will specify the currency or composite currency.

   We may from time to time issue debt securities as registered securities. This means that holders will be entitled to receive certificates representing the debt securities registered in their name. You can transfer or exchange debt securities in registered form without service charge, upon reimbursement of any taxes or government charges. You can make this transfer or exchange at the trustee's corporate trust office or at any other office we maintain for such purposes. If the debt securities are in registered form, we can pay interest by check mailed to the person in whose name the debt securities are registered on the days specified in the indenture.

   As a general rule, however, we will issue debt securities in book-entry form. This means that one or more permanent global certificates registered in the name of a depositary, or a nominee of the depositary, will represent the debt securities. Only persons who have accounts with depositaries, which are known as participants, or persons that may hold interests through participants, can have beneficial ownership interests in global certificates representing a series of debt securities. The depositary will maintain a computerized book-entry and transfer system that keeps track of the principal amounts of debt securities held in the accounts of participants. Participants keep records of the interests of their clients who have purchased debt securities through them. Beneficial ownership interests in debt securities issued in book-entry form may be shown only on, and may be transferred only through, records maintained by the depositary and its participants. Some states require that certain purchasers receive securities only in certificate form. These state laws may limit the ability of beneficial owners to transfer their interests.

   The Depository Trust Company, or DTC, frequently acts as the depositary for debt securities. DTC is owned by a number of its participants and by the NYSE, AMEX and the NASD. The information below regarding DTC, which DTC provides, is included informational purposes only. You should not treat it as a representation, warranty or contract modification of any kind. If we issue the debt securities of any series in book-entry form and the depositary is someone other than DTC, we will provide you with additional information in a prospectus supplement.

   DTC holds securities that its participants deposit. Participants include securities brokers and dealers, banks, trust companies, clearing corporations and other organizations. DTC's book-entry system is also available to other organizations such as securities brokers and dealers, banks and trust companies that work through a participant. DTC electronically records the settlement among participants of their securities transactions in deposited securities. Issuers make interest and principal payments to DTC, which in turn credits payments to participants' accounts according to their beneficial ownership interests as reflected in DTC's records. In addition, DTC currently assigns any voting rights to participants by using an omnibus proxy. These payments and voting rights are governed by the customary practices between the participants and holders of beneficial interests.

   DTC will be the sole owner of the global certificates. We, the trustee and the paying agent have no responsibility or liability for the records relating to beneficial ownership interests in the global certificates or for the payments of principal and interest due for the accounts of beneficial holders of interests in the global certificates. The global certificates representing a series of debt securities normally may not be transferred except by DTC to its nominees or successors in accordance with the indenture. A series of debt securities represented by global certificates will be exchangeable for debt securities in registered form with the same terms in authorized denominations if:

    . DTC notifies us that it is unwilling or unable to continue as depositary or if DTC ceases to be a clearing agency registered under applicable law and we do not appoint a successor depositary within 90 days; or

    . we decide not to require all of the debt securities of a series to be represented by global certificates and notify the trustee of that decision.

Events of Default

   Unless we indicate otherwise in a prospectus supplement, the following are events of default under the indenture with respect to any issued debt securities:

    . failure to pay the principal or any premium on any debt security of that series when due;

    . failure for 30 days to pay interest on any debt security of that series when due;

    . failure to deposit any sinking fund payment on any debt security of that series when due;

    . failure to perform any other covenant in the indenture that continues for 90 days after we have been given written notice of such failure; or

    . the occurrence of certain events in bankruptcy, insolvency or reorganization.

   An event of default for one series of debt securities does not necessarily constitute an event of default for any other series. The trustee may withhold notice to the debt securities holders of any default, except a payment default, if it considers such action to be in the holders' interests.

   If an event of default occurs and continues, the trustee, or the holders of at least 25% in aggregate principal amount of the debt securities of the series, may declare the entire principal of all the debt securities of that series to be due and payable immediately. If this happens, under a number of circumstances, the holders of a majority of the aggregate principal amount of the debt securities of that series can void the acceleration of payment.

   The indenture provides that the trustee has no obligation to exercise any of its rights at the direction of any holders, unless the holders offer the trustee reasonable indemnity. If they provide this indemnification, the holders of a majority in principal amount of any series of debt securities have the right to direct any proceeding, remedy, or power available to the trustee with respect to that series.

Subordination

   The subordinated debt securities will be subordinated and junior in right of payment to all our senior indebtedness to the extent set forth in the applicable prospectus supplement.

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Conversion Rights

   We will describe the terms upon which debt securities may be convertible into our common stock or other securities in a prospectus supplement. These terms will include provisions as to whether conversion is mandatory or optional. They may also include provisions adjusting the number of shares of our common stock or other securities.

Our Obligations Under the Senior Indenture

   Under the senior indenture, we will agree to the following:

   Limitations on Liens. The senior indenture restricts our ability to encumber our assets and the assets of our restricted subsidiaries. If we, or any restricted subsidiary, pledge or mortgage any of our property to secure any debt, then we will, unless an exception applies, pledge or mortgage the same property to the trustee to secure the debt securities for as long as such debt is secured by such property. Restricted subsidiary means one of our subsidiaries that has substantially all of its assets located in, or carries on substantially all of its business in, the United States.

   This restriction will not apply in various situations. We may encumber assets if the encumbrance is a permitted lien, as defined below, without regard to the amount of debt secured by the encumbrance. We may also encumber assets if the amount of all debt secured by encumbrances, other than some permitted encumbrances, does not exceed the greater of $1,000,000,000 or 10% of our consolidated net tangible assets. Consolidated net tangible assets means our total assets, including the assets of our subsidiaries, as reflected in our most recent balance sheet, less current liabilities, goodwill, patents and trademarks. Permitted liens include:

    . liens on a corporation's property, stock or debt at the time it becomes a restricted subsidiary;

    . liens on property at the time we or a restricted subsidiary acquire the property;

    . liens securing debt owing by a restricted subsidiary to us or another restricted subsidiary;

    .  liens existing at the time the senior indenture becomes effective;

    . liens on property of an entity at the time such entity is merged into or consolidated with us or a restricted subsidiary or at the time we or a restricted subsidiary acquire all or substantially all of the assets of the entity;

    . liens in favor of any governmental customer to secure payments or performance pursuant to any contract or statute, or to secure indebtedness we incur with respect to the acquisition or construction of the property subject to the liens, any related indebtedness, or debt guaranteed by a government or governmental authority; and

    . any renewal, extension or replacement for any lien permitted by one of the exceptions described above.

   Limitations on Sale Leaseback Arrangements. Except under various circumstances, the senior indenture also restricts our ability and the ability of any restricted subsidiaries to enter into sale-leaseback transactions. Such an arrangement is permissible if we or our restricted subsidiary would be permitted to incur indebtedness secured by a principal property at least equal in amount to the attributable debt with respect to such arrangement. Sale-leaseback transaction means, subject to some exceptions, an arrangement pursuant to which we, or a restricted subsidiary, transfer a principal property to a person and contemporaneously lease it back from that person. Principal property means, with some exceptions, any manufacturing plant or facility located in the United States which we or one or more of our restricted subsidiaries owns, except any plant or facility which our board of directors determines is not of material importance to our total business. Attributable debt for a sale and leaseback transaction means the lesser of the fair value of such property as determined by our board of directors or the present value of the obligation of the lessee for net rental payments during the remaining term of the lease.

                                      11

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   The applicable indenture will not otherwise limit our ability to incur additional debt, unless we tell you this in a prospectus supplement.

Consolidation, Merger or Sale

   We may neither consolidate with nor merge into another corporation nor transfer all or substantially all of our assets to another corporation unless:

    . the successor corporation assumes all of our obligations under the debt securities and the indenture;

    . immediately following the transaction, no event of default and no circumstances which, after notice or lapse of time or both, would become an event of default, shall have happened and be continuing; and

    . we have delivered to the trustee an officers' certificate and a legal opinion confirming that we have complied with the indenture.

Defeasance and Covenant Defeasance

   Any series of our debt securities is subject to the defeasance and discharge provisions of the applicable indenture. Under those provisions, we may elect either:

    . to defease and be discharged from any and all our obligations with respect to those debt securities, except for the rights of holders of those debt securities to receive payments on the securities solely from the trust fund established pursuant to the indenture and the obligations to exchange or register the transfer of the securities, to replace temporary or mutilated, destroyed, lost or stolen securities, to maintain an office or agency with respect to the securities and to hold moneys for payment in trust ("defeasance"); or

    . to be released from our obligations with respect to those debt securities concerning restrictive covenants which are subject to covenant defeasance, and the occurrence of certain events of default with respect to those restrictive covenants shall no longer be an event default ("covenant defeasance").

   To invoke defeasance or covenant defeasance with respect to any series of debt securities, we must irrevocably deposit with the trustee, in trust, money or U.S. Government obligations, or both, which will provide money in an amount sufficient to pay all sums due on that series.

   As a condition to defeasance or covenant defeasance, we must deliver to the indenture trustee an opinion of counsel stating that holders of the debt securities will not recognize gain or loss for federal income tax purposes as a result of the defeasance or covenant defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if we did not elect the defeasance or covenant defeasance. We may exercise our defeasance option with respect to the securities notwithstanding our prior exercise of our covenant defeasance option. If we exercise our defeasance option, payment of the securities may not be accelerated by the reference to restrictive covenants which are subject to covenant defeasance. If we do not comply with our remaining obligations after exercising our covenant defeasance option and the securities are declared due and payable because of the occurrence of any event of default, the amount of money and U.S. Government obligations on deposit in the defeasance trust may be insufficient to pay amounts due on the securities at the time of the acceleration. However, we will remain liable for those payments.

Changes to the Indenture

   Holders who own more than 50% in principal amount of the debt securities of a series can agree with us to change the provisions of the indenture relating to that series. However, no change can affect the payment terms or the percentage required to change other terms without the consent of all holders of debt securities of the affected series.

   We may enter into supplemental indentures for other specified purposes and to make changes that would not materially adversely affect the holders' interests, including the creation of any new series of debt securities, without the consent of any holder of debt securities.

Governing Law

   New York law will govern the indentures and the debt securities.

Trustee

   The Chase Manhattan Bank will serve as trustee under each indenture. It is the trustee under the existing senior debt securities indenture of Northrop Systems. If we use a different trustee for any debt securities, we will let you know in a prospectus supplement.

                                      13

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                        DESCRIPTION OF PREFERRED STOCK

   The following description discusses the general terms of the preferred stock which we have issued and may issue in the future. Our certificate of incorporation, the applicable certificate of designation to our certificate of incorporation and the prospectus supplement will describe the terms of the related series of preferred stock. We will provide you copies of these documents upon request.

   General. Our certificate of incorporation authorizes our board of directors, from time to time and without further stockholder action, to provide for the issuance of up to 10,000,000 shares of preferred stock, par value $1.00 per share. Our board of directors may authorize the issuance of preferred stock in one or more series and may fix the relative rights and preferences of the shares, including voting powers, dividend rights, liquidation preferences, redemption rights and conversion privileges.

   There are 3,500,000 shares of Series B preferred stock, par value $1.00 per share, outstanding as of the date of this prospectus. As of the date of this prospectus, there is no other series of preferred stock outstanding, and there are no agreements or understandings for the issuance of any other preferred stock, except for the issuance of Series A Junior Participating Preferred Stock in connection with preferred share purchase rights attached to our common stock. See "Description of Common Stock--Preferred Share Purchase Rights."

   The shares of any series of preferred stock will be, when issued, fully paid and non-assessable and holders of preferred stock will not have preemptive rights.

Series B Preferred Stock

   The following is a summary of the rights, preferences and privileges of our existing Series B Preferred Stock, as set forth in a Certificate of Designations, Preferences and Rights of Series B Preferred Stock filed with the Secretary of State of Delaware. This summary is not a complete description of such rights, preferences and privileges and the rights of holders of our Series B preferred stock are governed by the precise language of the certificate of designations, not this summary.

   Conversion. Each share of our Series B preferred stock is convertible, at any time, at the option of the holder, into the right to receive shares of our common stock. Initially, each share of Series B preferred stock is convertible into the right to receive the number of shares of common stock equal to the liquidation value per share of Series B preferred stock of $100.00 divided by $109.75.

   The conversion ratio is subject to adjustment in the event of certain dividends and distributions; upon a subdivision or reclassification of the outstanding shares of common stock; a merger or consolidation or the sale of substantially all of our assets; upon the liquidation of Northrop Grumman; upon the occurrence of certain specified distributions with respect to the common stock; and upon certain other events described in the certificate of designations.

   If any adjustment in the number of shares of common stock into which each share of Series B preferred stock may be converted would result in an increase or decrease of less than 1% in the number of shares of common stock into which each share of Series B preferred stock is then convertible, the amount of the adjustment will be carried forward and the adjustment will be made at the time of and together with any subsequent adjustment, which, together with any adjustment amounts carried forward, would equal at least 1% of the number of shares of common stock into which each share of Series B preferred stock is then convertible.

   Liquidation. In any liquidation of Northrop Grumman, each share of Series B preferred stock is entitled to a liquidation preference of $100.00 plus accrued but unpaid dividends, whether or not declared, before any distribution may be made on the common stock or any other class or series of our capital stock which is junior to the Series B preferred stock. In any liquidation of Northrop Grumman, no distribution may be made on any shares of our capital stock ranking on a parity with the Series B preferred stock as to dividends, redemption

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

payments and rights upon liquidation, dissolution or winding up of Northrop Grumman, unless the holders of Series B preferred stock participate ratably in the distribution along with the holders of capital stock ranking on a parity with the Series B preferred Stock as to such matters.

   Reacquired Shares. Any shares of Series B preferred stock converted, redeemed, purchased or otherwise acquired by us will be retired and canceled. The reacquired shares will become authorized but unissued shares of Series B preferred stock, which we may reissue at a later date.

   Rank. The Series B preferred stock ranks with respect to payment of dividends, redemption payments and rights upon liquidation, dissolution or winding up, prior to the common stock and any class or series of Series B preferred stock which by its terms ranks junior to the Series B preferred stock. The Series B preferred stock ranks on parity with each other class or series of preferred stock unless such class or series by its terms ranks senior to the Series B preferred stock.

   Voting Rights. Holders of Series B preferred stock have no voting rights except in certain specified circumstances described below or as required by applicable law. The affirmative vote of the holders of two-thirds of the aggregate number of outstanding shares of the Series B preferred stock is required for an amendment of our certificate of incorporation, for a merger or any other action which would:

    . authorize any class or series of stock ranking prior or senior to the Series B preferred stock as to dividends, redemption payments or rights upon liquidation, dissolution or winding up;

    . adversely alter the preference, special rights or powers given to the Series B preferred stock; or

    . cause or permit the purchase or redemption of less than all of the Series B preferred stock unless all dividends to which such shares are entitled have been declared and paid or provided for.

   If accrued dividends on the Series B preferred stock are not paid for six quarterly dividend periods (whether or not consecutive), a majority of the holders of the Series B preferred stock, voting separately as a class, will have the right to elect two directors. If such holders exercise their right to elect two directors to our board, the size of our board will be increased by two members until the dividends in default are paid in full or payment for the past-due dividends is set aside.

   Dividends. Holders of Series B preferred stock are entitled to cumulative cash dividends, payable quarterly in April, July, October and January of each year at a dividend rate per share $7.00 per year. If dividends are payable and have not been paid or set apart in full, the deficiency must be fully paid or set apart for payment before:

    . distributions or dividends are paid on stock ranking junior to the Series B preferred stock; and

    . the redemption, repurchase or other acquisition for consideration of any shares of our capital stock ranking junior to the Series B preferred stock.

   Mandatory Redemption for Cash After Twenty Years. We are required to redeem all of the shares of Series B preferred stock for cash twenty years and one day from the date of issuance of the Series B preferred stock. The redemption price per share is equal to the liquidation value of $100.00 per share of Series B preferred stock plus accrued but unpaid dividends, whether or not declared, to the mandatory redemption date.

   Optional Redemption for Common Stock After Seven Years. We have the option to redeem shares of the Series B preferred stock in exchange for common stock at any time after the seventh anniversary of the date of the initial issuance of the Series B preferred stock. Upon redemption, holders of Series B preferred stock will receive the number of shares of common stock equal to the liquidation value of $100.00 per share of Series B preferred stock plus accrued but unpaid dividends to the redemption date divided by the current market price of the common stock on the redemption date.

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

   Change in Control. Upon a fundamental change in control of Northrop Grumman, as defined below, holders of Series B preferred stock have the right, which may be exercised during the period of 20 business days following notice from us, to exchange their shares of Series B preferred stock for common stock. Each share of Series B preferred stock may be exchanged in such circumstances for that number of shares of common stock determined by dividing the liquidation value of $100.00 per share of Series B preferred stock, plus accrued but unpaid dividends to such date by the current market value of the common stock on the exchange date.

   A "fundamental change in control" is defined as any merger, consolidation, sale of all or substantially all of our assets, liquidation or recapitalization (other than solely a change in the par value of equity securities) of the common stock in which more than one-third of the previously outstanding common stock is exchanged for cash, property or securities other than our capital stock or the capital stock of another corporation.

   If the fundamental change in control occurred as a result of a transaction (excluding certain dividends or distributions on, and reclassifications of, common stock) in which the previously outstanding common stock is changed into or exchanged for different securities of Northrop Grumman or securities of another corporation or interests in a non-corporate entity, the common stock that would otherwise have been issued to a holder of Series B preferred stock for each share of Series B preferred stock will be deemed instead to be the kind and amount of securities and property receivable upon completion of such transaction in respect of the common stock that would result in the fair market value of such securities and property, measured as of the exchange date, being equal to the liquidation value plus accrued and unpaid dividends.

Other Series of Preferred Stock

   The following description discusses the general terms of preferred stock which we may issue in the future. You should refer to the prospectus supplement relating to the class or series of preferred stock being offered for the specific terms of that class or series, including:

    .  the title and stated value of the preferred stock being offered;

    . the number of shares of preferred stock being offered, their liquidation preference per share and their purchase price;

    . the dividend rate(s), period(s) and/or payment date(s) or method(s) of calculating the payment date(s) applicable to the preferred stock being offered;

    . whether dividends shall be cumulative or non-cumulative and, if cumulative, the date from which dividends on the preferred stock being offered shall accumulate;

    . the procedures for any auction and remarketing, if any, for the preferred stock being offered;

    . the provisions for a sinking fund, if any, for the preferred stock being offered;

    . the provisions for redemption, if applicable, of the preferred stock being offered;

    . any listing of the preferred stock being offered on any securities exchange or market;

    . the terms and conditions, if applicable, upon which the preferred stock being offered will be convertible into our common stock, including the conversion price, or the manner of calculating the conversion price, and the conversion period;

    . the terms and conditions, if applicable, upon which the preferred stock being offered will be exchangeable into debt or equity securities, including the exchange price, or the manner of calculating the exchange price, and the exchange period;

    .  voting rights, if any, of the preferred stock being offered;

    . whether interests in the preferred stock being offered will be represented by depositary shares;

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

    . a discussion of any material and/or special United States federal income tax considerations applicable to the preferred stock being offered;

    . the relative ranking and preferences of the preferred stock being offered as to dividend rights and rights upon liquidation, dissolution or winding up of the affairs of the company;

    . any limitations on the issuance of any class or series of preferred stock ranking senior to or on a parity with the series of preferred stock being offered as to dividend rights and rights upon liquidation, dissolution or winding up of the affairs of the company; and

    . any other specific terms, preferences, rights, limitations or restrictions of the preferred stock being offered.

   Rank. Unless otherwise specified in the applicable prospectus supplement, the preferred stock will, with respect to distribution rights and rights upon liquidation, dissolution or winding up of the company, rank:

    (a)senior to all classes or series of our common stock and to all equity securities the terms of which specifically provide that such equity securities rank junior to the preferred stock being offered;

    (b)junior to all equity securities issued by us the terms of which specifically provide that such equity securities rank senior to the preferred stock being offered; and

    (c)on a parity with all equity securities issued by us other than those referred to in clauses (a) and (b) of this subheading.

   Distributions. A prospectus supplement will describe the circumstances relating to distributions on our preferred stock. If our board of directors approves distributions, holders of our preferred stock of each series will be entitled to receive distributions out of our assets legally available for payment to stockholders. These distributions may be cash distributions, or distributions in kind or in other property. The prospectus supplement will describe the rates of the distributions and the dates we will make distributions. Each distribution shall be payable to holders of record on such record date as shall be fixed by our board of directors. Distributions on any series of preferred stock, if cumulative, will be cumulative from and after the date set forth in the applicable prospectus supplement.

   Redemption. A prospectus supplement may provide that the preferred stock will be subject to mandatory redemption or redemption at our option, in whole or in part. The prospectus supplement will describe the terms, the times and the redemption prices of the preferred stock.

   Liquidation Preference. If we liquidate, dissolve or wind up our affairs, then, before we make distributions to holders of common stock or any other class or series of shares of our capital stock ranking junior to the preferred stock in the distribution of assets, the holders of each series of preferred stock shall be entitled to receive liquidating distributions out of our assets legally available for distribution to stockholders. We will make liquidating distributions in the amount of the liquidation preference set forth in the applicable prospectus supplement plus an amount equal to all accumulated and unpaid distributions. After payment of the full amount of the liquidating distributions to which they are entitled, the holders of shares of preferred stock will have no right or claim to any of our remaining assets.

   If we liquidate, dissolve or wind up and we do not have enough legally available assets to pay the amount of the liquidating distributions on all outstanding shares of preferred stock and other classes of capital stock ranking equally with the preferred stock in the distribution of assets, then the holders of the preferred stock and all other such classes or series of shares of capital stock shall share ratably in any such distribution of assets in proportion to the full liquidating distributions to which they would otherwise be respectively entitled.

   Voting Rights. Holders of preferred stock will not have any voting rights, except as set forth below or as otherwise from time to time required by law, or as indicated in the applicable prospectus supplement.

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

   Under the Delaware General Corporation Law, holders of outstanding shares of a series of preferred stock would be entitled to vote as a separate class on a proposed amendment to the terms of that series of preferred stock or our certificate of incorporation if the amendment would increase or decrease the par value of that series of preferred stock or alter or change the powers, preferences or special rights of the shares of such class so as to affect them adversely, in which case the approval of the proposed amendment would require the affirmative vote of at least a majority of the outstanding shares of that series of preferred stock.

   Conversion Rights. The terms and conditions, if any, upon which any series of preferred stock is convertible into common stock will be set forth in the applicable prospectus supplement. These terms will include the following:

    . the number of shares of common stock into which the shares of preferred stock are convertible;

    .  the conversion price or the manner of calculating the conversion price;

    .  the conversion date(s) or period(s);

    . provisions as to whether conversion will be at the option of the holders of the preferred stock or at our option; and

    . the events requiring an adjustment of the conversion price and provisions affecting conversion in the event of the redemption of that series of preferred stock.

   Transfer Agent and Registrar. EquiServe Trust Company is the transfer agent and registrar for our Series B preferred stock. We currently plan to retain EquiServe Trust Company to serve as the transfer agent and registrar for any other series of preferred stock that we issue.

                          DESCRIPTION OF COMMON STOCK

   We have authority to issue 400,000,000 shares of common stock, par value $1.00 per share. As of September 25, 2001, 85,611,682 shares of common stock were outstanding. Our common stock is listed on the New York Stock Exchange and the Pacific Stock Exchange.

   Dividends. Dividends may be paid on the common stock and on any class or series of stock entitled to participate with the common stock as to dividends, but only when and as declared by our board of directors.

   Voting Rights. Each holder of our common stock is entitled to one vote per share on all matters submitted to a vote of stockholders and does not have cumulative voting rights for the election of directors.

   Liquidation. If we liquidate, holders of common stock are entitled to receive all remaining assets available for distribution to stockholders after satisfaction of our liabilities and the preferential rights of any preferred stock that may be outstanding at that time.

   Other Rights. Our outstanding common shares are fully paid and nonassessable. The holders of our common stock do not have any preemptive, conversion or redemption rights.

   Registrar and Transfer Agent. The registrar and transfer agent for our common stock is EquiServe Trust Company.

   Preferred Share Purchase Rights. We have adopted a rights plan pursuant to which a preferred share purchase right is attached to each share of our common stock that is or becomes outstanding prior to October 31, 2008. The rights become exercisable 10 days after the public announcement that any person or group has (i) acquired 15% or more of the outstanding shares of our common stock, or (ii) initiated a tender offer for shares of our common stock, which, if consummated, would result in any person or group acquiring 15% or more of the outstanding shares of our common stock. Once exercisable, each right will entitle the holder to purchase one one-thousandth of a share of our Series A junior participating preferred stock, par value $1.00 per share, at a price of $250.00 per one one-thousandth of a share, subject to adjustment. Alternatively, under certain circumstances involving an acquisition of 15% or more of our common stock outstanding, each right will entitle its holder to purchase, at a fifty percent discount, a number of shares of our common stock having a market value of two times the exercise price of the right. We may (i) exchange the rights at an exchange ratio of one share of our common stock per right, and (ii) redeem the rights, at a price of $0.01 per right, at any time prior to an acquisition of 15% or more of the outstanding shares of our common stock by any person or group.

   Some Important Charter and Statutory Provisions. Our certificate of incorporation provides for the division of our board of directors into three classes of directors, each serving staggered, three year terms. Our certificate of incorporation further provides generally that any alteration, amendment or repeal of the sections of our certificate of incorporation dealing with the following subjects requires the approval of the holders of at least 80% of our outstanding voting power, unless such action is approved by a majority of our board of directors:

    .  the election and classification of the board of directors;

    .  liability of directors; and

    .  the vote requirements for amendments to our certificate of incorporation,

If any of these changes to our certificate of incorporation are approved by our board of directors, the approval of a majority of our outstanding voting power is required to make these changes effective.

   These provisions may have the effect of deterring hostile takeovers or delaying changes in control or management of the company.

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

   We are subject to the provisions of Section 203 of the Delaware General Corporation Law. In general, the statute prohibits a Delaware corporation which has a class of stock which is listed on a national stock exchange or which has 2,000 or more stockholders of record from engaging in a business combination with an interested stockholder (generally, the beneficial owner of 15% or more of the corporation's outstanding voting stock) for three years following the time the stockholder became an interested stockholder, unless, prior to that time, the corporation's board of directors approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder, or if at least two-thirds of the outstanding shares not owned by that interested stockholder approve the business combination, or if, upon becoming an interested stockholder, that stockholder owned at least 85% of the outstanding shares, excluding those held by officers, directors and some employee stock plans. A "business combination" includes a merger, asset sale, or other transaction resulting in a financial benefit, other than proportionately as a stockholder, to the interested stockholder.

                            DESCRIPTION OF WARRANTS

   General. We may issue warrants to purchase our debt or equity securities. We may issue warrants independently or together with any offered securities and the warrants may be attached to or separate from those offered securities. We will issue the warrants under warrant agreements to be entered into between us and a bank or trust company, as warrant agent, all as described in the applicable prospectus supplement. The warrant agent will act solely as our agent in connection with the warrants of the series being offered and will not assume any obligation or relationship of agency or trust for or with any holders or beneficial owners of warrants.

   The applicable prospectus supplement will describe the following terms, where applicable, of warrants in respect of which this prospectus is being delivered:

    .  the title of the warrants;

    . the designation, amount and terms of the securities for which the warrants are exercisable;

    . the designation and terms of the other securities, if any, with which the warrants are to be issued and the number of warrants issued with each such security;

    .  the price or prices at which the warrants will be issued;

    .  the aggregate number of warrants;

    . any provisions for adjustment of the number or amount of securities receivable upon exercise of the warrants or the exercise price of the warrants;

    . the price or prices at which the securities purchasable upon exercise of the warrants may be purchased;

    . if applicable, the date on and after which the warrants and the securities purchasable upon exercise of the warrants will be separately transferable;

    . if applicable, a discussion of the material United States federal income tax considerations applicable to the exercise of the warrants;

    . any other terms of the warrants, including terms, procedures and limitations relating to the exchange and exercise of the warrants;

    . the date on which the right to exercise the warrants shall commence, and the date on which the right shall expire;

    . the maximum or minimum number of warrants which may be exercised at any time; and

    .  information with respect to book-entry procedures, if any.

   Exercise of Warrants. Each warrant will entitle the holder of warrants to purchase for cash the amount of debt or equity securities, at the exercise price as shall be set forth in, or be determinable as set forth in, the prospectus supplement relating to the warrants. Warrants may be exercised at any time up to the close of business on the expiration date set forth in the prospectus supplement relating to the warrants. After the close of business on the expiration date, unexercised warrants will become void.

   Warrants may be exercised as set forth in the prospectus supplement relating to the warrants. When the warrant holder makes the payment and properly completes and signs the warrant certificate at the corporate trust office of the warrant agent or any other office indicated in the prospectus supplement, we will, as soon as possible, forward the debt or equity securities which the warrant holder has purchased. If the warrant holder exercises the warrant for less than all of the warrants represented by the warrant certificates, we will issue a new warrant certificate for the remaining warrants.

                  DESCRIPTION OF THE STOCK PURCHASE CONTRACTS
                           AND STOCK PURCHASE UNITS

   We may issue stock purchase contracts, including contracts obligating holders to purchase from us, and us to sell to the holders, a specified number of shares of common stock at a future date or dates, which we refer to herein as "stock purchase contracts." The price per share of common stock and the number of shares of common stock may be fixed at the time the stock purchase contracts are issued or may be determined by reference to a specific formula set forth in the stock purchase contracts. The stock purchase contracts may be issued separately or as part of units consisting of a stock purchase contract and debt securities, obligations of third parties, including U.S. treasury securities, securing the holders' obligations to purchase the common stock under the stock purchase contracts, which we refer to herein as "stock purchase units." The stock purchase contracts may require holders to secure their obligations thereunder in a specified manner. The stock purchase contracts also may require us to make periodic payments to the holders of the stock purchase units or vice versa, and such payments may be unsecured or refunded on some basis.

   The applicable prospectus supplement will describe the terms of the stock purchase contracts or stock purchase units. The description in the prospectus supplement will not necessarily be complete, and reference will be made to the stock purchase contracts, and, if applicable, collateral or depositary arrangements, relating to the stock purchase contracts or stock purchase units. Material United States federal income tax considerations applicable to the stock purchase units and the stock purchase contracts will also be discussed in the applicable prospectus supplement.

                             PLAN OF DISTRIBUTION

   We may sell any series of debt or equity securities:

    .  through underwriters or dealers;

    .  through agents;

    .  directly to one or more purchasers; or

    .  directly to stockholders.

   We may effect the distribution of the debt or equity securities from time to time in one or more transactions either:

    .  at a fixed price or prices which may be changed;

    .  at market prices prevailing at the time of sale;

    .  at prices relating to such prevailing market prices; or

    .  at negotiated prices.

   For each offering of debt or equity securities, the prospectus supplement will describe the plan of distribution.

   If we use underwriters in the sale, they will buy the debt or equity securities for their own account. The underwriters may then resell the debt or equity securities in one or more transactions at a fixed public offering price or at varying prices determined at the time of sale or after the sale. The obligations of the underwriters to purchase the debt or equity securities will be subject to various conditions. The underwriters will be obligated to purchase all the debt or equity securities offered if they purchase any debt or equity securities. Any initial public offering price and any discounts or concessions allowed or re-allowed or paid to dealers may be changed from time to time.

   If we use dealers in the sale, we will sell debt or equity securities to these dealers as principals. The dealers may then resell the debt or equity securities to the public at varying prices to be determined by these dealers at the time of resale. If we use agents in the sale, they will use their reasonable best efforts to solicit purchasers for the period of their appointment. If we sell directly, no underwriters or agents would be involved. We are not making an offer of debt or equity securities in any state that does not permit such an offer.

   Underwriters, dealers and agents that participate in the debt or equity securities distribution may be deemed to be underwriters as defined in the Securities Act of 1933. Any discounts, commissions, or profit they receive when they resell the debt or equity securities may be treated as underwriting discounts and commissions under that Act. We may have agreements with underwriters, dealers and agents to indemnify them against various civil liabilities, including certain liabilities under the Securities Act of 1933, or to contribute with respect to payments that they may be required to make.

   We may authorize underwriters, dealers or agents to solicit offers from institutions whereby the institution contractually agrees to purchase the debt or equity securities from us on a future date at a specified price. This type of contract may be made only with institutions that we specifically approve. These institutions could include banks, insurance companies, pension funds, investment companies and educational and charitable institutions. The underwriters, dealers or agents will not be responsible for the validity or performance of these contracts.

   Underwriters, dealers and agents may engage in transactions with us or perform services for us in the ordinary course of business.

                  VALIDITY OF THE DEBT AND EQUITY SECURITIES

   Sheppard, Mullin, Richter & Hampton LLP, Los Angeles, California, will issue an opinion about the legality of the debt and equity securities for us. Underwriters, dealers or agents, who we will identify in a prospectus supplement may have their counsel opine about certain legal matters relating to the debt and equity securities.

                                    EXPERTS

   The consolidated financial statements and related financial statement schedule incorporated in this prospectus by reference from Northrop Systems' Annual Report on Form 10-K/A for the year ended December 31, 2000 have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report, which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

   With respect to the unaudited interim financial information of Northrop Grumman for the periods ended March 31, 2001 and June 30, 2001 and Northrop Systems for the periods ended March 31, 2000 and June 30, 2000 which is incorporated herein by reference, Deloitte & Touche LLP have applied limited procedures in accordance with professional standards for a review of such information. However, as stated in their reports included in Northrop Grumman's Quarterly Reports on Form 10-Q for the quarters ended March 31, 2001 and June 30, 2001 and incorporated by reference herein, they did not audit and they do not express an opinion on that interim financial information. Accordingly, the degree of reliance on their reports on such information should be restricted in light of the limited nature of the review procedures applied. Deloitte & Touche LLP are not subject to the liability provisions of Section 11 of the Securities Act of 1933 for their reports on the unaudited interim financial information because those reports are not "reports" or a "part" of the registration statement prepared or certified by an accountant within the meaning of Sections 7 and 11 of the Act.

   The consolidated financial statements incorporated in this prospectus by reference from Litton's Annual Report on Form 10-K for the year ended July 31, 2000 have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report, which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

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                        6,000,000 Equity Security Units

                         NORTHROP GRUMMAN CORPORATION

                          7.25% Equity Security Units

[LOGO] Northrop Grumman


                               -----------------
                          Joint Bookrunning Managers


JPMorgan
                                                           Salomon Smith Barney

                               -----------------



       Goldman, Sachs & Co. Lehman Brothers Merrill Lynch & Co. SG Cowen


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